As filed with the Securities and Exchange Commission on April 20, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	06-1385548
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1521 Concord Pike
Brandywine West
Suite 301
Wilmington, Delaware   19803
(302) 778-8227
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

See Table of Additional Registrants Below

Karen G. Narwold, Esq.
Vice President, General Counsel, Human Resources & Secretary
GrafTech International Ltd.
1521 Concord Pike
Brandywine West
Suite 301
Wilmington, Delaware   19803
(302) 778-8227
(Name, address, including zip code and telephone number,
including area code, of agent for service)

With a copy to:
M. Ridgway Barker, Esq.
Kelley Drye & Warren LLP
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
(203) 324-1400

        Approximate date of commencement of proposed sale to the public:   From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
1 5/8% Convertible Senior Debentures of GrafTech International Ltd.	$225,000,000.00 principal amount	111.75%(1)	$251,437,500.00	$31,857.13
Guarantees of Debentures by certain subsidiaries of GrafTech International Ltd.(2)	--	--	--	--
Common Stock, par value $.01 per share, of GrafTech International Ltd. (3)(4)	13,570,560 shares	--	--	(5)

(1)	The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and represents the average bid and ask prices of the Debentures on the PORTAL market on April 14, 2004.

(2)	Pursuant to Rule 457(n), no additional or separate registration fees are payable in connection with the registration of the guarantees because no additional consideration will be received for the guarantees.

(3)	Represents the number of shares of common stock issuable upon conversion of the Debentures at the initial conversion rate of 60.3136 shares of common stock per $1,000 principal amount of Debentures. Pursuant to Rule 416, includes an indeterminate number of additional shares of common stock that may become issuable upon conversion of the Debentures pursuant to anti-dilution provisions. No separate consideration will be received in connection with the issuance of such additional shares of common stock.

(4)	Also includes rights associated with common stock pursuant to the Rights Agreement dated August 7, 1998 between GrafTech International Ltd. and Computershare Investor Services, LLC, as amended.

(5)	Pursuant to Rule 457(i), no additional or separate registration fees are payable in connection with the registration of common stock issuable upon conversion of the Debentures because no additional consideration will be received in connection with such exercise.

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	I.R.S. Employer Identification Number	Address, including zip code and telephone number, including area code, of each registrant's principal executive office
GrafTech Finance Inc.	Delaware	62-1808846	1521 Concord Pike Brandywine West Suite 301 Wilmington, Delaware 19803 (302) 778-8227

GrafTech Global Enterprises Inc.	Delaware	06-1415602	1521 Concord Pike Brandywine West Suite 301 Wilmington, Delaware 19803 (302) 778-8227

UCAR Carbon Company Inc.	Delaware	06-1249029	1521 Concord Pike Brandywine West Suite 301 Wilmington, Delaware 19803 (302) 778-8227

UCAR Carbon Technology LLC	Delaware	06-1258220	1521 Concord Pike Brandywine West Suite 301 Wilmington, Delaware 19803 (302) 778-8227

UCAR International Trading Inc.	Delaware	06-1419027	1521 Concord Pike Brandywine West Suite 301 Wilmington, Delaware 19803 (302) 778-8227

Prospectus

GrafTech International Ltd.

1 5/8% Convertible Senior Debentures
and
Common Stock Issuable Upon Conversion of the Debentures

        We issued $225,000,000 aggregate principal amount of Debentures in January 2004 in a private offering pursuant to Rule 144A under the Securities Act. The selling security holders named in this prospectus or any prospectus supplements may offer and sell the Debentures and the shares of our common stock issuable upon conversion of the Debentures. We will not receive any proceeds from this offering.

        We will pay interest on the Debentures at a rate of 1 5/8% per annum semi-annually on January 15 and July 15 of each year, commencing on July 15, 2004. The Debentures will mature on January 15, 2024, unless earlier converted by the holders or redeemed or repurchased by us. The Debentures are general unsecured senior obligations of GTI and rank equally with any present and future senior debt of GTI. The Debentures rank senior to any subordinated debt of GTI and are effectively subordinated to any secured debt of GTI, to the extent of the value of the assets securing such debt. The Debentures are guaranteed on a senior unsecured basis by our domestic subsidiaries holding a substantial majority of our U.S. assets. The Debentures are not guaranteed by our foreign subsidiaries and certain of our domestic subsidiaries. Each subsidiary guarantee is a general unsecured senior obligation of the subsidiary guarantor and ranks equally with any present and future senior debt of the subsidiary guarantor. Each subsidiary guarantee ranks senior to any subordinated debt of the subsidiary guarantor and is effectively subordinated to any secured debt of the subsidiary guarantor, to the extent of the value of the assets securing such debt. The Debentures and each subsidiary guarantee are structurally subordinated to present and future debt and other obligations of each subsidiary of GTI that is not a subsidiary guarantor.

        You may convert your Debentures into shares of our common stock at a conversion rate of 60.3136 shares per $1,000 principal amount (equal to a conversion price of approximately $16.58 per share), subject to adjustment upon certain events, only under the following circumstances:

o	prior to January 15, 2019, in any fiscal quarter after the fiscal quarter ending March 31, 2004, if the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading days ending on the first trading day of such fiscal quarter is greater than 125% of the conversion price per share on such trading day;

o	on or after January 15, 2019, at any time after the last reported sales price of our common stock on any date is greater than 125% of the then current conversion price;

o	during the 5 business days after any 10 consecutive trading days in which the trading price per $1,000 principal amount of Debentures for each such trading day was less than 98% of the product of the last reported sale price of our common stock and the then current conversion rate;

o	if the Debentures are called for redemption;

o	upon the occurrence of certain corporate transactions; and

o	upon the occurrence of certain credit rating events.

        Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described in this prospectus.

        Prior to January 15, 2011, we may redeem the Debentures, in whole or in part, at any time, for cash at a redemption price equal to 100% of principal amount, plus accrued and unpaid interest and liquidated damages, if any, to (but excluding) the redemption date, only if the last reported sale price of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days during the 30 consecutive trading days ending on the trading day prior to the date on which we mail the notice of redemption. If we so redeem the Debentures, we will make an additional payment in cash, shares of our common stock or a combination thereof on the redeemed Debentures equal to the present value of all remaining scheduled payments of interest on the Debentures to be redeemed through and including January 15, 2011. On or after January 15, 2011, we may redeem the Debentures, in whole or in part, at any time, for cash at a redemption price equal to 100% of principal amount, plus accrued and unpaid interest and liquidated damages, if any, to (but excluding) the redemption date.

        You may require us to repurchase some or all of your Debentures on January 15, 2011, January 15, 2014 or January 15, 2019, or if we experience a “fundamental change,” at a repurchase price equal to 100% of principal amount, plus accrued and unpaid interest (and liquidated damages, if any) to (but excluding) the repurchase date. We may, at our option, pay the price in cash, shares of our common stock or a combination thereof, except that we will pay accrued and unpaid interest (and liquidated damages, if any) in cash.

        Our common stock is traded on the New York Stock Exchange, or NYSE, under the trading symbol “GTI.” On April 19, 2004, the last reported sale price of our common stock on the NYSE was $14.71 per share.

_________________

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11.

_________________

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2004.

TABLE OF CONTENTS

	Page		Page
About This Prospectus	i	Selling Security Holders	33
Where You Can Find More Information	i	Description of Our Financing Structure and Ranking of Debentures	35
Incorporation of Certain Documents by Reference	ii	Description of Debentures	39
Preliminary Notes	iii	Book-Entry System	71
Forward Looking Statements	vi	Description of Our Capital Stock	73
Summary	1	Material U.S. Federal Income Tax Considerations	82
Risk Factors	11	Plan of Distribution	87
Ratio of Earnings to Fixed Charges	32	Legal Matters	89
Use of Proceeds	32	Experts	89

_________________

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the SEC utilizing a shelf registration process. Under this shelf registration process, selling security holders may, from time to time, offer and sell Debentures and shares of our common stock issued upon conversion thereof pursuant to this prospectus.

        We may, from time to time, provide a prospectus supplement to add, update or change information contained in this prospectus relating to the selling security holders and the plan of distribution of their Debentures and shares of our common stock issued upon conversion thereof. It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus supplement before making a decision whether to invest in Debentures or shares of our common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference” in this prospectus.

        You should rely only on the information provided in this prospectus and any prospectus supplements, including the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus or any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference in this prospectus or any prospectus supplement, is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be. Our financial condition, results of operations, cash flows or business may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges. Our reports and proxy statements and other information relating to us can also be read and copied at the NYSE located at 20 Broad Street, New York, New York 10005, (212) 656-5060.

i

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to our securities described in this prospectus. References to the “Registration Statement” or the “Registration Statement of Which This Prospectus is a Part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus and any prospectus supplement does not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the SEC’s web site described above and can be read and copied at the locations described above.

        Each statement made in this prospectus or a prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

        We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. We maintain a web site at http://www.graftech.com. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to “Incorporate by Reference” in this prospectus and any prospectus supplement the information contained in other documents filed separately with the SEC. This means that we can disclose important information to you by referring you to other documents filed with the SEC that contain such information. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Information disclosed in documents that we file later with the SEC will automatically add to, update and change information previously disclosed. If there is additional information in a later filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later filed document, you should rely on the information in the later dated document.

        We incorporate by reference the documents listed below (and the documents incorporated by reference therein) that we have previously filed, and any documents that we may file in the future, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offerings contemplated by this prospectus are completed:

o	our annual report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 15, 2004;

o	our proxy statement on Schedule 14A, dated April 14, 2004, filed with the SEC on April 14, 2004;

o	our current report on Form 8-K, dated April 6, 2004, filed with the SEC on April 12, 2004;

o	the description of our common stock contained in our registration statement on Form 8-A (File No. 1-13888), filed with the SEC under Section 12 of the Exchange Act on July 28, 1995;

o	the description of our common stock contained in amendment no. 1 to our registration statement on Form 8-A (File No. 1-13888), filed with the SEC under Section 12 of the Exchange Act on September 17, 2003;

o	the description of our preferred share purchase rights contained in our registration statement on Form 8-A (File No. 1-13888), filed with the SEC under Section 12 of the Exchange Act on September 10, 1998; and

o	the description of our preferred share purchase rights contained in amendment no. 1 to our registration statement on Form 8-A (File No. 1-13888), filed with the SEC under Section 12 of the Exchange Act on September 17, 2003.

        Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment or subsequent amendment to this prospectus or an applicable prospectus supplement, in any subsequent applicable prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.

        You may obtain a copy of these filings, excluding exhibits (but including exhibits that are specifically incorporated by reference), free of charge, by oral or written request directed to: GrafTech International Ltd., 1521 Concord Pike, Brandywine West, Suite 301, Wilmington, Delaware 19803, Attention: Elise A. Garofalo, Director of Investor Relations, Telephone (302) 778-8227.

PRELIMINARY NOTES

Important Terms

        We use the following terms to identify various companies or groups of companies or other matters. These terms help to simplify the presentation of information in this prospectus.

“AET”refers to Advanced Energy Technology Inc. only. AET is our 97.5% owned subsidiary engaged in the development, manufacture and sale of natural graphite products. Prior to January 1, 2003, AET was named Graftech Inc.

“Amended and Restated Certificate of Incorporation” and “Amended and Restated By-Laws” mean those of GTI.

“Board of Directors” means GTI's Board of Directors.

“Carbone Savoie” refers to Carbone Savoie S.A.S. and its subsidiaries. Carbone Savoie is our 70% owned subsidiary engaged in the development, manufacture and sale of cathodes.

“Common stock” means GTI common stock, par value $.01 per share.

“Debt Securities” means our 10.25% senior notes due 2012 (the “Senior Notes”) and our 1 5/8% convertible senior debentures due 2024 (the “Debentures”). The Senior Notes were issued under an Indenture dated February 15, 2002 (as supplemented, the “Senior Note Indenture”). The Debentures were issued under an Indenture dated January 22, 2004 (the “Debenture Indenture”).

“GrafTech Finance” refers to GrafTech Finance Inc. only. GrafTech Finance is a direct wholly owned, special purpose finance subsidiary of GTI and the borrower under the our principal senior secured bank credit facilities (as amended, (the "Senior Facilities"), which includes our principal revolving credit facility (the "Revolving Facility"). GrafTech Finance is the issuer of the Senior Notes and a guarantor of the Debentures. Prior to June 7, 2002, GrafTech Finance was named UCAR Finance Inc.

“GrafTech Global” refers to GrafTech Global Enterprises Inc. only. GrafTech Global is a direct wholly owned subsidiary of GTI and the direct or indirect holding company for all of our operating subsidiaries. GrafTech Global is a guarantor of the Senior Notes, the Debentures and the Senior Facilities. Prior to June 7, 2002, GrafTech Global Enterprises Inc. was named UCAR Global Enterprises Inc.

“GTI” refers to GrafTech International Ltd. only. GTI is our public parent company and the issuer of the Debentures and our publicly traded common stock and the related preferred share purchase rights registered under the Exchange Act and listed on the NYSE. GTI is a guarantor of the Senior Notes and the Senior Facilities. Prior to our Annual Meeting of Stockholders for 2002, GTI was named UCAR International Inc.

“Subsidiaries” refers to those companies that, at the relevant time, are or were majority owned or wholly owned directly or indirectly by GTI or its predecessors to the extent that those predecessors’ activities related to the graphite and carbon business. All of GTI’s subsidiaries have been wholly owned (with de minimis exceptions in the case of certain foreign subsidiaries) from at least January 1, 2000 through December 31, 2003, except for:

o	Carbone Savoie, which has been and is 70% owned; and

o	AET, which was 100% owned until it became 97.5% owned in June 2001.

Our 100% owned Brazilian cathode manufacturing operations were contributed to Carbone Savoie and, as a result, became 70% owned on March 31, 2001.

“UCAR Carbon” refers to UCAR Carbon Company Inc. only. UCAR Carbon is our wholly owned subsidiary through which we conduct most of our U.S. operations. UCAR Carbon is a guarantor of the Senior Notes, the Debentures and the Senior Facilities.

“We,” “us” or “our” mean GTI and its subsidiaries collectively or, if the context so requires, GTI, GrafTech Global or GrafTech Finance, individually.

        Presentation of Financial, Market and Legal Data. We present our financial information on a consolidated basis. This means that we consolidate financial information for all subsidiaries where our ownership is greater than 50%. As a result, the financial information for Carbone Savoie and AET is consolidated on each line of the Consolidated Financial Statements and the equity of the other owners in those subsidiaries is reflected on the lines entitled “minority stockholders’ equity in consolidated entities” and “minority stockholders’ share of income.” We use the equity method to account for 50% or less owned interests, including our 25% owned joint venture in China with Jilin Carbon Co. Ltd. (together with its affiliates, “Jilin”).

        All financial information at and for periods ended on or before December 31, 2002 has been restated to reflect changes in accounting for reportable segments (as required by Statement of Financial Accounting Standards (“SFAS”) No. 131 to reflect changes in the organization of our businesses effective January 2003), accounting for discontinued operations (as required by SFAS No. 144 to reflect the sale of our non-strategic composite tooling business in June 2003) and reclassification of extraordinary items and corresponding adjustments to provisions for income taxes (as required by SFAS No. 145, which we adopted effective January 2003). All financial information at and for periods ended on subsequent dates was originally and is currently being reported on the same basis as the restated financial information. The restatement does not change previously reported consolidated net income, basic or diluted earnings per share, consolidated total assets or liabilities, or consolidated cash flows from operating activities, investment activities or financial activities.

        References to cost in the context of our low cost advantages and strategies do not include the impact of special or non-recurring charges, expenses or credits, such as those related to investigations, lawsuits, claims, restructurings or impairments, or the impact of changes in accounting principles.

        The legal and tax restructuring and global realignment mentioned in this prospectus or the documents incorporated by reference are part of the corporate realignment of our subsidiaries. The tax benefits from the realignment have been recorded separately from expenses to implement the realignment (which are included in other (income) expense, net, on the Consolidated Statements of Operations).

        Unless otherwise noted, when we refer to dollars, we mean U.S. dollars.

        All cost savings and reductions relating to our 1998 enhanced global restructuring and rationalization plan are estimates based on a comparison, with respect to provision for income taxes, to costs in 1998 or, for all other costs, to costs in the 1998 fourth quarter (annualized). Calculation of cost savings under the 1998 plan includes the effects of changes in currency exchange rates and production levels. All cost savings and reductions relating to our 2002 major cost savings plan are estimates or targets based on a comparison to costs in 2001. For purposes of calculating the cost savings related to the 2002 plan, savings relating to graphite electrode production cost per metric ton are determined based on annual graphite electrode production volume of about 180,000 metric tons and certain other savings are determined based on annual overhead costs (which includes research and development expense, but excludes variable compensation expense) of $90 million, annual interest expense of $60 million and an effective income tax rate of 45% (before taking into account the corporate realignment of our subsidiaries). These amounts approximate actual amounts in 2001. Calculation of cost savings under the 2002 plan excludes the effects of the changes in currency exchange rates between the euro and the dollar, but includes the effects of changes in currency exchange rates between other currencies and includes the effects of changes in production levels.

        References to spot prices for graphite electrodes mean prices under individual purchase orders (not part of an annual or other extended purchase arrangement) for near term delivery for use in large steel melting electric arc furnaces (as distinct from, for example, a ladle furnace or a furnace producing non-ferrous metals).

        Neither any statement made in this prospectus, any prospectus supplement or the documents incorporated by reference nor any charge taken by us relating to any legal proceedings constitutes an admission as to any wrongdoing.

v

        Unless otherwise specifically noted, market and market share data in this prospectus, any prospectus supplement or the documents incorporated by reference are our own estimates. Market data relating to the steel, aluminum, electronics, semiconductor, transportation, petrochemical and other metals industries, our general expectations concerning such industries and our market position and market share within such industries, both domestically and internationally, are derived from trade publications relating to those industries and other industry sources as well as assumptions made by us, based on such data and our knowledge of such industries. Market data relating to the fuel cell power generation industry, our general expectations concerning such industry and our market position and market share within such industry, both domestically and internationally, are derived from publications by securities analysts relating to Ballard Power Systems Inc., other industry sources and public filings, press releases and other public documents of Ballard Power Systems as well as assumptions made by us, based on such data and our knowledge of the industry. Market and market share data relating to the graphite and carbon industry as well as cost information relating to our competitors, our general expectations concerning such industry and our market position and market share within such industry, both domestically and internationally, are derived from the sources described above and public filings, press releases and other public documents of our competitors as well as assumptions made by us, based on such data and our knowledge of such industry. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Forward Looking Statements” and “Risk Factors” in this prospectus. We cannot guarantee the accuracy or completeness of this market and market share data and have not independently verified it. None of the sources mentioned above has consented to the disclosure or use of data in this prospectus, any prospectus supplement or the documents incorporated by reference.

        Unless otherwise noted, references to “market shares” are based on sales volumes in 2003, to “major product lines” mean graphite electrodes, cathodes and natural graphite products, and to “natural graphite products” does not include mined natural graphite flake.

        Unless otherwise noted, references to “capacity utilization rates” for the graphite electrode industry refer to actual or effective annual manufacturing capacity as opposed to theoretical or rated annual manufacturing capacity and references to capacity utilization rates in excess of 95% mean maximum or virtually maximum operating levels or utilization rates. In determining capacity utilization rates, we have used an average of available capacity during the course of the relevant year.

FORWARD LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents incorporated by reference contain forward looking statements. In addition, we or our representatives have made or may make forward looking statements on telephone or conference calls, by webcasts or emails, in person, in presentations or written materials, or otherwise. These include statements about such matters as: future production and sales of steel, aluminum, electronic devices, fuel cells and other products that incorporate our products or that are produced using our products; future prices and sales of and demand for such products; future operational and financial performance of our businesses; strategic plans; impacts of regional and global economic conditions; interest rate management activities; rationalization, restructuring, realignment, strategic alliance, raw material and supply chain, technology development and collaboration, investment, acquisition, joint venture, operational, tax, financial and capital projects; legal matters; consulting projects; potential offerings, sales and other actions regarding debt or equity securities of us or our subsidiaries; and future costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. The words “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal” and similar expressions identify some of these statements.

        Actual future events and circumstances (including future results and trends) could differ materially from those set forth in these statements due to various factors. These factors include:

o	the possibility that global or regional economic conditions affecting our products may not improve or may worsen due to geopolitical events, governmental actions or other factors;

o	the possibility that additions to capacity for producing steel in electric arc furnaces may not occur, that reductions in graphite electrode manufacturing capacity may not continue or that increases in graphite electrode manufacturing capacity may occur;

o	the possibility that increases in production of steel in electric arc furnaces or reductions in graphite electrode manufacturing capacity may not result in stable or increased demand for or prices or sales volume of graphite electrodes;

o	the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in the aluminum smelting process;

o	the possibility that additions to aluminum smelting capacity using graphite cathodes may not occur or that increases in production of graphite cathodes by competitors may occur;

o	the possibility that increases in production of aluminum or stable production of graphite cathodes by competitors may not result in stable or increased demand for or prices or sales volume of graphite cathodes;

o	the possibility that actual graphite electrode prices in the future may be different than current spot prices due to changes in product mix, changes in currency exchange rates, changes in competitive market conditions or other factors;

o	the possibility of delays in or failure to achieve successful development and commercialization of new or improved electronic thermal management or other products;

o	the possibility of delays in or failure to achieve widespread commercialization of proton exchange membrane (“PEM”) fuel cells which use our products or that manufacturers of PEM fuel cells may obtain those products from other sources;

o	the possibility that end markets for our products (other than those mentioned above) may not improve or may worsen;

o	the possibility of delays in meeting or failure to meet contractually specified or other product development milestones or delays in expanding or failure to expand our manufacturing capacity to meet growth in demand for existing, new or improved products, if any;

o	the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others;

o	the occurrence of unanticipated events or circumstances relating to antitrust investigations, lawsuits or claims or to the lawsuit initiated by us against our former parents;

o	the possibility that expected cost savings from our 2002 major cost savings plan or our other cost savings efforts will not be fully realized;

o	the possibility that the anticipated benefits from the corporate realignment of our subsidiaries or the refinement of our organizational structure into three lines of business may be delayed or may not occur;

o	the possibility that our provision for income taxes and effective income tax rate (as distinguished from our tax payments) may fluctuate significantly based on changes in financial performance of subsidiaries in various countries, changes in estimates of future ability to use foreign tax credits, changes in tax laws and other factors;

o	the occurrence of unanticipated events or circumstances relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, or raw material or energy supplies or cost;

o	changes in interest rates, in currency exchange rates (including those impacting our euro-denominated antitrust liabilities or non-dollar denominated intercompany loans), in competitive conditions or in inflation affecting our raw material, energy or other costs;

o	the possibility of failure to satisfy conditions or milestones under, or occurrence of breach of terms of, our strategic alliances with Pechiney, Ballard Power Systems or others;

o	the possibility of changes in appropriation or non-appropriation of government funds for, or our failure to satisfy eligibility conditions to, government grants awarded to us;

o	the possibility that changes in financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under the Senior Facilities;

o	the possibility that we may not complete planned asset sales for amounts or at times anticipated or at all or that we may not achieve the earnings estimates that we provide as guidance from time to time; and

o	other risks and uncertainties, including those described elsewhere in this prospectus or our other SEC filings, as well as future decisions by us.

        Occurrence of any of the events or circumstances described above could also have a material adverse effect on our business, financial condition, results of operations or cash flows.

        No assurance can be given that any future transaction about which forward looking statements may be made will be completed or as to the timing or terms of any such transaction.

        All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC’s rules, we have no duty to update these statements.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus and in the documents incorporated by reference. It does not contain all of the information that you should consider before making a decision to invest in the Debentures or our common stock. You should read carefully the entire prospectus, any applicable prospectus supplement and the documents incorporated by reference, including “Risk Factors” and the Consolidated Financial Statements and Notes thereto included elsewhere or incorporated by reference in this prospectus and any applicable prospectus supplement.

GrafTech International Ltd.

        We are one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon products and related technical and research and development services. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We have 13 state-of-the-art manufacturing facilities strategically located on four continents, in more diverse locations than the facilities of any of our competitors. We have customers in about 60 countries, including industry leaders such as Arcelor, Nucor and Bao Steel in steel, Alcoa, Pechiney and Alcan in aluminum, Cisco, IBM and Intel in electronics, MEMC Electronic Materials in semiconductors and Ballard Power Systems in fuel cells.

        We have the largest share of the worldwide market for electrodes and cathodes. We have a uniquely positioned global manufacturing network, which we believe cannot be replicated by any of our competitors due to the capital investment, technology and process know-how required to do so. We believe that our network has the largest manufacturing capacity, has one of the lowest manufacturing cost structures of all of our major competitors and delivers the highest level quality products. Over the last few years, we have rationalized our graphite electrode and cathode facilities and redeployed capacity to larger facilities in lower cost countries. This allows us to achieve significant increases in productivity and output from our existing assets, including economies of scale and other cost savings that we believe will increase as we grow our sales. We believe that our network provides us with the operational flexibility to source customer orders from the facility that optimizes our profitability and, with the continuing consolidation in the steel and aluminum industries, provides us a significant growth opportunity in serving larger multi-plant global customers.

        We believe that we are the industry leader in graphite and carbon materials science and high temperature processing know-how, and that we operate the premier research, development and testing facilities in our industry. We have over 100 years of experience in the research and development of these technologies, and our intellectual property portfolio is extensive.

        We believe that our technological capabilities for developing products with superior thermal, electrical and physical characteristics provide a differentiating advantage. These capabilities have enabled us to accelerate development and commercialization of our technologies to exploit markets with high growth potential for us, including products for electronic thermal management and fuel cell applications.

        We have developed, over the past two years, natural graphite electronic thermal management products and secured product approvals and purchase commitments from a wide range of industry leaders, such as Cisco, IBM and Intel, based on superior thermal performance, weight, adaptability and cost characteristics as compared to alternative products. Thermal management products are designed to dissipate heat generated by electronic devices. We expect demand for our products to grow as industry trends continue toward smaller, more powerful electronic devices that generate more heat and require more advanced thermal management solutions.

        We are the leading manufacturer of natural graphite products for PEM fuel cells and fuel cell systems. Fuel cells provide environmentally friendly electrical power generation. We expect continued commercialization of fuel cells, encouraged by current governmental programs and driven by concerns relating to the U.S. electrical power grid, environmental protection, foreign oil dependency and other factors. We estimate that the market for our fuel cell products in 2012 will exceed $500 million. About 85% of the 175 fuel cell vehicles that were operational worldwide in 2003 and are expected to be operational in 2004 were or will be powered by Ballard Power Systems fuel cells. Our products are essential components of those fuel cells. Ballard Power Systems, the world leader in PEM fuel cells, is our strategic partner under an exclusive product supply agreement that continues through 2016 and an exclusive collaboration agreement that continues through 2011.

Lines of Business

        We have three lines of business: synthetic graphite; natural graphite; and advanced carbon materials. Synthetic graphite constitutes its own reportable segment, and natural graphite and advanced carbon materials together constitute our other reportable segment.

        Synthetic Graphite. Our synthetic graphite line of business manufactures and delivers high quality graphite electrodes, cathodes and advanced synthetic graphite products as well as related services. Electrodes and cathodes are key components of the conductive power systems used to produce steel, aluminum and other non-ferrous metals. Advanced synthetic graphite products include primary and specialty products for transportation, semiconductor and other markets. We believe there is currently no commercially viable substitute for graphite electrodes in electric arc furnace steel production or for cathodes in aluminum smelting.

        Graphite electrodes are consumed primarily in electric arc furnace steel production, the steel making technology used by all “mini-mills,” typically at a rate of one graphite electrode every eight to ten operating hours (“a stick a shift”). Mini-mills constitute the higher long term growth sector of the steel industry.

        Cathodes are used in aluminum smelting furnaces, and demand for cathodes is driven by construction of new smelters and relines and upgrades of existing smelters. We operate our cathode business through a 70% owned joint venture with Pechiney, the world’s recognized leader in aluminum smelting technology. In late 2003, Pechiney was acquired by Alcan, one of the world’s largest aluminum producers.

        Natural Graphite. We invented natural graphite products, consisting of advanced flexible graphite and flexible graphite. Advanced flexible graphite products include highly engineered thermal interface products, heat spreaders and heat sinks for electronic device applications. We also manufacture highly engineered flow field plates, gas diffusion layers and other advanced flexible graphite products for PEM fuel cells and fuel cell systems for use in the power generation and transportation markets. Flexible graphite products include gasket and sealing materials for high temperature and corrosive environments in automotive, petrochemical and other applications. We are one of the world’s largest manufacturers of natural graphite products for all of these uses and applications.

        Advanced Carbon Materials. Our advanced carbon materials line of business includes carbon electrodes and refractories as well as related services. Carbon electrodes are used in the production of ferro-alloys and silicon metal, a raw material primarily used in the manufacture of aluminum. Refractories are used primarily as submerged arc and other furnace hearth walls and bottoms.

Building Sustainable Competitive Advantages

        Over the past few years through late 2002, adverse global and regional economic conditions negatively impacted many of our markets. Our management team responded to these challenges and transformed our operations, building sustainable competitive advantages that enable us to compete successfully in our major product lines regardless of changes in economic conditions, to realize enhanced performance as economic conditions improve and to exploit growth opportunities from our intellectual property portfolio. During this period, we successfully implemented the following initiatives:

        Repositioned Global Manufacturing Network. We repositioned our global manufacturing network by, among other things, shutting down four of our higher cost graphite electrode manufacturing facilities and redeploying capacity to our six remaining larger, lower cost, strategically located facilities. The repositioning of our network allows us to deliver the same graphite electrode sales volume that we delivered over the past few years with a significantly lower fixed cost base. With these actions and our proprietary process and technological improvements, we now have the capability, depending on product demand and mix, to manufacture more than 220,000 metric tons of graphite electrodes from our existing assets. We also shutdown cathode and advanced synthetic graphite products manufacturing capacity and redeployed it to lower cost facilities and expanded our advanced flexible graphite manufacturing capacity. Together, since 1998, these repositioning actions resulted in a headcount reduction of over 30% and contributed a majority of the achieved cost savings described in this prospectus or the documents incorporated by reference.

        We believe that there are significant barriers to entrants to our industry, including the need for extensive product and process know-how and other intellectual property and a high initial capital investment. There have been no entrants in the graphite electrode industry for more than 50 years.

        Redesigned Global Manufacturing, Marketing and Sales Processes. We have evaluated virtually every aspect of our global supply chain, and we have redesigned and implemented changes to our global manufacturing, marketing and sales processes to leverage the strengths of our repositioned network. Among other things, we have eliminated manufacturing bottlenecks, improved product and service quality and delivery reliability, expanded our range of products, and improved our global sourcing and product mix for our customers. Since 1999, we have reduced annual customer compensation for graphite electrode quality claims from $3 million to less than $1 million. We also redirected marketing and sales activities to better service the needs of both existing and new customers. We estimate that we have increased our share of the worldwide market for graphite electrodes by more than 10%, from 19% in 2001 to about 21% in 2003.

        Accelerated Technology Development. We analyzed our intellectual property portfolio to identify new product opportunities in markets with high growth potential for us, redirected research to enhance and exploit our portfolio and accelerated development of products for those markets. Among other things, we developed patented advanced pin technology for graphite electrodes, patented processing technology for high performance graphite cathodes, products for PEM fuel cells that are enabling fuel cell commercialization, and new electronic thermal management technologies with over 140 product approvals from industry leading strategic partners, customers and others.

        In September 2003, we received R&D Magazine’s prestigious R&D 100 Award, granted to identify the 100 most technologically significant products and advancements each year, for our achievements in electronic thermal management heat sink products.

        Achieved Cost Savings. From 1998 through December 2001, we achieved recurring annual pretax cost savings of $132 million. From January 2002 through December 31, 2003, we achieved additional recurring pretax cost savings of $33 million. In addition to the rationalization of our facilities, we have, among other things, redesigned benefit plans, completed information technology outsourcing, and consolidated and streamlined administration and other activities. We believe that our cost savings programs have also enabled us to achieve one of the lowest manufacturing cost structures of all of our major competitors.

Business Strategies

        Our goal is to create stockholder value by maximizing cash flow from operations, and our business strategies are designed to expand upon the competitive advantages that our initiatives have created.

        Leveraging Our Unique Global Manufacturing Network. We believe that our unique global manufacturing network provides us with significant competitive advantages in costs and product quality, proximity to customers, timely and reliable delivery and operational flexibility to adjust product mix to meet the diverse needs of a wide range of customers. We believe we can further exploit this advantaged manufacturing network by redirecting our marketing and sales efforts toward and focusing our superior technical and customer service capabilities on:

o	the growing larger global customers created by the continuing consolidation trend within the steel and aluminum industries, to whom we believe we are better positioned than any of our competitors to offer products that meet their volume, product quality, product mix, delivery reliability and service needs at competitive prices; and

o	customers in targeted market segments where we have competitive advantages to meet identified customer needs due to the locations of our facilities, the range and quality of our products, the utilization of our capacity, the value of our customer technical service and other factors.

        Our activities have a customer driven focus, and we continually seek to identify customer needs and adjust our products and services to better service those needs. We believe that, in many cases, the growing larger global customer created by the continuing consolidation trend within the steel and aluminum industries are more creditworthy than other customers and that we are able to better manage our exposure to trade credit risk as we increase the percentage of our total net sales sold to these customers.

        We believe that our graphite electrode and cathode businesses have the leading market shares in the world and that, in 2003, our worldwide market share was:

o	about 21% in graphite electrodes;

o	about 25% in carbon electrodes; and

o	about 14% in cathodes.

        We sell these products in every major geographic market. Sales of these products outside the U.S. accounted for about 67% of net sales in 2001, 69% of net sales in 2002 and 67% of net sales in 2003. No single customer or group of affiliated customers accounted for more than 6% of our total net sales in 2001, 2002 and 2003.

        We have a strategic alliance with Pechiney, the world’s recognized leader in aluminum smelting technology. In late 2003, Pechiney was acquired by Alcan, one of the world’s largest aluminum producers. We believe that this alliance strengthens our position as the quality leader in the low cost production of high quality graphite cathodes. We believe that our advanced graphite cathode technology is enabling us to increase our market share of graphite cathodes sold upon the commencement of operation of the new, more efficient aluminum smelting furnaces that are being built as well as in substitution for carbon cathodes in relines and upgrades of existing smelting furnaces.

        We believe that we are the manufacturer best positioned to supply natural graphite products to the electronic thermal management and fuel cell markets. We are one of the world’s largest manufacturers of natural graphite for these markets as well as for automotive and petrochemical applications. We believe that, in 2003, our worldwide market share for natural graphite products was about 23%. We believe that we operate the most technologically sophisticated advanced natural graphite production line in the world. We have strategic alliances with leading chip makers and others in the electronics industry and with Ballard Power Systems, the world leader in PEM fuel cell technology.

        Delivering Exceptional and Consistent Quality. We believe that our products are among the highest quality products available in our industry. We have been awarded preferred or certified supplier status by many major steel and aluminum companies and have received numerous technological innovation and other awards by industry groups, customers and others. Using our technological capabilities, we continually seek to improve the consistent overall quality of our products and services, including the performance characteristics of each product, the uniformity of the same product manufactured at different facilities and the expansion of the range of our products. We believe that improvements in overall quality create significant efficiencies for us, provide us the opportunity to increase sales volumes and market share, and create market opportunities for us and production efficiencies for our customers.

        Providing Superior Technical Service. We believe that we are the recognized industry leader in providing value added technical services to customers for our major product lines. We believe that we have the largest customer technical service and related supporting engineering and scientific organizations in our industry, with more than 245 engineers, scientists and specialists around the world. Our employees assist key steel and other metals customers in furnace design, operation and upgrade to reduce energy consumption, improve raw material costs and increase output. In addition, our employees assist customers and others who design, develop or produce electronic devices to integrate our advantaged advanced flexible graphite product solutions into their new devices.

        Accelerating Commercialization of Advantaged Technologies. We believe that our leading technological and manufacturing capabilities and strengths provide us with a significant growth opportunity as well as a competitive advantage. We seek to exploit these capabilities across all of our businesses, to improve existing products, such as supersize graphite electrodes used in the most demanding electric arc furnace steel production furnaces and high performance graphite cathodes that have become the preferred technology in the industry, and to develop and commercialize new products for markets with high growth potential for us. We analyzed our intellectual property portfolio to identify new product opportunities in markets with high growth potential for us, redirected research to enhance and exploit our portfolio and accelerated development of products for those markets. Among other things, we developed patented advanced pin technology for graphite electrodes, patented processing technology for high performance graphite cathodes, products for PEM fuel cells that are enabling fuel cell commercialization, and new electronic thermal management technologies with over 140 product approvals from industry leading strategic partners, customers and others.

        We also believe that our strategic partners have entered into alliances with us due to, among other things, the strength of our technology and our research and development capabilities.

        Pursuing Cost Savings. In January 2002, we announced a major cost savings plan that we believe is one of the most aggressive cost reduction plans being implemented in our industry. We are targeting cumulative recurring annual pretax cost savings of $60 million in 2004 and $80 million in 2005. Savings achieved under the 2002 plan are additive to those which we achieved by the end of 2001 under our 1998 global restructuring and rationalization plan. We achieved recurring pretax cost savings of $19 million in 2003, for total cumulative savings of $33 million since January 2002.

        As part of the 2002 plan, we are continuing to implement global business and work process rationalization and transformation initiatives, including:

o	the streamlining of our organizational structure within our three major lines of business;

o	the consolidation and streamlining of order fulfillment, purchasing, finance and accounting, and human resource processes;

o	the identification and implementation of outsourcing opportunities;

o	the improvement in performance through realignment and enterprise-wide standardization of supply chain processes and systems; and

o	the improvement of interfaces and information technology infrastructures with trading partners.

These activities are targeted for completion by the end of 2005.

        Under the 2002 plan, we have sold and intend to sell real estate, non-strategic businesses and certain other non-strategic assets. Through December 31, 2003, we have completed sales generating net proceeds aggregating $24 million. We anticipate that the aggregate estimated pretax cash proceeds from these sales will total about $50 million by the end of 2004. We believe that these cost savings and asset sales will further enhance our performance.

_________________

        The GRAFTECH logo, GRAFCELL(R), eGRAF(R), GRAFOIL(R), GRAFGUARD(R), GRAFSHIELD(R)and SpreaderShield(TM)are our trademarks and trade names. This prospectus and the documents incorporated by reference also contain trademarks and trade names belonging to other parties.

        GTI and the subsidiary guarantors of the Debentures are Delaware corporations, except for UCAR Carbon Technology LLC, which is a Delaware limited liability company. Our principal executive offices are located at 1521 Concord Pike, Brandywine West, Suite 301, Wilmington, Delaware 19803, and our telephone number at that location is (302) 778-8227. We maintain a web site at http://www.graftech.com. The information contained on this web site is not part of this prospectus.

THE OFFERING

        The following summary contains basic information about the Debentures and shares of our common stock issuable upon conversion thereof and may not contain all of the information that may be important to you. For a more complete description of the Debentures and our common stock, see “Description of Debentures” and “Description of Our Capital Stock.”

Issuer	GrafTech International Ltd.

Selling Security Holders	See "Selling Security Holders."

Securities Offered	1 5/8% Senior Convertible Debentures and shares of our common stock issuable upon conversion thereof.

Maturity Date of the Debentures	January 15, 2024, unless earlier converted, redeemed or repurchased.

Interest on the Debentures and Interest Payment Dates	1 5/8% per annum payable semi-annually in arrears in cash on January 15 and July 15 of each year, commencing on July 15, 2004.

Guarantees of the Debentures	The Debentures are guaranteed on a senior unsecured basis by our domestic subsidiaries holding a substantial majority of our U.S. assets. The Debentures are not guaranteed by certain of our domestic subsidiaries or any of our foreign subsidiaries.

See the Notes to the Consolidated Financial Statements incorporated by reference in this prospectus for financial information regarding the guarantors of the Debentures.

Ranking of the Debentures	The Debentures are general unsecured senior obligations of GTI and rank equally with any present and future senior debt of GTI. The Debentures rank senior to any subordinated debt of GTI and are effectively subordinated to any secured debt of GTI, to the extent of the value of the assets securing such debt.

Each subsidiary guarantee of the Debentures is a general unsecured senior obligation of such subsidiary guarantor and ranks equally with any present and future senior debt of such subsidiary guarantor. Each subsidiary guarantee of the Debentures ranks senior to any subordinated debt of such subsidiary guarantor and is effectively subordinated to any secured debt of such subsidiary guarantor, to the extent of the value of the assets securing such debt.

The Debentures and each guarantee are structurally subordinated to present and future debt and other obligations, including trade payables, lease obligations and preferred stock, if any, of each subsidiary that is not a subsidiary guarantor of the Debentures.

See the Notes to the Consolidated Financial Statements incorporated by reference in this prospectus for financial information regarding the issuer and guarantors of the Debentures.

Conversion Rights of the Debentures	You may convert your Debentures into shares of our common stock at a conversion rate of 60.3136 shares per $1,000 principal amount of Debentures (equal to a conversion price of approximately $16.58 per share), subject to adjustment upon certain events, only under the following circumstances:

o	prior to January 15, 2019, in any fiscal quarter after the fiscal quarter ending March 31, 2004, if the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading days ending on the first trading day of such fiscal quarter is greater than 125% of the conversion price per share on such trading day;

o	on or after January 15, 2019, at any time after the last reported sale price of our common stock on any date is greater than 125% of the then current conversion price;

o	during the five business days after any ten consecutive trading days in which the trading price per $1,000 principal amount of Debentures for each such trading day was less than 98% of the product of the last reported sale price of our common stock and the then current conversion rate;

o	if those Debentures have been called for redemption by us;

o	upon the occurrence of specified corporate transactions as described under "Description of Debentures--Conversion Upon Specified Corporate Transactions;" or

o	upon the occurrence of specified credit rating events described under "Description of Debentures--Conversion Upon Credit Ratings Event."

Upon conversion, you will not receive any payment of interest (including liquidated damages, if any), except in limited circumstances. Instead, interest will be deemed paid by the shares of common stock issued to you upon conversion. We will not issue fractional shares of our common stock and will pay cash in lieu thereof. Debentures called for redemption may be surrendered for conversion only until the close of business on the second business day prior to the redemption date.

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described in this prospectus under "Description of Debentures--Conversion Rights."

Sinking Fund	None.

Optional Redemption of the Debentures by Us	Prior to January 15, 2011, we may redeem the Debentures, in whole or in part, for cash at a redemption price equal to 100% of principal amount, plus any accrued and unpaid interest (including liquidated damages, if any) to (but excluding) the redemption date, only if the last reported sale price of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days during the 30 consecutive trading days ending on the trading day prior to the date on which we mail the notice of redemption. If we so redeem the Debentures, we will make an additional "make whole" payment in cash or shares of our common stock (valued using the method set forth in "Description of Debentures--Repurchase of Debentures by Us at the Option of the Holder") or a combination thereof on the redeemed Debentures equal to the present value of all remaining scheduled payments of interest on the Debentures to be redeemed through and including January 15, 2011.

On or after January 15, 2011, we may redeem the Debentures, in whole or in part, at any time, for cash at a redemption price equal to 100% of principal amount, plus any accrued and unpaid interest (including liquidated damages, if any) to (but excluding) the redemption date.

Repurchase of the Debentures by Us at the Option of the Holder	You may require us to repurchase some or all of your Debentures on January 15, 2011, January 15, 2014 or January 15, 2019 at a repurchase price equal to 100% of principal amount, plus any accrued and unpaid interest (including liquidated damages, if any) to (but excluding) the repurchase date. We may, at our option, pay the repurchase price in cash or shares of our common stock (valued using the method set forth in "Description of Debentures--Repurchase of Debentures by Us at the Option of the Holder") or a combination thereof, except that we will pay accrued and unpaid interest (including liquidated damages, if any) in cash.

Purchase of the Debentures by Us Upon a Fundamental Change	If a fundamental change (as defined in "Description of Debentures--Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change") occurs prior to maturity of the Debentures, you will have the right, at your option, to require us to repurchase some or all of your Debentures at a repurchase price equal to 100% of principal amount, plus any accrued and unpaid interest (including liquidated damages, if any) to (but excluding) the repurchase date. We may, at our option, pay the repurchase price in cash or shares of our common stock (valued using the method set forth in "Description of Debentures--Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change") or a combination thereof, except that we will pay any accrued and unpaid interest in cash.

NYSE Symbol	GTI

Dividend Policy	We have not paid cash dividends on our common stock and do not intend to do so in the foreseeable future.

Trading	Upon effectiveness of the registration statement of which this prospectus is a part, the Debentures offered hereby and the shares of our common stock issuable upon conversion thereof will be freely transferable by persons other than our affiliates. Upon such effectiveness, the Debentures offered hereby will no longer be eligible for trading in the PORTAL market. We do not intend to list the Debentures offered hereby on any national securities exchange or for quotation through any automated quotation system. The other Debentures, if any, will continue to be eligible for trading in the PORTAL market and will otherwise continue to be subject to certain transfer restrictions.

Our common stock is traded on the NYSE under the trading symbol “GTI.”

RISK FACTORS

        An investment in the Debentures or our common stock involves a high degree of risk. You should carefully consider the risks described below, or in any prospectus supplement or document incorporated by reference, before purchasing the Debentures or our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our financial condition, results of operations, cash flows or business. If any of the following risks actually occur, our financial condition, results of operations, cash flows or business could be harmed. In that case, the trading price of the Debentures and our common stock could decline, and you could lose part or all of your investment.

Risks Relating to Us

We are dependent on the global steel and aluminum industries and also sell products to the transportation, semiconductor, petrochemical and other metals industries. Our results of operations may deteriorate during global and regional economic downturns.

        We sell graphite electrodes, which accounted for about 66% of our total net sales in 2003, primarily to the electric arc furnace steel production industry. We also sell cathodes, which accounted for about 13% of our total net sales in 2003, to the aluminum industry. Many of our other products are sold primarily to the transportation, semiconductor, petrochemical and other metals industries. These are global basic industries, and they are experiencing various degrees of growth and consolidation. Customers in these industries are located in every major geographic market. As a result, our customers are affected by changes in global and regional economic conditions. This, in turn, affects overall demand and prices for our products sold to these industries. Accordingly, we are directly affected by changes in global and regional economic conditions. These conditions are affected by events and circumstances beyond our control such as geopolitical events (such as the war on terrorism and the circumstances involving Iraq and North Korea), changes in demand by consumers, businesses and governments and policy decisions by governments and central banks. As a result of changes in economic conditions, demand and pricing for our products sold to these industries has fluctuated significantly.

        Demand for our products sold to these industries may be adversely affected by improvements in our products as well as in the manufacturing operations of customers, which reduce the rate of consumption or use of our products for a given level of production by our customers. In the case of graphite electrodes, we estimate that specific consumption declined from about 4.3 kilograms of graphite electrodes per metric ton of steel produced in 1990 to about 2.3 kilograms per metric ton in 2003. While we believe that the rate of decline of specific consumption over the long term has slowed, we believe that there was a slightly more significant decline in 2001 than would otherwise have been the case due to the accelerated shutdown of older, less efficient electric arc furnaces as a result of global and regional economic conditions.

        Sales volumes and prices of our products sold to these industries are impacted by the supply/demand balance as well as overall demand and growth of and consolidation within the end markets for our products. In addition to the factors mentioned above, the supply/demand balance is affected by factors such as business cycles, rationalization within our industry, and output and productivity within our industry and the end markets for our products, some of which factors are affected by decisions by us. In the case of graphite electrodes, although our volume of graphite electrodes sold has increased significantly over the past three years, we have in the past experienced significant fluctuations in volume. In addition, although we implemented graphite electrode price increases over the past eighteen months, prices have declined since 1998.

        Over the past few years, we faced extremely challenging business and industry conditions. Adverse global and regional economic conditions negatively impacted many of the end markets for our products, with many customers in these markets reducing production, becoming less creditworthy or being acquired due to consolidation within their industries. Industry-wide capacity for most of our products exceeded demand, and competition has been intense. Although our net sales and net income improved in 2003 from 2002, they declined significantly since 1999.

        We cannot assure you that the electric arc furnace steel production industry will continue to be the higher long term growth sector of the steel industry, that the aluminum industry will continue to experience long term growth or that any of the other industries to which we sell products will experience strong recovery from current economic conditions affecting them. Accordingly, we cannot assure you that there will be stability or growth in demand for or prices of graphite electrodes or our other products sold to these industries. An adverse change in global or certain regional economic conditions could materially adversely affect us.

Any substantial growth in net sales, cash flow from operations or net income from our natural graphite line of business depends on successfully developing, manufacturing and selling new products on a profitable basis. If we are not successful, we will not achieve our planned growth.

        Our planned growth of our natural graphite line of business depends on successful and profitable development, manufacture and sale primarily of thermal management products for electronic devices and products for PEM fuel cells and fuel cell systems.

        Successful and profitable commercialization of products is subject to various risks, including risks beyond our control such as:

o	the possibility that we may not be able to develop viable products or, even if we develop viable products, that our products may not gain commercial acceptance;

o	the possibility that our commercially accepted products could be subsequently displaced by other products or technologies;

o	the possibility that, even if our products are incorporated in new products of our customers, our customers' new products may not become viable or commercially accepted or may be subsequently displaced;

o	the possibility that a mass market for our commercially accepted products, or for our customers' products which incorporate our products, may not develop;

o	restrictions under our agreements with Ballard Power Systems on sales of our fuel cell products to and collaboration with others; and

o	failure of our customers to purchase our products in the quantities that we expect.

        These risks could be impacted by factors such as adoption of new laws and regulations, changes in governmental programs, failure of necessary supporting systems (such as fuel delivery infrastructure for fuel cells) to be developed, and consumer perceptions about costs, benefits and safety.

Our financial condition could suffer if we experience unanticipated costs as a result of antitrust investigations and related lawsuits and claims.

        Since 1997, we have been subject to antitrust investigations and related lawsuits and claims. We have recorded pretax charges of $382 million against results of operations as a reserve for estimated potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims. Through December 31, 2003, we have paid an aggregate of $257 million of fines and net settlements and expenses which has been applied against the reserve and $19 million of imputed interest (which is described below) that has not been applied against the reserve. The balance of the reserve (before giving effect to the provisional payment described below) is available for the $52.5 million balance of the fine (the “DOJ antitrust fine”) payable by us to the U.S. Department of Justice (the “DOJ”) that was imposed in 1998, the €50.4 million fine (the “EU antitrust fine”) that was assessed against us in 2001 by the Directorate General IV of the European Communities (the “EU Competition Authority”), which we have appealed, and other antitrust related matters.

        The DOJ antitrust fine does not bear interest prior to April 2004 and bears interest at the statutory rate (which was 1.28% annually at December 31, 2003) after April 2004. The reserve does not cover interest on the DOJ antitrust fine (including interest that, for accounting purposes, is imputed on the DOJ antitrust fine for the period during which it is non-interest bearing). Such interest is recorded in interest expense on the Consolidated Statements of Operations.

        In February 2004, we posted a provisional payment of $72 million to the EU Competition Authority against the EU antitrust fine. The provisional payment included $9 million for accrued interest for the period from October 2001 to the date of the provisional payment at the rate of 6.04% per annum. The EU Competition Authority has advised us that its position is that the provisional payment should have included accrued interest at the rate of 8.04% per annum. We have advised the EU Competition Authority that we disagree with its position and will file an interim appeal challenging its position, if necessary.

        At December 31, 2003, after giving effect to the provisional payment, $53 million remained in the reserve. The remaining amount of the reserve is unfunded. We believe that the amount of the EU antitrust fine will be reduced on appeal. To the extent that the actual amount of the EU antitrust fine (after all appeals and including any interest thereon) is less than the amount so provisionally paid, any excess would be refunded to us. To the extent that such actual amount exceeds the amount so provisionally paid, we will be required to make an additional payment equal to such excess. Such additional payment may require us to record an additional charge.

        Our insurance has not and will not cover any material liabilities that have or may become due in connection with antitrust investigations, lawsuits or claims.

        We cannot assure you that remaining liabilities and expenses in connection with antitrust investigations, lawsuits and claims will not materially exceed the remaining balance of the reserve or that the timing of payment thereof will not be sooner than anticipated. If such liabilities or expenses materially exceed such balance or if the timing of payment thereof is sooner than anticipated, such events could materially adversely affect us, and we may not be able to comply with the financial covenants under the Senior Facilities. In the event of such noncompliance, we could experience the material adverse consequences described, and be forced to take the unfavorable actions referenced, in the risk factor relating to restrictive covenants under the Senior Facilities and Senior Notes on pages 15 through 16.

We are highly leveraged and our substantial debt and other obligations could limit our financial resources and ability to compete and may make us more vulnerable to adverse economic events.

        We are highly leveraged, and we have substantial obligations in connection with antitrust investigations, lawsuits and claims. At December 31, 2003, after giving effect to the issuance and sale of the Debentures and application of the net proceeds therefrom to repay the remaining $21 million of term loans outstanding under the Senior Facilities and to make a provisional payment of $72 million to the EU Competition Authority toward the EU antitrust fine, we had total debt of $707 million (including unamortized bond premium and fair value of hedged debt obligation), cash and cash equivalents of $158 million and a stockholders’ deficit of $128 million. In addition, we have historically discounted or factored a substantial portion of our accounts receivable and used the proceeds to reduce our debt. Certain of our subsidiaries sold receivables totaling $175 million in 2003. If we had not sold such receivables, our accounts receivable and our debt would have been about $45 million higher at December 31, 2003. We intend to reduce our factoring of accounts receivable and use a portion of the net proceeds from the issuance and sale of the Debentures to replace the financing previously provided thereby. Further, a significant majority of our debt is or has been effectively converted into variable rate debt. We use cash and cash equivalents, funds available under the Revolving Facility and cash flow from operations as our primary sources of liquidity. Availability of funds under the Revolving Facility is subject to continued compliance with the financial covenants under the Senior Facilities. At December 31, 2003, we were in compliance with the financial covenants under the Senior Facilities and had no outstanding balance under the Revolving Facility with $236 million (after consideration of outstanding letters of credit and at currency exchange rates in effect at December 31, 2003) fully available. We believe that we will have net cash provided by operating activities in 2004 (excluding payments related to restructurings, antitrust fines and the impact of the reduction of factoring of accounts receivables).  We expect to make payments of about $15 million related to restructurings, about $82 million related to antitrust fines and about $45 million related to replacement of financing that would have been provided by factoring of accounts receivable.  We expect that we will have net cash used in operating activities in 2004 including such exclusions.

        Our high leverage and antitrust related obligations could have important consequences, including the following:

o	our ability to restructure or refinance our debt or obtain additional debt or equity financing for payment of these obligations, or for working capital, capital expenditures, acquisitions or other general corporate purposes, may be impaired in the future;

o	a substantial portion of our cash flow from operations must be dedicated to debt service and payment of antitrust obligations, thereby reducing the funds available to us for other purposes;

o	an increase in interest rates could result in an increase in the portion of our cash flow from operations dedicated to debt service or interest rate management initiatives, in lieu of other purposes;

o	we may have substantially more leverage and antitrust obligations than certain of our competitors, which may place us at a competitive disadvantage; and

o	our leverage and antitrust obligations may hinder our ability to adjust rapidly to changing market conditions or other events and make us more vulnerable to insolvency, bankruptcy or other adverse consequences in the event of a downturn in general or certain regional economic conditions or in our business or in the event that these obligations are greater, or the timing of payment is sooner, than expected.

Our ability to service our debt and meet our other obligations depends on certain factors beyond our control.

        Our ability to service our debt and meet our other obligations as they come due is dependent on our future financial and operating performance. This performance is subject to various factors, including factors beyond our control such as changes in global and regional economic conditions, developments in antitrust investigations, lawsuits and claims involving us, changes in our industry or the end markets for our products, changes in interest or currency exchange rates, and inflation in raw materials, energy and other costs.

        If our cash flow and capital resources are insufficient to enable us to service our debt and meet these obligations as they become due, we could be forced to: reduce or delay capital expenditures; sell assets or businesses; limit or discontinue, temporarily or permanently, business plans or operations; obtain additional debt or equity financing; or restructure or refinance debt.

        We cannot assure you as to the timing of such actions or the amount of proceeds that could be realized from such actions. Accordingly, we cannot assure you that we will be able to meet our debt service and other obligations as they become due or otherwise.

We are subject to restrictive covenants under the Senior Facilities and the Senior Notes. These covenants could significantly affect the way in which we conduct our business. Our failure to comply with these covenants could lead to an acceleration of our debt.

        The Senior Facilities and the Senior Notes contain a number of covenants that, among other things, significantly restrict our ability to: dispose of assets; incur additional indebtedness; repay or refinance other indebtedness or amend other debt instruments; create liens on assets; enter into leases or sale/leaseback transactions; make investments or acquisitions; engage in mergers or consolidations; make certain payments and investments, including dividend payments and stock repurchases; make capital expenditures; or engage in certain transactions with subsidiaries and affiliates.

        The Senior Facilities also require us to comply with specified financial covenants, including minimum interest coverage and maximum leverage ratios. In addition, pursuant to the Senior Facilities, we cannot borrow under the Revolving Facility:

o	if the additional borrowings would cause us to breach the financial covenants; or

o	if the aggregate amount of reserves created (plus the aggregate amount of payments made (excluding payments attributable to imputed interest on the DOJ antitrust fine) over or outside of any reserve) in connection with antitrust, securities and stockholder derivative investigations, lawsuits and claims exceed $415 million, reduced by the principal amount of certain debt ($1 million of which debt was outstanding at December 31, 2003).

        Further, substantially all of our assets are pledged to secure indebtedness as described under “– Risks Relating to Our Securities and Pledges of Our Assets.”

        We are currently in compliance with the covenants contained in the Senior Facilities and the Senior Notes. However, our ability to continue to comply may be affected by events beyond our control. The breach of any of the covenants contained in the Senior Facilities, unless waived, would be a default under the Senior Facilities. This would permit the lenders to accelerate the maturity of the Senior Facilities. An acceleration of maturity of the Senior Facilities would permit the holders of the Senior Notes and the Debentures to accelerate the maturity of the Senior Notes and the Debentures, respectively. A breach of the covenants under the Senior Notes, unless waived, would be a default under the Senior Notes. This would also permit the holders of the Senior Notes to accelerate the maturity of the Senior Notes. An acceleration of maturity of the Senior Notes would permit the holders of the Debentures to accelerate the maturity of the Debentures and the lenders to accelerate the maturity of the Senior Facilities. A breach of our obligations under the Debentures, unless waived, would be a default under the Debentures. This would also permit the holders of the Debentures to accelerate the maturity of the Debentures. Acceleration of maturity of the Debentures would permit the holders of the Senior Notes to accelerate the maturity of the Senior Notes and the lenders to accelerate the maturity of the Senior Facilities. An acceleration of maturity of the Senior Facilities would also permit the lenders to terminate their commitments to extend credit under the Revolving Facility. This could have a material adverse effect on our liquidity. If we were unable to repay our debt to the lenders and holders or otherwise obtain a waiver from the lenders and holders, we could be forced to take the actions described in the preceding risk factor and the lenders and holders could proceed against the collateral securing the Senior Facilities and the Senior Notes and exercise all other rights available to them. We cannot assure you that we will have sufficient funds to make these accelerated payments or that we will be able to obtain any such waiver on acceptable terms or at all.

We are subject to risks associated with operations in multiple countries.

        A substantial majority of our net sales are derived from sales outside of the U.S., and a substantial majority of our operations and our total property, plant and equipment and other long-lived assets are located outside the U.S. As a result, we are subject to risks associated with operating in multiple countries, including:

o	currency devaluations and fluctuations in currency exchange rates, including impacts of transactions in various currencies, translation of various currencies into dollars for U.S. reporting and financial covenant compliance purposes, and impacts on results of operations due to the fact that costs of our foreign subsidiaries for our principal raw material, petroleum coke, are incurred in dollars even though their products are primarily sold in other currencies;

o	imposition of or increases in customs duties and other tariffs;

o	imposition of or increases in currency exchange controls, including imposition of or increases in limitations on conversion of various currencies into dollars or euros, making of intercompany loans by subsidiaries or remittance of dividends, interest or principal payments or other payments by subsidiaries;

o	imposition of or increases in revenue, income or earnings taxes and withholding and other taxes on remittances and other payments by subsidiaries;

o	imposition of or increases in investment or trade restrictions and other restrictions or requirements by non-U.S. governments;

o	inability to definitively determine or satisfy legal requirements, inability to effectively enforce contract or legal rights and inability to obtain complete financial or other information under local legal, judicial, regulatory, disclosure and other systems; and

o	nationalization and other risks which could result from a change in government or other political, social or economic instability.

        We cannot assure you that such risks will not have a material adverse effect on us in the future.

        In general, our results of operations and financial condition are affected by inflation in each country in which we have a manufacturing facility. We maintain operations in Brazil, Russia and Mexico, countries which have had in the past, and may have now or in the future, highly inflationary economies, defined as cumulative inflation of about 100% or more over a three calendar year period. We cannot assure you that future increases in our costs will not exceed the rate of inflation or the amounts, if any, by which we may be able to increase prices for our products.

Our ability to grow and compete effectively depends on protecting our intellectual property. Failure to protect our intellectual property could adversely affect us.

        We believe that our intellectual property, consisting primarily of patents and proprietary know-how and information, particularly the intellectual property relating to electronic thermal management and fuel cell power generation, is important to our growth. Failure to protect our intellectual property may result in the loss of the exclusive right to use our technologies. We rely on patent, trademark, copyright and trade secret laws and confidentiality and restricted use agreements to protect our intellectual property. Some of our intellectual property is not covered by any patent or patent application or any such agreement.

        We own, and have obtained exclusive and non-exclusive licenses to, various domestic and foreign patents related to our technologies. These patents and licenses expire at various times over the next two decades. When such patents and exclusive licenses expire, we will no longer have the right to exclude others from making, using or selling the claimed inventions.

        Patents are subject to complex factual and legal considerations. Accordingly, there can be uncertainty as to the validity, scope and enforceability of any particular patent. Therefore, we cannot assure you that:

o	any of the U.S. or foreign patents now or hereafter owned by us, or that third parties have licensed to us or may in the future license to us, will not be circumvented, challenged or invalidated;

o	any of the U.S. or foreign patents that third parties have non-exclusively licensed to us, or may non-exclusively license to us in the future, will not be licensed to others; or

o	any of the patents for which we have applied or may in the future apply will be issued at all or with the breadth of claim coverage sought by us.

        We cannot assure you that agreements designed to protect our proprietary know-how and information will not be breached, that we will have adequate remedies for any such breach, or that our strategic alliance partners, consultants, employees or others will not assert rights to intellectual property arising out of our relationships with them.

        In addition, effective patent, trademark and trade secret protection may be limited, unavailable or not applied for in the U.S. or in any of the foreign countries in which we operate.

        Moreover, we cannot assure you that the use of our patented technology or proprietary know-how or information does not infringe the intellectual property rights of others.

        Intellectual property protection does not protect against technological obsolescence due to developments by others or changes in customer needs.

        Our ability to establish and maintain our competitive advantage through our technology and any intellectual property rights may be achieved, in part, by prosecuting claims against others whom we believe have misappropriated our technology or have infringed upon our intellectual property rights, as well as by defending against misappropriation or infringement claims brought by others against us. Our involvement in litigation to protect or defend our rights in these areas could result in a significant expense to us, adversely affect the development of sales of the related products, and divert the efforts of our technical and management personnel, regardless of the outcome of such litigation.

        If necessary, we may seek licenses to intellectual property of others. However, we can give no assurance to you that we will be able to obtain such licenses or that the terms of any such licenses will be acceptable to us. Our failure to obtain a license from a third party for its intellectual property that is necessary for us to make or sell any of our products could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or use of processes requiring the use of such intellectual property.

Our current and former manufacturing operations are subject to increasingly stringent health, safety and environmental requirements.

        We use and generate hazardous substances in our manufacturing operations. In addition, both the properties on which we currently operate and those on which we have ceased operations are and have been used for industrial purposes. Further, our manufacturing operations involve risks of personal injury or death. We are subject to increasingly stringent environmental, health and safety laws and regulations relating to our current and former properties and neighboring properties and our current operations. These laws and regulations provide for substantial fines and criminal sanctions for violations and sometimes require the installation of costly pollution control or safety equipment or costly changes in operations to limit pollution or decrease the likelihood of injuries. In addition, we may become subject to potentially material liabilities for the investigation and cleanup of contaminated properties and to claims alleging personal injury or property damage resulting from exposure to or releases of hazardous substances or personal injury as a result of an unsafe workplace. Further, noncompliance with or stricter enforcement of existing laws and regulations, adoption of more stringent new laws and regulations, discovery of previously unknown contamination or imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could be material.

We are dependent on supplies of raw materials and energy at affordable prices. Our results of operations could deteriorate if that supply is substantially disrupted for an extended period.

        We purchase raw materials and energy from a variety of sources. In many cases, we purchase them under short term contracts or on the spot market, in each case at fluctuating prices. We purchase a majority of our requirements for petroleum coke, our principal raw material, at variable prices, from multiple plants of a single supplier under a supply agreement that continues through the end of 2006. The availability and price of raw materials and energy may be subject to curtailment or change due to:

o	limitations which may be imposed under new legislation or regulation;

o	suppliers’ allocations to meet demands of other purchasers during periods of shortage (or, in the case of energy suppliers, extended cold weather);

o	interruptions in production by suppliers; and

o	market and other events and conditions.

        Petroleum and coal products, including petroleum coke and pitch, our principal raw materials, and energy, particularly natural gas, have been subject to significant price fluctuations. Over the past several years, we have largely mitigated the effect of price increases on our results of operations primarily through our cost reduction efforts. We cannot assure you that such efforts will successfully mitigate future increases in the price of raw materials or energy. A substantial increase in raw material or energy prices which cannot be mitigated or passed on to customers or a continued interruption in supply, particularly in the supply of petroleum coke or energy, would have a material adverse effect on us.

Our results of operations could deteriorate if our manufacturing operations were substantially disrupted for an extended period.

        Our manufacturing operations are subject to disruption due to extreme weather conditions, floods and similar events, major industrial accidents, strikes and lockouts, adoption of new laws or regulations, changes in interpretations of existing laws or regulations or changes in governmental enforcement policies, and other events. We cannot assure you that no such events will occur. If such an event occurs, it could have a material adverse effect on us.

We have significant non-dollar-denominated intercompany loans and significant interest rate swaps and may in the future have significant foreign currency financial instruments. Translation gains and losses due to changes in currency exchange rates or interest rates have in the past resulted and may in the future result in significant gains or losses.

        We have non-dollar-denominated intercompany loans between GrafTech Finance and some of our foreign subsidiaries. At December 31, 2003, the aggregate principal amount of these loans was $423 million (based on currency exchange rates in effect on December 31, 2003). These loans are subject to translation gains and losses due to changes in currency exchange rates. A portion of these loans are deemed to be essentially permanent and, as a result, translation gains and losses on these loans are recorded in accumulated other comprehensive loss on the Consolidated Balance Sheets. The balance of these loans are deemed to be temporary and, as a result, translation gains and losses on these loans are recorded as unrealized gains or losses in other expense (income), net, on the Consolidated Statements of Operations. We have the ability to replace each intercompany loan with a substantially identical new intercompany loan. When we replace such a loan, we record net cumulative realized translation gains or losses with respect to that loan in other expense (income), net. Those realized gains or losses are, however, non-cash gains or losses. Foreign currency translation gains and losses relating to these loans included in other expense (income), net, were a gain of $39 million in 2003.

        We have interest rate swaps that effectively convert fixed rate debt (represented by the Senior Notes) into variable rate debt in order to seek to minimize interest expense and optimize the risk in our portfolio of fixed and variable interest rate obligations. At December 31, 2003, we had swaps for a notional amount of $485 million. Our swaps are designated as hedging the exposure to changes in the fair value of the related debt (called a fair value hedge). Our swaps are marked-to-market monthly, and we are required to provide cash collateral to the counterparty to the extent that the fair value of the derivative exceeds $15 million, net of market value of our interest rate caps. The fair value of the hedge at the end of a period is recorded on the Consolidated Balance Sheets on the line entitled “fair value of hedged debt obligation.” At December 31, 2003, the carrying value of our debt was reduced by $18 million (excluding the offsetting value of our interest rate caps of $4 million) as a result of our fair value hedge. The interest rate swap derivative was valued at $18 million at December 31, 2003 and recorded as part of other long-term obligations on the Consolidated Balance Sheets. When we sell swaps, the gain or loss realized is amortized as a credit or charge to interest expense over the remaining term of the Senior Notes. When we effectively reduce the outstanding principal amount of the Senior Notes (through exchanges or otherwise), the related portion of such credit or charge is accelerated and recorded in the period in which such reduction occurs. In 2003, we realized net proceeds of $30 million with respect to the sale of swaps, which will be amortized as a credit to interest expense over the remaining term of the Senior Notes.

        We have used in the past and may use in the future foreign currency financial instruments to attempt to limit our risks associated with changes in currency exchange rates by attempting to hedge existing exposures, firm commitments and, potentially, anticipated transactions. These instruments are marked-to-market monthly. Gains and losses are recorded as unrealized gains or losses in other (income) expense, net, on the Consolidated Statements of Operations. When we sell the instruments, we record net cumulative realized gain or loss with respect to the instruments in other expense (income), net on the Consolidated Statements of Operations. In 2003, we recorded a loss of $7 million with respect to the instruments held during the course of the year. We had no such contracts outstanding at December 31, 2003.

        We may purchase or sell these financial instruments, and open and close hedges or other positions, at any time. We cannot assure you that we will have gains, or will not have losses, of the type described above. Incurrence of material losses, and provision of material cash collateral, could materially adversely affect our ability to comply with the financial covenants under the Senior Facilities.

Our results of operations for any quarter are not necessarily indicative of our results of operations for a full year.

        Sales of graphite electrodes and other products fluctuate from quarter to quarter due to such factors as changes in economic conditions, changes in competitive conditions, scheduled plant shutdowns by customers, national vacation practices, changes in customer production schedules in response to seasonal changes in energy costs, weather conditions, strikes and work stoppages at customer plants and changes in customer order patterns in response to the announcement of price increases. We have experienced, and expect to continue to experience, volatility with respect to demand for and prices of graphite electrodes and other products, both globally and regionally.

        We have also experienced volatility with respect to prices of raw materials and energy, and it has frequently required several quarters of cost reduction efforts to mitigate increases in those prices. We expect to experience volatility in such prices in the future. We have experienced translation gains and losses in the past, some of which have been significant, and expect to experience translation gains and losses in the future.

        Accordingly, results of operations for any quarter are not necessarily indicative of the results of operations for a full year.

The graphite and carbon industry is highly competitive. Our market share, net sales or net income could decline due to vigorous price and other competition.

        Competition in the graphite and carbon products industry (other than with respect to new products) is based primarily on price, product quality and customer service. Graphite electrodes, in particular, are subject to rigorous price competition. Price increases by us or price reductions by our competitors, decisions by us or our competitors with respect to prices, volumes or profit margins, technological developments, changes in the desirability or necessity of entering into long term supply contracts with customers or other competitive or market factors or strategies could adversely affect our market share, net sales or net income.

        Competition with respect to new products is, and is expected to be, based primarily on product innovation, performance and cost effectiveness as well as customer service.

        Competition could prevent implementation of price increases, require price reductions or require increased spending on research and development, marketing and sales that could adversely affect us.

We may not be successful in the lawsuit against our former parents initiated by us.

        In February 2000, we initiated a lawsuit against our former parents. In February 2004, this lawsuit was dismissed. We subsequently appealed the dismissal. Successful prosecution of this lawsuit is subject to many risks and uncertainties, including:

o	failure to successfully challenge the dismissal of that lawsuit;

o	failure to successfully prove our claims at trial;

o	successful assertion by the defendants of substantive defenses, including statute of limitations defenses, to liability at trial or on appeal; and

o	successful assertion by the defendants of counterclaims or cross claims, including claims for indemnification, at trial or on appeal.

        Litigation such as this lawsuit is complex. Complex litigation can be lengthy and expensive. This lawsuit is in its earliest stages. We cannot predict the ultimate outcome of this lawsuit, including the possibility, timing or amount of any settlement or recovery of damages by us or any liability we may have in connection with any counterclaims or cross claims. In addition, we cannot assure you as to the effect of this lawsuit on management’s focus and time available for our ongoing operations.

We may not be able to complete our planned asset sales.

        We intend to continue to sell real estate, non-strategic businesses and certain other non-strategic assets. We cannot assure you if or when we will be able to complete these sales or that we will realize proceeds therefrom that meet our current expectations.

We may not achieve the cost savings targeted under our 2002 major cost savings plan.

        We are targeting, under the 2002 plan, cumulative annual recurring pretax cost savings of $60 million in 2004 and $80 million in 2005. We recorded an aggregate of $33 million of restructuring charges and $48 million of impairment losses on long-lived and other assets and expect to record an additional $6 million of restructuring charges (primarily for severance associated with further global business and work process changes, but excluding additional restructuring charges that may be recorded relating to the closure of the majority of the graphite electrode manufacturing operations in Italy). These charges include payments through December 31, 2003 of $8 million of cash costs and expected payments of an additional $27 million of cash costs. We cannot assure you that the charges and cash costs associated with the 2002 plan will not be higher than anticipated.

        Our targeted cost savings are based on assumptions regarding activities undertaken and to be undertaken as part of the 2002 plan. We cannot assure you that these assumptions are correct or that we will be able to implement these activities. If we are unable to implement these activities as and when we have assumed, we may not be able to meet our cost savings targets.

Risks Relating to Our Securities and Pledges of Our Assets

The Senior Notes and the related guarantees have limited security, and the Debentures and the related guarantees have no security. As a result, the Debt Securities are effectively subordinated to the Senior Facilities, which are secured by most of our assets, and to certain other secured debt and obligations. This could result in holders of the Debt Securities receiving less on liquidation than the lenders under the Senior Facilities and certain other creditors. In addition, this could result in holders of the Debentures receiving less on liquidation than the holders of the Senior Notes.

        The borrower under the Senior Facilities is GrafTech Finance. The Senior Facilities are guaranteed by all of our domestic subsidiaries, including AET. Substantially all of our assets in the U.S. (except for the unsecured intercompany term note obligations described below) are pledged to secure obligations of GrafTech Finance as borrower under, or guarantees by our domestic subsidiaries of, the Senior Facilities. In addition, UCAR Carbon and our Swiss subsidiary are obligors under intercompany revolving notes that are pledged to secure the Senior Facilities. Substantially all of the assets of our Swiss subsidiary are pledged to secure its intercompany revolving note. The secured intercompany revolving note of our Swiss subsidiary is also guaranteed by our other principal foreign subsidiaries. Those guarantees are secured by a pledge of most of the assets of the foreign subsidiary guarantors of the Senior Facilities. Those guarantees are pledged to secure the Senior Facilities. As a result, most of our assets outside the U.S. are pledged to secure the intercompany revolving note of our Swiss subsidiary and guarantees of that note. Further, our obligation to pay the balance of the DOJ antitrust fine is secured by a lien on all of the assets of GTI and we have posted a $72 million provisional payment to the EU Competition Authority to secure payment of the EU antitrust fine pending the outcome of our appeal.

        The Senior Notes have been issued by GrafTech Finance, and the Debentures have been issued by GTI. Unsecured intercompany term notes in an aggregate principal amount equal to $528 million (based on currency exchange rates in effect at December 31, 2003) and unsecured guarantees of those unsecured intercompany term notes by certain of our foreign subsidiaries have been pledged by GrafTech Finance to secure the Senior Notes, subject to the limitation that at no time will the combined value of the pledged portion of any foreign subsidiary’s unsecured intercompany term note and unsecured guarantee of unsecured intercompany term notes issued by other foreign subsidiaries exceed 19.99% of the principal amount of the then outstanding Senior Notes. As a result of this limitation, at December 31, 2003, the aggregate principal amount of unsecured intercompany term notes pledged to secure the Senior Notes equaled $366 million (based on currency exchange rates in effect at December 31, 2003), or about 74% of the aggregate principal amount of the then outstanding Senior Notes. The remaining unsecured intercompany term notes held by GrafTech Finance are about 31% of the aggregate principal amount of the unsecured intercompany term notes or $162 million (based on currency exchange rates in effect at December 31, 2003), and any pledged unsecured intercompany term notes that cease to be pledged due to a reduction in the principal amount of the then outstanding Senior Notes due to redemption, repurchase or other events, will not be subject to any pledge and will be available to satisfy the claims of creditors (including the lenders under the Senior Facilities, the holders of the Senior Notes and, pursuant to the guarantee by GrafTech Finance of the Debentures, the holders of the Debentures) of GrafTech Finance, as their interests may appear. The Senior Notes contain provisions restricting the pledge of those unsecured intercompany term notes to secure any debt or obligation. The foreign subsidiaries who are obligors under any of such unsecured intercompany term notes or the related guarantees are called “unsecured intercompany term note obligors” and their obligations thereunder are called “unsecured intercompany term note obligations.”

        The guarantees of the unsecured intercompany term notes by foreign subsidiaries that are pledged to secure the Senior Notes are limited as required to comply with applicable law. Many of these laws effectively limit the amount of the guarantee to the net worth of the foreign subsidiary guarantor of the Senior Notes.

        Neither the Senior Notes nor the Debentures contain limitations on new secured intercompany term or revolving loans under the Senior Facilities to, or intercompany guarantees of such intercompany loans by, foreign subsidiaries, including foreign subsidiaries that are unsecured intercompany term note obligors.

        The Senior Notes are guaranteed by GTI, UCAR Carbon and other U.S. subsidiaries that collectively hold a substantial majority of our U.S. operating assets. The Debentures are guaranteed by GrafTech Finance, UCAR Carbon and other U.S. subsidiaries that collectively hold a substantial majority of our U.S. operating assets. Except for a subsidiary that is being dissolved and liquidated, the obligors (including the guarantors) under the Senior Notes and the Debentures are the same. The guarantees of the Senior Notes and the Debentures are unsecured, except the guarantee of the Senior Notes by UCAR Carbon. Each of the obligors (including guarantors) under the Senior Notes and the Debentures is also an obligor (including a guarantor) under the Senior Facilities, and those obligations are secured. AET has guaranteed the Senior Facilities, but has not guaranteed the Senior Notes or the Debentures. The guarantee of the Senior Facilities by AET is secured. The guarantee of the Senior Notes by UCAR Carbon is secured by a pledge of all of the shares of capital stock (constituting 97.5% of the outstanding shares of capital stock) of AET held by UCAR Carbon (called the “AET Pledged Stock”). While all of the AET Pledged Stock is pledged to secure the UCAR Carbon guarantee of the Senior Notes, at no time will the value of the pledged portion of the AET Pledged Stock exceed 19.99% of the principal amount of the then outstanding Senior Notes. Moreover, the pledge of the AET Pledged Stock is junior to the pledge of the same shares to secure the UCAR Carbon guarantee of the Senior Facilities.

        None of our foreign subsidiaries has guaranteed the Senior Facilities, the Senior Notes or the Debentures.

        The lenders and creditors whose debt and obligations are secured will have prior claims on our assets, to the extent of the lesser of the value of the assets securing, or the amount of, the respective debt or obligations. If we become bankrupt or insolvent or are liquidated or if maturity of such debt or obligations is accelerated, the secured lenders and creditors will be entitled to exercise the remedies available to a secured party under applicable law and pursuant to the relevant agreements and instruments, including the ability to foreclose on and sell the assets securing such debt or obligations to satisfy such debt or obligations. If they exercise such remedies, it is possible that our remaining assets could be insufficient to repay in full the debts and obligations to creditors whose debt and obligations are unsecured, including holders of the Debentures and, to the extent that the Senior Notes are not repaid in full upon exercise of the remedies available to holders thereof as secured parties under applicable law and pursuant to the relevant agreement and instruments, the holders of the Senior Notes.

We have a holding company structure. The issuer of the Senior Notes is a special purpose finance company. The issuer of the Debentures is our parent holding company. Accordingly, the Senior Notes and the Debentures are structurally subordinated to certain of our obligations.

        GTI, the issuer of the Debentures, is our parent company. It is a holding company with no operations, limited assets (all of which are pledged to secure the Senior Facilities and the DOJ antitrust fine) and substantial debt, liabilities and obligations.

        GrafTech Finance, the issuer of the Senior Notes, is a special purpose finance company with limited operations, limited assets (a substantial majority of which are pledged to secure the Senior Facilities and the Senior Notes) and substantial debt.

        A substantial portion of our operations is conducted by, and a substantial portion of our cash flow from operations is derived from, our foreign subsidiaries. The foreign subsidiaries that have issued unsecured intercompany term notes that are pledged to secure the Senior Notes are our operating subsidiaries in Mexico, South Africa and Switzerland and our holding company in France. The obligations of the holding company in France in respect of its unsecured intercompany term note are guaranteed, on an unsecured basis, by our operating company in France engaged in the graphite electrode business. The unsecured intercompany term notes are guaranteed, on an unsecured basis, by our operating subsidiaries in Brazil, Canada, Mexico, Spain, Switzerland and the United Kingdom and the holding company in France. These subsidiaries have also guaranteed, on a secured basis, the secured intercompany revolving note of our Swiss subsidiary that is pledged to secure the Senior Facilities.

        Our operating subsidiaries in Italy and Russia, Carbone Savoie, AET and certain immaterial domestic and foreign operating and holding companies are neither guarantors of the secured intercompany revolving note of our Swiss subsidiary, nor guarantors of the Senior Notes or the unsecured intercompany term notes, nor guarantors of the Debentures. At December 31, 2003, the aggregate combined book value of their assets was about $189 million. For 2003, their aggregate combined net loss was about $8 million and their aggregate combined net use of cash from operations was about $10 million (excluding the impact of payments and borrowings under a short-term unsecured intercompany cash flow note issued by Carbone Savoie).

        GrafTech Finance has made and may continue to make intercompany revolving loans to our Swiss subsidiary and UCAR Carbon. At December 31, 2003 (based on currency exchange rates in effect on December 31, 2003), the aggregate principal amount of the secured intercompany revolving loan to our Swiss subsidiary was nil. GTI, GrafTech Finance and our other domestic subsidiaries may make intercompany term and revolving loans to one or more other domestic or foreign subsidiaries. To the extent that these loans are made under the Senior Facilities, any of these loans made to foreign subsidiaries may be secured, and guaranteed on a secured basis, by other foreign subsidiaries. Neither the Senior Notes nor the Debentures contain limitations on existing or new secured intercompany revolving loans pursuant to the Senior Facilities to domestic or foreign subsidiaries that are guarantors of the Senior Notes or unsecured intercompany term note obligors.

        GTI relies upon interest and principal payments on intercompany loans, as well as dividends, loans and advances from our subsidiaries, to generate the funds necessary to meet its debt service obligations with respect to the Debentures. GrafTech Finance relies upon interest and principal payments on intercompany loans, as well as loans, advances and contributions from GTI and our other subsidiaries, to generate the funds necessary to meet its debt service obligations with respect to the Senior Facilities and the Senior Notes. GTI and our subsidiaries are separate entities that are legally distinct from each other. Our subsidiaries that are neither guarantors of the Senior Notes nor unsecured intercompany term note obligors have no obligation, contingent or otherwise, to pay debt service on the Senior Notes or to make funds available for such payments. Our subsidiaries that are not guarantors of the Debentures have no obligation, contingent or otherwise, to pay debt service on the Debentures or to make funds available for such payments. The ability of GTI and our subsidiaries to make these payments, loans, advances or contributions is subject to, among other things and to the extent applicable, their earnings and cash flows, their need for funds for business purposes, the covenants of their other debts, guarantees and obligations, and restrictions on dividends, distributions or repatriation of earnings under applicable corporate laws and foreign currency exchange regulations.

        The ability of the holders of the Senior Notes or the Debentures to realize upon the assets of any subsidiary that is neither a guarantor of the Senior Notes or the Debentures, respectively, nor, in the case of the Senior Notes only, an unsecured intercompany term note obligor in any liquidation, bankruptcy, insolvency or similar proceedings involving such subsidiary will be subject to the claims of their respective creditors, including their respective trade creditors, holders of their respective debt and their respective preferred stockholders.

        As a result, the Senior Notes and the Debentures are structurally subordinated to all existing and future debt and other obligations, including trade payables and obligations to preferred stockholders, of our subsidiaries that are neither guarantors of the Senior Notes or the Debentures, respectively, nor, in the case of the Senior Notes only, unsecured intercompany term note obligors, and the ability of the issuers and guarantors of the Senior Notes and the Debentures to receive (and therefore the ability of the holders of the Senior Notes and the Debentures to participate in) the assets of any subsidiary upon liquidation, bankruptcy, insolvency or similar proceedings involving any such subsidiary will be subject to the claims of the holders of such debt and other obligations, including trade creditors and preferred stockholders. In addition, to the extent that the issuers and guarantors of the Senior Notes and the Debentures are creditors of any such subsidiary, whether as trade creditors, creditors under the unsecured intercompany term notes or otherwise, their rights as a creditor could be equitably subordinated to such claims. At December 31, 2003, the debt and liabilities of such subsidiaries totaled $78 million (excluding intercompany trade and other miscellaneous liabilities of $20 million).

        Except as otherwise specifically stated, the financial information included or incorporated by reference in this prospectus is presented on a consolidated basis, including both our domestic and foreign subsidiaries. As a result, such financial information does not completely indicate the assets, liabilities or operations of each source of funds for payment of debt service on the Senior Notes or the Debentures.

The provisions of the unsecured intercompany term note obligations can be changed, and the unsecured intercompany term notes can be prepaid in whole or in part, without the consent of the holders of the Senior Notes under certain circumstances. Prepayment would increase the structural subordination of the Senior Notes. Prepayment or changes in such provisions could reduce or eliminate the ability of holders of the Senior Notes to seek recovery directly from our foreign subsidiaries upon a default under the Senior Notes.

        In general, the unsecured intercompany term notes and the unsecured intercompany term note guarantees cannot be changed, and the unsecured intercompany term notes cannot be prepaid or otherwise discharged, without the consent of the holders of the Senior Notes. However, without the consent of the holders of the Senior Notes:

o	the interest rate, interest payment dates, currency of payment of principal and interest and currency in which an unsecured intercompany term note is denominated (subject to certain limitations) can be amended;

o	provisions of an unsecured intercompany term note obligation can be amended to comply with changes in applicable law, so long as such amendments do not change the enforceability, principal amount, stated maturity, average life, ranking or priority or prepayment provisions of an unsecured intercompany term note or the enforceability of or obligations guaranteed under an unsecured intercompany term note guaranty; and

o	an unsecured intercompany term note can be prepaid in whole or in part if the proceeds received by GrafTech Finance from such prepayment are (i) invested in or loaned to a guarantor of the Senior Notes, (ii) loaned to another foreign subsidiary pursuant to an unsecured intercompany note that is pledged to secure the Senior Notes and is, to the extent permitted by applicable law, guaranteed by the unsecured intercompany term note guarantors or (iii) applied to an offer to purchase Senior Notes at a purchase price equal to 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest.

        The principal amount (expressed in dollars) of any unsecured intercompany term note that is not denominated in dollars could increase or decrease at any time due to changes in currency exchange rates.

        A reduction in the principal amount of one or more unsecured intercompany notes could increase the structural subordination of the Senior Notes, as described in the preceding risk factors, and reduce the ability of holders of the Senior Notes to realize upon the assets of our foreign subsidiaries upon a default under the Senior Notes. A change in the provisions of the unsecured intercompany note obligations could also limit such ability.

The Senior Notes, the Debentures and the respective related guarantees rank equally with each other and certain of our other debt and liabilities.

        The Senior Notes and the related guarantees, and the Debentures and the related guarantees, are general senior obligations of the respective issuers and guarantors. Payments in respect thereof rank equally with each other and with payments in respect of all other present or future senior indebtedness of such issuers and guarantors, respectively (including the secured obligations under or guarantees of the Senior Facilities and, in the case of GTI as issuer or guarantor, the secured EU antitrust fine and the secured DOJ antitrust fine), and senior to all present or future subordinated obligations of such issuers and guarantors, respectively. Such payments are effectively subordinated to all present or future secured indebtedness and obligations, to the extent of the value of the assets securing such indebtedness and obligations, as described above. We currently have no subordinated indebtedness.

        GTI and GrafTech Finance may from time to time incur additional debt, including senior indebtedness and secured indebtedness. Our other subsidiaries may from time to time incur additional debt, including senior indebtedness and secured indebtedness, as well as other liabilities. Such additional debt may include indebtedness of subsidiaries that are guarantors of the Senior Notes or the Debentures to subsidiaries that are not guarantors of the Senior Notes or the Debentures, subject to certain limitations under the Senior Facilities (but not under the Senior Notes or the Debentures). GTI and our subsidiaries are subject to certain limitations on incurrence of debt under the Senior Facilities and the Senior Notes (but not under the Debentures).

        As a result of such ranking, holders of the Senior Notes and the Debentures may receive less upon liquidation, bankruptcy, insolvency or similar proceedings than they would have received if they had a more senior or secured ranking.

In the event of the bankruptcy or insolvency of any of the subsidiary guarantors of the Senior Notes or the unsecured intercompany term note obligors, the guarantee of the Senior Notes by such guarantor or the unsecured intercompany term note and the unsecured intercompany term note guarantee of such obligor could be voided or subordinated. In the event of the bankruptcy or insolvency of any of the subsidiary guarantors of the Debentures, the guarantee of the Debentures by such guarantor could be voided or subordinated.

        In the event of the bankruptcy or insolvency of any of the subsidiary guarantors of the Senior Notes or the Debentures or any of the unsecured intercompany term note obligors, its guarantee, unsecured intercompany term note guarantee or unsecured intercompany term note would be subject to review under relevant fraudulent conveyance, fraudulent transfer, equitable subordination and similar statutes and doctrines in a bankruptcy or insolvency proceeding or a lawsuit by or on behalf of creditors of that guarantor or obligor. Under those statutes and doctrines, if a court were to find that the guarantee or note was incurred with the intent of hindering, delaying or defrauding creditors or that the guarantor or obligor received less than a reasonably equivalent value or fair consideration for its guarantee or note and, at the time of its incurrence, the guarantor or obligor:

o	was insolvent or rendered insolvent by reason of the incurrence of its guarantee or note; or

o	was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

o	intended to, or believed that it would, incur debts beyond its ability to pay as they matured or became due;

then the court could void or subordinate its guarantee or note.

        The measure of insolvency varies depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair saleable value of its assets or if the fair saleable value of its assets at the time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. We believe that each of the guarantors and obligors was:

o	neither insolvent nor rendered insolvent by reason of the incurrence of its guarantee or note;

o	in possession of sufficient capital to run its business effectively; and

o	incurring debts within its ability to pay as the same mature or become due.

        The assumptions and methodologies used by us in reaching these conclusions about solvency may not be adopted by a court, and a court may not concur with these conclusions. If the guarantee of a guarantor or the unsecured intercompany term note guarantee or unsecured intercompany term note of an unsecured intercompany term note obligor is voided or subordinated, holders of the Senior Notes, holders of the Debentures or both would effectively be subordinated to all indebtedness and other liabilities of that guarantor or, in the case of holders of the Senior Notes, all indebtedness and other liabilities of that obligor.

        The unsecured intercompany term note obligors are incorporated in jurisdictions other than the U.S. and are subject to the bankruptcy and insolvency laws of such other jurisdictions. We cannot assure you that the bankruptcy and insolvency laws of such jurisdictions will be as favorable, to the interests of the holders of the Debt Securities as creditors, as the laws of the U.S.

We may not have the ability to purchase the Senior Notes upon a change of control as required by the Senior Notes. We may not have the ability to purchase the Debentures upon a fundamental change or upon specified dates as required by the Debentures.

        Upon the occurrence of certain change of control events, we will be required to offer to purchase the outstanding Senior Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. Upon the occurrence of certain fundamental change events, we will be required to offer to purchase the outstanding Debentures at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest (including liquidated damages). These events are the same under the Senior Notes and the Debentures, except that, in the case of the Debentures, these events also include the failure of the capital stock (or certain equivalents) into which they are convertible to be listed on a U.S. securities exchange or market and no offer to purchase is required to be made if certain trading price or transaction consideration thresholds are met. In addition, on January 15, 2011, January 15, 2014 and January 15, 2019, at the option of a holder of Debentures, such holder may require us to purchase some or all of its Debentures at the same purchase price.

        If such an event (including the exercise of such option) were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price, and we expect that we would require third party financing to do so. We cannot assure you that we would be able to obtain this financing on favorable terms or at all. Upon the occurrence of certain of these events, we may be required to repay all borrowings under the Senior Facilities or obtain the consent of the lenders under the Senior Facilities to purchase the Senior Notes and the Debentures. If we do not obtain such consent or repay such borrowings, we may be prohibited from purchasing the Senior Notes and the Debentures. In such case, our failure to purchase tendered Senior Notes or Debentures would constitute a default under the Senior Notes or the Debentures, respectively. If the holders of the Senior Notes or the Debentures were to accelerate the maturity of the Senior Notes or the Debentures, respectively, upon such default, the lenders under the Senior Facilities would have the right to accelerate the maturity of the Senior Facilities. We cannot assure you that we will have the financial ability to purchase outstanding Senior Notes and Debentures and repay such borrowings upon the occurrence of any such event.

The Debenture Indenture contains only limited covenants, which may not protect a holder’s investment if we experience significant adverse changes or engage in a highly leveraged transaction such as a leveraged recapitalization.

         The Debenture Indenture does not:

o	require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity and, therefore, does not protect holders of the Debentures in the event that we experience significant adverse changes in our financial condition or performance;

o	limit our ability to incur additional indebtedness, including indebtedness that is equal in right of payment to the Debentures;

o	restrict our ability to pledge our assets;

o	restrict our ability to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Debentures;

o	restrict our ability to make investments; or

o	restrict our ability to issue new securities.

Such events may, however, result in an adjustment to the conversion rate applicable to the Debentures.

The value of the conversion right associated with the Debentures may be substantially lessened or eliminated if we are party to a merger, consolidation or other similar transaction.

        If we are party to a merger, consolidation, binding share exchange, sale, transfer or lease of all or substantially all of our assets or similar transaction pursuant to which our common stock is converted into, or into the right to receive, cash, securities or other property, then, at the effective time of the transaction, the right to convert a Debenture into our common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its Debenture immediately prior to the transaction. This change could substantially lessen or eliminate the value of the conversion right associated with the Debentures. For example, if we were acquired in a cash merger, each Debenture would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on future prospects and other factors.

The conditional conversion feature of the Debentures could result in a holder receiving less than the value of the common stock into which a Debenture is convertible.

        The Debentures are convertible into our common stock only if specified conditions are met. If these conditions are not met, a holder will not be able to convert its Debentures, and a holder may not be able to receive the value of our common stock into which its Debentures would otherwise be convertible.

Changes in our credit ratings or the financial and credit markets could adversely affect price of the Debentures.

        We expect that the market price of the Debentures will be based on a number of factors, including:

o	our ratings with major credit rating agencies;

o	the prevailing interest rates being paid by companies similar to us; and

o	the overall condition of the financial and credit markets.

        The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the Debentures. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. We cannot assure you that credit rating agencies will rate the Debentures, or if they do rate the Debentures, that they will maintain their ratings on the Debentures. A negative change in our rating could have an adverse effect on the market price of the Debentures.

Adjustments to the conversion rate applicable to the Debentures may result in a taxable distribution to a holder of Debentures.

        The conversion rate applicable to the Debentures will be adjusted if we distribute cash with respect to our common stock and in certain other circumstances. Under Section 305(c) of the Internal Revenue Code, an increase in the conversion rate as a result of our distribution of cash to common stockholders generally will result in a deemed distribution to a holder of Debentures. Other adjustments in the conversion rate (or failures to make such adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may have the same result. Any deemed distribution to a holder will be taxable as a dividend to the extent of our current or accumulated earnings and profits.

We cannot assure you that an active trading market will develop or continue for the Debentures.

        Prior to our private offering of the Debentures, there was no trading market therefor. The Debentures initially issued in the private offering are eligible for trading in the PORTAL market. However, the Debentures offered hereby will no longer be eligible for trading in the PORTAL market. We do not intend to list the Debentures offered hereby for trading on any national securities exchange or for quotation through any automated quotation system.

        The initial purchasers have informed us that they intend to make a market in the Debentures. The initial purchasers are, however, not obligated to make a market in the Debentures, and they may discontinue any market-making activities with respect to the Debentures at any time without notice. In addition, such market-making activities will be subject to the limits imposed by the Securities Act and the Exchange Act.

        As a result, we cannot assure you that an active trading market will develop or continue for the Debentures. If a market does develop and continue, the price of the Debentures may fluctuate and liquidity may be limited. If a market for the Debentures does not develop or continue, you may be unable to resell the Debentures for an extended period of time, if at all.

        Moreover, even if you are able to sell your Debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Debentures will be subject to disruptions which may have a negative effect on the holders of the Debentures, regardless of our prospects or financial performance.

There are provisions in some of our important documents that could have the effect of preventing a change in control.

        GTI’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws contain provisions concerning voting, issuance of preferred stock, removal of officers and other matters that may have the effect of discouraging, delaying or preventing a change in control of GTI. In addition, GTI’s Board of Directors has adopted a stockholder rights plan that may have the same effect. Stockholders who might desire to participate in such a transaction or benefit from such a change may not have the opportunity to do so. In addition, these provisions could adversely impact the price that investors might be willing to pay in the future for our common stock. Further, the Senior Facilities and the Senior Notes restrict certain events that would constitute a change of control and provide that certain events which would constitute a change in control would also constitute an event of default.

A holder of Debentures is not entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

        Holders of Debentures are not entitled to any rights with respect to our common stock (including voting rights and rights to receive dividends or other distributions), but will be subject to all changes affecting our common stock. A holder will have rights with respect to our common stock only if and when we deliver shares of our common stock to such holder upon conversion of its Debentures and, to a limited extent, by virtue of the conversion rate adjustments applicable to the Debentures. For example, if an amendment is proposed to GTI’s Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the delivery of shares of our common stock to a holder upon conversion of its Debenture, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or rights pertaining to our common stock affected by the amendment.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the Debentures and our ability to raise funds in new stock offerings.

        At March 31, 2004, 97,235,145 shares of our common stock were outstanding, excluding:

o	11,046,833 shares issuable upon exercise of options outstanding under our equity incentive plans, at a weighted average exercise price of $13.25; and

o	503,232 shares held in employee benefits protection and deferred compensation plan trusts, which are not considered outstanding for calculations of basic or diluted earnings per share; and

o	13,570,560 shares of common stock issuable upon conversion of the Debentures at the initial conversion rate.

        At March 31, 2004, 1,328,037 shares of our common stock were available for future awards under our equity incentive plans. Since March 31, 2004, we have not issued any options or any shares except upon exercise of previously outstanding options and in the ordinary course in connection with the trusts described above.

        All of the outstanding shares of our common stock, any shares of our common stock issued under our equity incentive and employee benefit plans, and, following the effectiveness of the registration statement (except to the extent that use thereof is suspended as described under “Description of the Debentures—Registration Rights” and, if the registration statement is not then effective or use thereof has been suspended, to the extent that the exemption from registration afforded by Rule 144 under the Securities Act is available), the shares of our common stock to be issued upon conversion of the Debentures will be freely transferable by persons other than our affiliates. The outstanding shares of our common stock held by, and any shares of our common stock issued under our equity incentive and employee benefit plans to, our affiliates are restricted securities and may not be sold other than pursuant to an effective registration statement or Rule 144 or another exemption from registration under the Securities Act.

        We have granted and intend to grant options to employees and directors annually in the ordinary course. We have filed and intend, consistent with past practice, to file with the SEC registration statements relating to the issuance of shares of common stock under our equity incentive and employee benefit plans and the resale of shares of our common stock held by our directors and executive officers.

        No prediction can be made as to the effect, if any, that future sales of shares of our common stock or the availability of shares for future sales (in each case, including shares issued or issuable upon conversion, redemption or repurchase of Debentures) will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the Debentures and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have or the trading price of our common stock or the value of the Debentures. The price of our common stock could be affected by possible sales of our common stock by investors who view the Debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the Debentures.

Conversion or repurchase of Debentures into or with our common stock will dilute the ownership interests of other stockholders. In addition, to the extent that outstanding options to purchase shares of our common stock are exercised, there will be further dilution.

Our stock price may be volatile due to the nature of our business as well as the nature of the securities markets, which could affect the short-term value of an investment in our common stock, the Debentures or the Senior Notes.

        Many factors may cause the market price for our common stock to decline or fluctuate, perhaps substantially, including:

o	failure of net sales, results of operations or cash flows from operations to meet the expectations of securities analysts or investors;

o	downward revisions in revenue, earnings or cash flow estimates of securities analysts;

o	downward revisions or announcements that indicate possible downward revisions in the ratings on the Senior Notes or the Debentures;

o	speculation in the press or investor perception concerning our industry or our prospects; and

o	changes in general capital market conditions.

        The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock.

        In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We could be involved in a securities class action litigation in the future. Such litigation could result in substantial costs and a diversion of management’s attention and resources.

Our ability to pay cash dividends and repurchase our common stock is restricted.

        The Senior Facilities and the Senior Notes substantially restrict the payment of cash dividends and repurchase of shares of our common stock by us.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated.

	Year Ended December 31,
	1999	2000	2001	2002	2003
Ratio of earnings to fixed charges (a)(b)	1.55x	1.20x	-	-	-

(a)	The ratio of earnings to fixed charges has been computed by dividing (i) earnings before income taxes, plus minority stockholders’ equity in consolidated entities, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, by (ii) fixed charges, which consist of interest charges (including capitalized interest), plus the portion of rental expense that we deem to include an interest factor.

(b)	Earnings were insufficient to cover fixed charges by $72 million in 2001, $32 million in 2002 and $23 million in 2003. Non-cash restructuring charges and impairment losses on long-lived and other assets were $82 million 2001, $17 million in 2002 and $11 million in 2003. Cash restructuring charges were $10 million in 2001, $6 million in 2002 and $16 million in 2003.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling security holders of the Debentures or shares of our common stock issued upon conversion thereof offered hereby.

SELLING SECURITY HOLDERS

        We originally issued the Debentures in January 2004 in a private offering pursuant to Section 4(2) of the Securities Act. The Debentures were immediately resold by the initial purchasers in transactions exempt from registration under Rule 144A under the Securities Act. The selling security holders consist of transferees who purchased the Debentures from the initial purchasers, and their subsequent transferees, pledgees, donees and successors. The selling security holders may from time to time offer and sell Debentures and shares of common stock issued upon conversion thereof pursuant to this prospectus or an applicable prospectus supplement.

        The following table sets forth, as of April 19, 2004, certain information concerning the principal amount of Debentures and number of shares of our common stock beneficially owned by the selling security holders as well as the principal amount of Debentures and number of shares of our common stock issuable on conversion thereof which may be offered from time to time under this prospectus by the selling security holders. We prepared this table based solely on information provided to us by the selling security holders, and we have not independently verified such information. Information concerning the selling security holders may change from time to time. We will from time to time file prospectus supplements or amendments to the registration statement to change or update information regarding the selling security holders and to include additional selling security holders as required by the registration rights agreement.

        Except as set forth below, none of the selling security holders has held any position or office or has had any material relationship with us within the past three years.

	Securities Beneficially Owned and Offered Hereby(a)(b)		Percentage of Outstanding Securities
Name	Principal Amount of Debentures	Shares of Common Stock(c)	Principal Amount of Debentures(d)	Shares of Common Stock(e)

American AAdvantage Funds	$210,000	12,666	*	*

Arkansas PERS	1,715,000	103,438	*	*

AstraZeneca Holdings Pension	515,000	31,062	*	*

Attorneys Title Insurance Fund	135,000	8,142	*	*

Aventis Pension Master Trust	150,000	9,047	*	*
Bear, Stearns & Co. Inc.(f)	1,000,000	60,314	*	*

Boilermaker-Blacksmith Pension Trust	850,000	51,267	*	*

Boilermakers Blacksmith Pension Trust	1,600,000	96,502	*	*

CALAMOS® Growth & Income Fund - CALAMOS® Investment Trust	16,000,000	965,018	7.11%	*

CALAMOS® Growth & Income Portfolio - CALAMOS® Advisors Trust	100,000	6,031	*	*

CEMEX Pension Plan	75,000	4,524	*	*

Chrysler Corporation Master Retirement Trust	3,080,000	185,766	1.37%	*

CIBC World Markets Corp.(f)(g)	6,380,000	384,801	2.84%	*

City of Knoxville Pension System	160,000	9,650	*	*

CNH CA Master Account, LP.	500,000	30,157	*	*

Context Convertible Arbitrage Fund, LP.	625,000	37,696	*	*

Context Convertible Arbitrage Offshore, LTD	1,250,000	75,392	*	*

DB Equity Opportunities Master Portfolio Ltd.	4,200,000	253,317	1.87%	*

Deam Convertible Arbitrage	2,000,000	120,627	*	*

Delta Air Lines Master Trust - CV	405,000	24,427	*	*

Delta Airlines Master Trust	525,000	31,665	*	*

Delta Airlines Master Trust	700,000	42,220	*	*

Delta Pilots Disability and Survivorship Trust	240,000	14,475	*	*

Delta Pilots Disability and Survivorship Trust - CV	200,000	12,063	*	*

DKR SoundShore Strategic Holding Fund Ltd.	500,000	30,157	*	*

Dorinco Reinsurance Company	450,000	27,141	*	*

Duke Endowment	475,000	28,649	*	*

FrontPoint Convertible Arbitrage Fund, LP.	5,000,000	301,568	2.22%	*

ICI American Holdings Trust	375,000	22,618	*	*

International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	630,000	37,998	*	*

International Truck & Engine Corporation Retiree Health Benefit Trust	190,000	11,460	*	*

International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	680,000	41,013	*	*

JMG Capital Partners, LP.	2,000,000	120,627	*	*

JMG Triton Offshore Fund LTD	2,000,000	120,627	*	*

Kettering Medical Center Funded Depreciation Account	50,000	3,016	*	*

Knoxville Utilities Board Retirement System	80,000	4,825	*	*

LDG Limited	128,000	7,720	*	*

Lexington Vantage Fund	32,000	1,930	*	*

Lord Abbett Investment Trust - LA Convertible Fund	1,300,000	78,408	*	*

Louisiana CCRF	175,000	10,555	*	*

Louisiana Workers Compensation #2	65,000	3,920	*	*

Louisiana Workers/ Compensation Corporation	210,000	12,666	*	*

Lyxor/Context Fund LTD(h)	250,000	15,078	*	*

Macomb County Employees' Retirement System	200,000	12,063	*	*

Maystone Continuum Master Fund, Ltd.	2,000,000	120,627	*	*

McMahan Securities Co. LP.(f)	400,000	24,125	*	*

Microsoft Corporation	560,000	33,776	*	*

Motion Picture Industry Health Plan - Active	100,000	6,031	*	*

Motion Picture Industry Health Plan - Retiree	70,000	4,222	*	*

National Bank of Canada(h)	375,000	22,618	*	*

OCM Convertible Trust	800,000	48,251	*	*

OCM Global Convertible Securities Fund	135,000	8,142	*	*

OCLC Online Computer Library Center Inc.	50,000	3,016		*

Partner Reinsurance Company Ltd.	350,000	21,110	*	*

Pioneer High Yield Fund(h)	99,395,000	5,994,870	44.18%	5.78%

Pioneer High Yield VCT Portfolio(h)	2,000,000	120,627	*	*

Pioneer U.S. High Yield Corp. Bond Sub Fund(h)	8,575,000	517,189	3.81%	*

Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	360,000	21,713	*	*

Pyramid Equity Strategies Fund	50,000	3,016	*	*

Qwest Occupational Health Trust	40,000	2,413	*	*

SCI Endowment Care Common Trust Fund - National Fiduciary Services	90,000	5,428	*	*

SCI Endowment Care Common Trust Fund - Suntrust	50,000	3,016	*	*

SCI Endowment Care Common Trust Fund - Wachovia	20,000	1,206	*	*

Southern Farm Bureau Life Insurance	825,000	49,759	*	*

Sphinx Fund	78,000	4,704	*	*

State Employees' Retirement Fund of the State of Delaware	465,000	28,046	*	*

Syngenta AG	285,000	17,189	*	*

The Animi Master Fund, Ltd.	3,000,000	180,941	1.33%	*

The California Wellness Foundation	250,000	15,078	*	*

The Cockrell Foundation	65,000	3,920	*	*

The Dow Chemical Company Employees' Retirement Plan	1,400,000	84,439	*	*

The Foundren Foundation	85,000	5,127	*	*

TQA Master Fund LTD	1,255,000	75,694	*	*

TQA Master Plus Fund LTD	1,906,000	114,958	*	*

Travelers Indemnity Company - Commercial Lines	80,000	4,825	*	*

Travelers Indemnity Company - Personal Lines	50,000	3,016	*	*

UBS O'Connor LLC f/b/o O'Connor Convertible Arbitrage Master Ltd.	1,500,000	90,470	*	*

UBS O'Connor LLC f/b/o O'Connor Global Convertible Portfolio	1,500,000	9,047	*	*

Union Carbide Retirement Account	700,000	42,220	*	*

United Food & Commercial Workers Local 1262 and Employers Pension Fund	360,000	21,713	*	*

Univar USA Inc. Retirement Plan	180,000	10,856	*	*

UnumProvident Corporation	360,000	21,713	*	*

Vanguard Convertible Securities Fund, Inc.	16,355,000	986,429	7.27%	*

Wachovia Securities International Ltd.(f)	6,000,000	361,882	2.67%	*

White River Securities L.L.C.(f)	1,000,000	60,314	*	*

Xavex-Convertible Arbitrage 7 Fund	308,000	18,577	*	*

Zurich Institutional Benchmarks Master Fund LTD	293,000	17,672	*	*
Other holders and their transferees, pledges, donees and successors(i)	15,225,000	918,275	6.77%	*
Total	$225,000,000	13,570,560	100.00%	12.19%

* Less than 1%.

(a)	Since the selling security holders may offer all or some of their Debentures or shares of our common stock issued upon conversion thereof pursuant to this prospectus, we have assumed for purposes of this table that the selling security holders will sell all of their Debentures and shares of our common stock issued upon conversion thereof pursuant to this prospectus.

(b)	Each selling stockholder has informed us that it does not beneficially own any Debentures or shares of our common stock other than those represented in this table. We have assumed, for purposes of this table, that transferees, pledges, donees or successors of each such holder will not beneficially own any Debentures or shares of our common stock other than those represented in this table.

(c)	Assumes conversion of all of the selling security holder’s Debentures at an initial conversion rate of 60.3136 shares of our common stock per $1,000 principal amount of Debentures. This conversion rate is subject to adjustment as described under “Description of Debentures—Conversion Rate Adjustments.” As a result, the number of shares of our common stock issuable upon conversion may increase or decrease in the future. Fractional shares will not be issued upon conversion. Payment of cash will be made instead of issuance of fractional shares, if any.

(d)	Based on $225,000,000 aggregate principal amount of Debentures outstanding as of April 19, 2004.

(e)	Based on 97,738,377 shares of our common stock outstanding as of March 31, 2004. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of our common stock issuable upon conversion of that particular holder’s Debentures, and did not assume conversion of any other holder’s Debentures. In calculating the total percentage, we treated as outstanding the number of shares of our common stock issuable upon conversion of the aggregate principal amount of Debentures outstanding as of April 19, 2004.

(f)	This selling security holder has informed us that it is a broker-dealer.

(g)	CIBC World Markets Corp. was an initial purchaser in our private offering of the Debentures in January 2004 and underwriter in our public offering of common stock in October 2003.

(h)	This selling security holder has informed us that it is affiliated with a broker-dealer.

(i)	Other holders may be identified at a later date by means of one or more prospectus supplements or amendments to the registration statement of which this prospectus is a part.

        To the extent that any of the selling security holders identified above are broker-dealers, they are deemed to be “underwriters” within the meaning of the Securities Act. With respect to selling security holders that are affiliates of broker-dealers, we believe that such entities acquired their Debentures or shares of our common stock issued upon conversion thereof in the ordinary course of business and that, at the time of the purchase of such Debentures or shares of our common stock, such selling security holders had no agreements or understandings, directly or indirectly, with any person to distribute such Debentures or shares of our common stock. To the extent that we become aware that such entities did not acquire such Debentures or shares of our common stock in the ordinary course of business or did have such an agreement or understanding, we will file an amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

DESCRIPTION OF OUR FINANCING STRUCTURE AND RANKING OF DEBENTURES

Description of Our Financing Structure

        We have the following three principal long term debt instruments and arrangements outstanding:

o	the Senior Facilities;

o	the Senior Notes; and

o	the Debentures.

        GrafTech Finance, a direct wholly owned subsidiary of GTI, is the borrower and primary obligor under the Senior Facilities. The Senior Facilities have been guaranteed, on a senior secured basis, by GTI and our other domestic subsidiaries.

        GrafTech Finance has loaned and is required to loan all of the proceeds of borrowings under the Revolving Facility (that is part of the Senior Facilities) to:

o	our Swiss subsidiary under a secured intercompany revolving note that is guaranteed, on a senior secured basis, by most of our other principal foreign subsidiaries; or

o	UCAR Carbon under an unsecured intercompany revolving note that is guaranteed, on an unsecured senior basis, by GTI and our other domestic subsidiaries.

        GrafTech Finance’s obligations under the Senior Facilities are secured by first priority security interests in these intercompany revolving notes (including the related guarantees and security) and all of its other assets (other than unsecured intercompany term notes described below). The guarantees of the Senior Facilities by GTI and our other domestic subsidiaries are secured, subject to certain limitations, by first priority security interests and pledges in all of the AET Pledged Stock, all of the outstanding capital stock of UCAR Carbon, GrafTech Finance and GrafTech Global, 65% of the outstanding shares of capital stock of our Swiss subsidiary and our other first-tier foreign subsidiaries, and all of the other assets of GTI and our other domestic subsidiaries. The intercompany revolving note of our Swiss subsidiary is secured by a pledge of all of its assets (including shares of capital stock of its first-tier foreign subsidiaries) and the guarantees of such intercompany revolving note are secured by pledges of assets of the foreign subsidiary guarantors. At December 31, 2003, the aggregate principal amount of such intercompany revolving note was nil.

        GrafTech Finance is the issuer of and primary obligor under the Senior Notes. The Senior Notes have been guaranteed, on a senior unsecured basis, by GTI and our other domestic subsidiaries that collectively hold a substantial majority of our U.S. assets. GrafTech Finance loaned most of the proceeds from the sale of the Senior Notes to our principal foreign subsidiaries under unsecured intercompany term notes that are guaranteed, on an unsecured senior basis, by the same foreign subsidiaries that guarantee the secured intercompany revolving note of our Swiss subsidiary. GrafTech Finance’s indebtedness under the Senior Notes is secured, subject to certain limitations, by first priority pledges of these unsecured intercompany term notes (including the related guarantees). The guarantee of the Senior Notes by UCAR Carbon is secured by a second priority pledge of the AET Pledged Stock. At December 31, 2003, the aggregate principal amount of these unsecured intercompany term notes was $528 million (based on currency exchange rates in effect at December 31, 2003). The Senior Note Indenture contains a limitation that at no time will (i) the value of the pledged portion the AET Pledged Stock or (ii) the combined value of the pledged portion of any foreign subsidiary’s unsecured intercompany term note and unsecured guarantee of unsecured intercompany term notes issued by other foreign subsidiaries exceed 19.99% of the principal amount of the then outstanding Senior Notes. As a result of such limitation, unsecured intercompany term notes of our foreign subsidiaries in an aggregate principal amount, at December 31, 2003, equal to $162 million (based on currency exchange rates in effect at December 31, 2003), that would otherwise be subject to the pledge to secure the Senior Notes, are available to satisfy the claims of all creditors of GrafTech Finance (including the lenders under the Senior Facilities, the holders of the Senior Notes and, pursuant to the subsidiary guarantee of GrafTech Finance, the holders of the Debentures) as their respective interests may appear.

        See the Notes to the Consolidated Financial Statements incorporated by reference in this prospectus for additional information regarding the Senior Facilities and the Senior Notes.

        GTI is the issuer of and primary obligor under the Debentures. The Debentures have been guaranteed, on a senior unsecured basis, by GrafTech Finance and our other domestic subsidiaries that collectively hold a substantial majority of our U.S. assets. Except for a subsidiary that is being dissolved and liquidated, the obligors (including the guarantors) under the Senior Notes and the Debentures are the same.

        GTI has no material assets other than all of the outstanding shares of capital stock of GrafTech Global and GrafTech Finance, its interest in the lawsuit initiated by us against our former parents, intercompany notes receivable by it from the subsidiary guarantors and $57.5 million aggregate principal amount of Senior Notes previously acquired by GTI. GTI has no material liabilities or obligations other than the Debentures, the secured DOJ antitrust fine of $52.5 million, the secured EU antitrust fine of €50.4 million, intercompany notes payable by it to the subsidiary guarantors, its secured guarantee of the Senior Facilities, its unsecured guarantee of the Senior Notes, and certain guarantees of commercial obligations of its subsidiaries.

        GrafTech Finance has no material assets other than intercompany notes receivable by it from GTI or our other subsidiaries, including those described above. GrafTech Finance has no material liabilities or obligations other than its secured indebtedness under the Senior Facilities and the Senior Notes, its unsecured guarantee of the Debentures and its obligations in connection with treasury, cash management, cash pooling and hedging activities for GTI and its other subsidiaries.

        GrafTech Global, a direct wholly owned subsidiary of GTI, has no material assets other than all of the outstanding shares of capital stock of UCAR Carbon, its interest in the lawsuit initiated by us against our former parents and intercompany notes receivable by it from GTI and the other subsidiary guarantors. GrafTech Global has no material liabilities or obligations other than intercompany notes payable by it to GTI or the other subsidiary guarantors, its secured guarantee of the Senior Facilities, its unsecured guarantee of the Senior Notes and the Debentures and certain guarantees of commercial obligations of its subsidiaries.

        UCAR Carbon, a directly wholly owned subsidiary of GrafTech Global, is our principal operating subsidiary in the U.S. All of our other subsidiaries are direct or indirect subsidiaries of UCAR Carbon. Our Swiss subsidiary is a direct wholly owned subsidiary of UCAR Carbon. Most of our other principal foreign operating subsidiaries are direct or indirect subsidiaries of our Swiss subsidiary. Union Carbide Grafito, Inc. is a direct, wholly owned, subsidiary of UCAR Carbon that holds certain real property in Puerto Rico adjacent to property on which one of GTI’s graphite electrode manufacturing facilities was located. The facility was demolished in the 1990‘s. Graphite Electrode Network LLC is a direct, wholly owned, marketing subsidiary of UCAR Carbon created primarily to market graphite electrodes for specific market segments. UCAR Holdings V Inc. is a direct wholly owned subsidiary of UCAR Carbon which held and recently sold our composite tooling business and is being liquidated and dissolved.

        GTI and the subsidiary guarantors may from time to time incur indebtedness to subsidiaries that are not subsidiary guarantors, subject to certain limitations under the Senior Facilities.

Ranking of Debentures

        GTI, the issuer of the Debentures, is our parent company. It is a holding company with no operations, limited assets (all of which are pledged to secure the Senior Facilities and the DOJ antitrust fine) and substantial debt, liabilities and obligations.

        The payment of principal of and interest (and liquidated damages, if any) on the Debentures ranks equally in right of payment with all present or future senior indebtedness of GTI (including its unsecured guarantee of the Senior Notes, its secured guarantee of the Senior Facilities and its liabilities for antitrust fines) and senior in right of payment to all present or future subordinated obligations of GTI. Such payment is effectively subordinated to all present or future secured indebtedness (including its secured guarantee of the Senior Facilities and its liability for the secured DOJ antitrust fine) of GTI, to the extent of the value of the assets securing such indebtedness. All assets of GTI are pledged to secure its guarantee of the Senior Facilities and its liability for the DOJ antitrust fine.

        Each subsidiary guarantee of a subsidiary guarantor is a general unsecured senior obligation of such subsidiary guarantor. The payment of amounts under such subsidiary guarantee ranks equally in right of payment with all present or future senior indebtedness of such subsidiary guarantor (including its secured or unsecured guarantee of or indebtedness under the Senior Notes and the Senior Facilities, as the case may be) and senior in right of payment to all present or future subordinated obligations of such subsidiary guarantor. Such payment is effectively subordinated to all present or future secured indebtedness of such subsidiary guarantor (including its secured guarantee of or indebtedness under the Senior Notes and the Senior Facilities, as the case may be), to the extent of the value of the assets securing such indebtedness.

        Since GTI currently conducts all of its operations through its subsidiaries, the Debentures will be effectively subordinated to claims of creditors (including trade creditors and preferred stockholders) of subsidiaries that are not subsidiary guarantors or, if such subsidiaries are subsidiary guarantors whose assets are pledged to secure claims of their creditors (including the lenders under the Senior Facilities and the holders of the Senior Notes), to the extent of the value of the assets securing such claims.

        Neither GTI nor its subsidiaries are prohibited from incurring debt, including senior indebtedness, under the Debenture Indenture. We may from time to time incur additional debt, including senior indebtedness and secured indebtedness. Our subsidiaries may also from time to time incur additional debt, including senior indebtedness, secured indebtedness and other liabilities.

        See the Notes to the Consolidated Financial Statements incorporated by reference in this prospectus for financial information regarding the issuer and the guarantors of the Debentures.

Certain Definitions Under the Debenture Indenture

        The following terms used in the Debenture Indenture have the meanings indicated below.

        “Senior Facilities” means the Credit Agreement dated as of February 22, 2000 among GTI, GrafTech Global, GrafTech Finance, certain of the other subsidiaries of GTI, the lenders referred to therein, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Credit Suisse First Boston, as joint-lead arrangers, and Chase Securities Inc. and Credit Suisse First Boston, as syndication agents, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and any security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement or agreements (and related documents) governing indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such credit agreement or a successor credit agreement, whether by the same or any other lender or group of lenders.

        “Senior indebtedness” means, with respect to any person on any date of determination:

o	indebtedness of such person, whether outstanding on the issuance date or thereafter incurred; and

o	accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person, whether or not post-filing interest is allowed in such proceeding) in respect of (i) indebtedness of such person for money borrowed and (ii) indebtedness evidenced by notes, Debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

unless, in the case of either of such clauses, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are junior to or subordinate in right of payment to the Debentures or the subsidiary guarantee of such person, as the case may be; provided, however, that senior indebtedness shall not include:

o	any obligation of such person to any subsidiary of such person; o any liability for federal, state, local or other taxes owed or owing by such person;

o	any account payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

o	any indebtedness of such person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other indebtedness or other obligation of such person; or

o	that portion of any indebtedness which, at the time of incurrence, is incurred in violation of the Debenture Indenture.

        “Subordinated obligations” means, with respect to any person on any date of determination, indebtedness of such person, whether outstanding on the issuance date or thereafter incurred, which is subordinate or junior in right of payment to the Debentures or the subsidiary guarantee of such person, as the case may be, pursuant to a written agreement.

Organizational Chart

        The following chart summarizes our corporate organizational structure.

DESCRIPTION OF DEBENTURES

        The Debentures have been issued under an Indenture dated January 22, 2004 among GTI, the subsidiary guarantors of the Debentures and U.S. Bank National Association, as trustee.  The Debentures and the shares of our common stock issuable upon conversion, redemption or repurchase thereof are covered by a registration rights agreement dated January 22, 2004 among GTI, the subsidiary guarantors of the Debentures and the initial purchasers of the Debentures. You may request a copy of the Debenture Indenture and the registration rights agreement from the trustee.

        The following description is only a summary of the material provisions of the Debentures, the Debenture Indenture and the registration rights agreement. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Debenture Indenture, the form of Debenture and the registration rights agreement, including the definitions of certain terms used in each of these documents. Wherever reference is made to particular provisions or defined terms of the Debenture Indenture, form of Debenture or registration rights agreement, these provisions or defined terms are incorporated by reference in this prospectus. These documents may be amended from time to time. You should read each of these documents because they, not this description, define your rights as a holder of the Debentures. For more information as to how you can obtain a copy of each of these documents, see “Where You Can Find More Information.”

        The following terms used in this "Description of Debentures" have the meanings indicated below.

“Subsidiary guarantee” means a guarantee of the Debentures by a subsidiary guarantor.

“Subsidiary guarantor” means a subsidiary that guarantees the Debentures.

        The subsidiary guarantors are subject to many of the provisions described in this “Description of Debentures.”

        See “Description of Our Financing Structure and Ranking of Debentures--Certain Definitions Under the Debenture Indenture” for the meanings of certain other terms used in this “Description of Debentures”.

General

         The Debentures:

o	are general unsecured senior obligations of GTI and rank equally in right of payment to any present or future senior debt of GTI, including its trade payables, its obligations in respect of antitrust fines, its guarantee of the Senior Facilities and its guarantee of the Senior Notes;

o	rank senior to any subordinated debt of GTI and are effectively subordinated to any secured debt of GTI, to the extent of the value of the assets securing such debt;

o	are guaranteed by our domestic subsidiaries holding a substantial majority of our U.S. assets, on a senior unsecured basis, and are not guaranteed by our foreign subsidiaries;

o	are limited to an aggregate principal amount of $225,000,000;

o	mature on January 15, 2024, unless earlier converted by you, repurchased by us at your option or redeemed by us;

o	will accrue interest at a rate of 1 5/8% per year payable in cash on each January 15 and July 15, beginning July 15, 2004, as set forth below under “—Interest”;

o	will accrue liquidated damages if we fail to comply with certain obligations as set forth under ;“—Registration Rights”;

o	are issued in denominations of $1,000 and integral multiples of $1,000;

o	are represented by one or more registered Debentures in global form, but in certain limited circumstances may be represented by Debentures in definitive form;

o	are redeemable by us for cash, at our option, in whole or in part, at any time prior to January 15, 2011 upon the occurrence of the events described under “—Redemption By Us” at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed, plus accrued and unpaid interest to (but excluding) the redemption date (including any liquidated damages), plus a “make whole” payment in cash, shares of our common stock or a combination thereof, at our option, on the Debentures to be redeemed equal to the present value of all remaining scheduled payments of interest on the Debentures to be redeemed through and including January 15, 2011;

o	are redeemable by us for cash, at our option, in whole or in part, at any time on or after January 15, 2011 at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed, plus accrued and unpaid interest to (but excluding) the redemption date (including any liquidated damages); and

o	are subject to repurchase by us at the option of the holder on January 15, 2011, January 15, 2014 and January 15, 2019, or upon a fundamental change (as defined below), in each case, at our option, in cash or shares of our common stock, or a combination thereof.

        The subsidiary guarantee of each subsidiary guarantor:

o	is a general unsecured senior obligation of such subsidiary guarantor; and

o	ranks equally in right of payment with any present or future senior debt of such subsidiary guarantor, including its trade payables, its guarantee of (or obligations as borrower under) the Senior Facilities and its guarantee of (or obligations as issuer of) the Senior Notes.

        You have the option, subject to fulfillment of certain conditions and during the periods described below, to convert your Debentures into shares of our common stock at an initial conversion rate of 60.3136 shares of our common stock per $1,000 principal amount of Debentures to be converted. This is equivalent to an initial conversion price of approximately $16.58 per share of common stock. The “conversion price” is, as of any date of determination, a dollar amount derived by dividing the principal amount by the conversion rate then in effect. The conversion rate is subject to adjustment if certain events occur. Upon a surrender of your Debentures for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described under “—Conversion Rights.” Upon conversion of a Debenture, you will not receive fractional shares, but will instead receive a cash payment to account for any such fractional share based upon the last reported sale price (as defined below) of our common stock on the last trading day immediately preceding the conversion date. You will not receive any cash payment for interest accrued and unpaid to the conversion date, except under the limited circumstances described below.

        If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

        As used in this prospectus, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Subsidiary Guarantees

        Subject to certain exceptions, each domestic subsidiary of GTI, as primary obligor and not merely as surety, jointly and severally irrevocably and unconditionally guarantees on an unsecured senior basis the performance and full and punctual payment when due, whether at stated maturity, by acceleration or otherwise, all obligations of GTI under the Debenture Indenture (including obligations to the trustee) and the Debentures, whether for payment of principal of or interest on or liquidated damages in respect of the Debentures, expenses, indemnification or otherwise (all such guaranteed obligations are called the “Guaranteed Obligations”). Each subsidiary guarantor has agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the trustee or the holders in enforcing any rights under its subsidiary guarantee. Each subsidiary guarantee by a subsidiary guarantor is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by such subsidiary guarantor without rendering the subsidiary guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        The initial subsidiary guarantors are GrafTech Finance, GrafTech Global, UCAR Carbon, UCAR International Trading Inc. and UCAR Carbon Technology LLC, and together they hold a substantial majority of our U.S. operating assets. Our domestic subsidiaries that do not guarantee the Debenture Indenture are AET, UCAR Holdings V Inc., Union Carbide Grafito, Inc. and Graphite Electrode Network LLC. Except for UCAR Holdings V Inc., the initial subsidiary guarantors are the same as the guarantors of the Senior Notes. For a description of our financing structure, see “Description of Our Financing Structure and Ranking of Debentures.”

        Each subsidiary guarantee by a subsidiary guarantor is a continuing guarantee and shall:

o	remain in full force and effect until payment in full of all of the Guaranteed Obligations,

o	be binding upon such subsidiary guarantor and its successors and

o	inure to the benefit of, and be enforceable by, the trustee, the holders and their successors, transferees and assigns.

        GTI or any subsidiary guarantor may consolidate with, merge with or into, or transfer all or substantially all of its assets to any other person to the extent described under “—Merger and Sale of Assets”; provided, however, that in the case of a merger, consolidation or transfer involving GTI, GrafTech Finance, GrafTech Global or UCAR Carbon where the resulting, surviving or transferee person is not GTI, GrafTech Finance, GrafTech Global or UCAR Carbon, as the case may be, the obligations under the applicable subsidiary guarantee must be expressly assumed by such other person.

        The subsidiary guarantee of a subsidiary guarantor (other than GrafTech Finance, GrafTech Global or UCAR Carbon) will be released:

o	upon the sale or other disposition (including by way of consolidation or merger) of such subsidiary guarantor; or

o	upon the sale or disposition of all or substantially all of the assets of such subsidiary guarantor;

in each case other than a sale or disposition to GTI or an affiliate of GTI and as permitted by the Debenture Indenture.

        GTI has caused each of its direct or indirect wholly owned domestic subsidiaries that guarantees the Senior Notes (or, after such time as the Senior Notes are no longer outstanding, incurs or guarantees any indebtedness (other than intercompany indebtedness) aggregating more than $10 million) to, at the same time, execute and deliver to the trustee a guarantee agreement pursuant to which such domestic subsidiary guarantees the Debentures on the same terms and conditions as the other subsidiary guarantors, excluding:

o	AET, for so long as the capital stock of AET is not 100% owned, either directly or indirectly, by GTI;

o	UCAR Holdings V Inc., unless its legal existence has not been dissolved prior to January 1, 2005; and

o	each of Union Carbide Grafito, Inc. and Graphite Electrode Network LLC until the date of contribution to such subsidiary by GTI and its other subsidiaries of an aggregate cumulative amount, during the period from the first date of original issuance of the Debentures through and including such date of contribution, cash, assets or property with an aggregate book value in excess of 1% of the consolidated assets of GTI and its consolidated subsidiaries (determined as of such date of contribution and based on the consolidated financial statements of GTI published most recently prior to such date of contribution) but excluding contributions of cash, assets or property to satisfy environmental or personal injury liabilities or to pay for environmental remediation.

        In addition, GTI has caused each of its direct and indirect non-wholly owned domestic subsidiaries that guarantees the Senior Notes (or, after such time as the Senior Notes are no longer outstanding, guarantees any indebtedness of GTI or any of its wholly owned subsidiaries aggregating more than $10 million) to, at the same time, execute and deliver to the trustee a guarantee agreement pursuant to which such subsidiary guarantees the Debentures on the same terms and conditions as the other subsidiary guarantors.

Ranking

        GTI and its subsidiaries have three principal long term debt instruments and arrangements outstanding:

o	the Debentures;

o	the Senior Facilities; and

o	the Senior Notes.

        For a description of the ranking of the Debentures in relation to this long term debt and other obligations and liabilities, see “Description of Our Financing Structure and Ranking of Debentures.”

Interest

        The Debentures bear interest at a rate of 1 5/8% per annum. Interest (including liquidated damages, if any) shall be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2004.

        Interest on a Debenture (including liquidated damages, if any) will be paid to the person in whose name the Debenture is registered at the close of business on the January 1 or July 1, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day); provided, however, that interest (including liquidated damages, if any) payable upon redemption or repurchase by us will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from January 22, 2004 or from the most recent date to which interest has been paid or duly provided for. We will pay interest on overdue principal at 1% per annum in excess of such rate, and we will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Redemption by Us

        No sinking fund is provided for the Debentures. We may redeem the Debentures at any time, but prior to January 15, 2011, we may redeem the Debentures, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of Debentures to be redeemed, plus accrued and unpaid interest (including liquidated damages, if any), if any, to (but excluding) the redemption date, only if the last reported sale price of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the notice of redemption (which date shall be at least 20 days but not more than 60 days prior to the redemption date). If we redeem Debentures under these circumstances prior to January 15, 2011, we will make the “make whole” payment described below. On or after January 15, 2011, we may redeem the Debentures, in whole or in part, at any time for a redemption price in cash equal to 100% of the principal amount of the Debentures to be redeemed, plus any accrued and unpaid interest (including liquidated damages, if any) to (but excluding) the redemption date.

        If we redeem Debentures as described above prior to January 15, 2011, we will make a “make whole” payment in cash, shares of our common stock or a combination thereof, at our option, equal to the present value of all remaining scheduled payments of interest on the Debentures to be redeemed through and including January 15, 2011. The present value of the remaining interest payments will be computed using a discount rate equal to the Treasury Yield. “Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term to January 15, 2011; provided, however, that if the then remaining term to January 15, 2011 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term to January 11, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        If the redemption date is an interest payment date, interest (including liquidated damages, if any) shall be paid on such interest payment date to the record holder on the relevant record date.

        Debentures or portions of Debentures called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date. Our notice of redemption will inform the holders of our election to deliver shares of our common stock or to pay cash in lieu of delivery of shares of our common stock (or a combination of cash and shares of our common stock) with respect to any Debentures or portions thereof converted prior to the redemption date.

        We will provide not less than 20 nor more than 60 days’ notice of redemption by mail to each registered holder of Debentures to be redeemed. If the notice of redemption is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those Debentures or portions of Debentures called for redemption and all other rights of the holders of such Debentures or portions of Debentures to be redeemed will terminate (other than the right to receive the redemption price upon transfer or delivery of the Debentures).

        If we redeem Debentures prior to January 15, 2011 and elect to make the “make whole” payment in whole or in part in shares of our common stock, the number of shares of our common stock to be delivered by us will be equal to the portion of the “make whole” payment to be paid in shares of our common stock divided by 97.5% of the market price of our common stock. The market price of our common stock will be determined prior to the applicable redemption date, as described under “—Repurchase of Debentures by Us at the Option of the Holder.” If we elect to pay the “make whole” payment in whole or in part in shares of our common stock, we will pay cash in lieu of fractional shares in an amount based upon the market price of our common stock.

        If we decide to redeem fewer than all of the outstanding Debentures, the trustee will select the Debentures or portions of the Debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method which the trustee considers fair and appropriate. If the trustee selects a portion of your Debentures for partial redemption and you convert a portion of your Debentures, the converted portion will be deemed to be from the portion selected for redemption.

        We may not redeem the Debentures if we have failed to pay any interest (including liquidated damages, if any) on the Debentures when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the Debentures.

Conversion Rights

        Subject to the conditions and during the periods described below, you may convert each of your Debentures into shares of our common stock initially at a conversion rate of 60.3136 shares of our common stock per $1,000 principal amount of Debentures (equivalent to an initial conversion price of approximately $16.58 per share of common stock). The conversion rate and the equivalent conversion price in effect at any given time are called the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. You may convert fewer than all of your Debentures so long as the principal amount of the Debentures converted is an integral multiple of $1,000.

        You may convert your Debentures into shares of our common stock only in the following circumstances, which are described in more detail below, and to the following extent:

o	in whole or in part, upon satisfaction of a market price condition;

o	any or all of those Debentures that have been called for redemption;

o	in whole or in part, upon the occurrence of specified corporate transactions;

o	in whole or in part, upon satisfaction of a trading price condition; and

o	in whole or in part, upon the occurrence of certain reductions in credit ratings.

        If we call your Debentures for redemption, you may convert your Debentures only until the close of business on the second business day prior to the redemption date (unless we fail to pay the redemption price). If you have already delivered a repurchase election with respect to a Debenture as described under either “—Repurchase of Debentures by Us at the Option of the Holder” or “—Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change,” you may not surrender that Debenture for conversion until you have withdrawn the repurchase election in accordance with the Debenture Indenture.

        Upon conversion, you will not receive any payment of interest (including liquidated damages, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of Debentures. Instead, we will pay cash in lieu of fractional shares based upon the last reported sale price of our common stock on the last trading day immediately preceding the conversion date. Our delivery to you of the full number of shares of our common stock into which your Debenture is convertible, or cash or a combination of cash and shares of our common stock, including any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

o	the principal amount of the Debenture; and

o	accrued and unpaid interest (including liquidated damages, if any) to (but excluding) the conversion date.

        As a result, accrued and unpaid interest (including liquidated damages, if any) to (but excluding) the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of shares of our common stock upon conversion, see “Material U.S. Federal Income Tax Considerations.”

        Notwithstanding the preceding paragraph, if Debentures are converted after the close of business on a record date but prior to the opening of business on the next succeeding interest payment date, holders of such Debentures at the close of business on the record date will receive the interest (including liquidated damages, if any) payable on such Debentures on the corresponding interest payment date notwithstanding the conversion. Such Debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including liquidated damages, if any) payable on such Debentures so converted; provided, that no such payment need be made:

o	if we have specified a redemption date that is after a record date and on or prior to the date that is two business days after the corresponding interest payment date,

o	if we have specified a fundamental change repurchase date that is after a record date and on or prior to the date that is one business day after the corresponding interest payment date, or

o	to the extent of any overdue interest (including liquidated damages, if any) at the time of conversion with respect to such Debentures.

        If you convert your Debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

        In lieu of delivering shares of our common stock upon conversion of all or any portion of the Debentures, we may elect to pay holders surrendering Debentures for conversion an amount in cash for each $1,000 principal amount of Debentures to be converted equal to the average of the last reported sale prices for the five consecutive trading days:

o	immediately following the date of notice of our election to deliver cash, as described below, if we have not given notice of redemption;

o	ending on the third trading day prior to the conversion date, in the case of a conversion following notice of redemption specifying that we intend to deliver cash upon conversion,

o	in either case multiplied by the conversion rate in effect on the conversion date; provided, however, that in no case shall the amount of cash delivered upon conversion of Debentures exceed $1,000 per $1,000 principal amount of Debentures to be converted, in which case any excess shall be paid in shares of our common stock.

        We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our common stock or to pay cash in lieu of delivery of shares of our common stock, unless we have already informed holders of our election in connection with our optional redemption of the Debentures as described under “—Redemption by Us.” If we elect to deliver all of such payment in shares of our common stock, the shares of our common stock will be delivered through the conversion agent (which initially shall be the trustee) to holders timely surrendering Debentures no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of shares of our common stock, will be made through the conversion agent to holders timely surrendering Debentures no later than the tenth business day following the conversion date.

Conversion Upon Satisfaction of Market Price Condition

        You may surrender your Debentures for conversion into shares of our common stock prior to January 15, 2019 in any fiscal quarter after the fiscal quarter ending March 31, 2004 if the last reported sale price of our common stock for at least 20 trading days within the period of 30 consecutive trading days ending on the first trading day of such fiscal quarter is greater than 125% of the conversion price per share of our common stock on such trading day. You may also surrender your Debentures for conversion into shares of our common stock on or after January 15, 2019 any time after the last reported sale price of our common stock on any date is more than 125% of the then current conversion price. Upon a surrender of your Debentures for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described under “—Conversion Rights.”

        The “last reported sale price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if there is more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market. If our common stock is not listed for trading on a United States national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or any similar United States system of automated dissemination of quotations of securities prices. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

Conversion Upon Notice of Redemption

        If we call any or all of the Debentures for redemption, you may surrender any of your Debentures that have been called for redemption for conversion at any time prior to the close of business on the second business day prior to the redemption date. Upon a surrender of your Debentures for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described under “—Conversion Rights.”

Conversion Upon Specified Corporate Transactions

        If we elect to:

o	distribute to all of the holders of shares of our common stock any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock for not more than 45 days after the date of issuance thereof, in either case at an exercise price per share or conversion price per share less than the average of the last reported sale prices of a share of our common stock for the five trading days immediately preceding the declaration date of the distribution; or

o	distribute to all of the holders of shares of our common stock, assets (including cash), evidences of indebtedness or other property or rights to subscribe for or purchase our securities (other than those described in the preceding bullet), which distribution has a per share value as determined by GTI’s Board of Directors exceeding 10% of the average of the last reported sale price of a share of our common stock for the five trading days immediately preceding the declaration date for such distribution, we must notify holders of the Debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The “ex-dividend date” is the first date upon which a sale of shares of our common stock does not automatically transfer the right to receive the relevant distribution from the seller of the shares to the buyer. Upon a surrender of your Debentures for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described under “—Conversion Rights.”

        In addition, if we are a party to a consolidation, merger or binding share exchange, in each case pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender Debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction.

        If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a Debenture into shares of our common stock will be changed into a right to convert such Debenture into the kind and amount of cash, securities or other property which a holder would have received if the holder had converted its Debentures into shares of our common stock immediately prior to the applicable record date for such transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not otherwise be adjusted. If the transaction also constitutes a fundamental change, a holder can require us to redeem all or a portion of its Debentures as described under “—Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change.”

Conversion Upon satisfaction of Trading Price Condition

        You may surrender your Debentures for conversion prior to maturity during the five business day period after any ten consecutive trading day period in which the “trading price” per $1,000 principal amount of Debentures, as determined following a request by a holder of Debentures in accordance with the procedures described below, was less than 98% of the product of the last reported sale price of our common stock and the conversion rate then in effect (the “trading price condition”); provided, that if, on the date of any conversion pursuant to the trading price condition that is on or after January 15, 2019, the last reported sale price of our common stock on the trading day before the conversion date is greater than 100% but less than 125% of the conversion price, then holders surrendering Debentures for conversion will receive, in lieu of shares of our common stock based on the then applicable conversion rate, an amount in cash, shares of our common stock or a combination of cash and shares of our common stock, at our option, equal to the principal amount of the Debentures being converted plus accrued and unpaid interest (including liquidated damages, if any), to (but excluding) the conversion date (a “principal value conversion”). Any common stock delivered upon a principal value conversion will be valued at the greater of the conversion price on the conversion date and the average of the last reported sale price of our common stock for a five trading day period starting the third trading day following the conversion date. Upon a surrender of your Debentures for conversion we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described under “—Conversion Rights.”

        The “trading price” of the Debentures on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5 million principal amount of Debentures at approximately 3:30 p.m., New York City time, on such date from three independent nationally recognized securities dealers we select; provided, that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and, if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5 million principal amount of Debentures from an independent nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Debentures, then the trading price per $1,000 principal amount of Debentures will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate then in effect.

        In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the Debentures unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of Debentures would be deemed to be less than 98% of the product of the last reported sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of Debentures. At such time, we shall instruct the trustee to determine the trading price of the Debentures beginning on the next trading day and on each successive trading day until, and only until, the trading price per $1,000 principal amount of Debentures is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate then in effect.

Conversion Upon Credit Ratings Event

        We have obtained long term credit ratings for the Debentures from Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services (“Standard & Poor’s”). Moody’s has given the Debentures a rating of B2. Standard & Poor’s has given the Debentures a rating of B-. You will have the right to surrender your Debentures for conversion prior to maturity:

o	at any time when (i) the long term credit rating assigned to the Debentures by Moody’s is Caa1 or lower or the long term credit rating assigned to the Debentures by Standard & Poor’s is CCC or lower or (ii) both Moody’s and Standard & Poor’s have discontinued, withdrawn or suspended their long-term credit rating with respect to the Debentures; or

o	if only one of Moody’s and Standard & Poor’s continues to provide a long-term credit rating for the Debentures, at any time when (i) the long term credit rating assigned to the Debentures by such rating agency is Caa1 or lower, in the case of Moody’s, or CCC or lower, in the case of Standard & Poor’s, or (ii) such rating agency has discontinued, withdrawn or suspended its long-term credit rating with respect to the Debentures.

        Upon a surrender of your Debentures for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described under “—Conversion Rights.”

Conversion Procedures

        To convert your Debenture into shares of our common stock, you must do each of the following:

o	complete and manually sign the conversion notice on the back of the Debenture, or a facsimile of the conversion notice, and deliver this notice to the conversion agent;

o	surrender the Debenture to the conversion agent;

o	if required, furnish appropriate endorsements and transfer documents;

o	if required, pay all transfer or similar taxes; and

o	if required, pay funds equal to the interest payable on the next interest payment date.

        The date on which you shall have complied with all of these requirements is the conversion date under the Debenture Indenture. If your interest is a beneficial interest in a global Debenture, to convert you must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global Debenture.

        The conversion agent will, on your behalf, convert the Debentures into shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. Settlement of our obligation to deliver shares, cash or a combination thereof with respect to a conversion will occur on the dates described under “—Conversion Rights.” Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of Debentures in book-entry form with The Depository Trust Company (“DTC”), in which case shares shall be delivered in accordance with applicable DTC procedures. In addition, we will pay cash for any fractional shares, as described above under “—Conversion Rights.”

        As described under “—Conversion Rights,” we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described above under “—Conversion Rights.”

Conversion Rate Adjustments

        The conversion rate will be adjusted as described in the circumstances below, except that we will not make any adjustments to the conversion rate if holders of the Debentures participate in any of the transactions described below.

(1)	If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 X OS1 / OS0

where,

CR0 = the conversion rate in effect immediately prior to such event

CR1 = the conversion rate in effect immediately after such event

OS0 = the number of shares of our common stock outstanding immediately prior to such event

OS1 = the number of shares of our common stock outstanding immediately after such event

(2)	If we issue to all or substantially all of the holders of shares of our common stock any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock within 45 days after the date of issuance thereof, in either case at an exercise price per share or a conversion price per share less than the last reported sale price of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided, that the conversion rate will be readjusted to the extent that such rights, warrants, options, other securities or convertible securities are not exercised or converted prior to the expiration of the exercisability or convertibility thereof):

CR1 = CR0 x (OS0 + X) / (OS0 + Y)

where,

CR0 = the conversion rate in effect immediately prior to such event

CR1 = the conversion rate in effect immediately after such event

OS0 = the number of shares of our common stock outstanding immediately prior to such event

X = the total number of shares of our common stock issuable pursuant to such rights, warrants, options, other securities or convertible securities

Y = the number of shares of our common stock equal to the aggregate exercise price or conversion price payable to exercise or convert such rights, warrants, options, other securities or convertible securities divided by the average of the last reported sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the date of announcement of the issuance of such rights, warrants, options, other securities or convertible securities

(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all of the holders of shares of our common stock, excluding: dividends, distributions and rights, warrants, options, other securities or convertible securities described in clause (1) or (2) above; and dividends or distributions in cash described in clause (4) below; and spin-offs described in this clause (3) below, then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x (SP0 / SP0 & FMV)

where,

CR0 = the conversion rate in effect immediately prior to such distribution

CR1 = the conversion rate in effect immediately after such distribution

SP0 = the average of the last reported sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the record date for such distribution

FMV = the fair market value (as determined by GTI’s Board of Directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, called a “spin-off,” the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive the distribution will be increased based on the following formula:

CR1 = CR0 x (FMV0 + MP0 / MP0)

where,

CR0 = the conversion rate in effect immediately prior to such distribution

CR1 = the conversion rate in effect immediately after such distribution

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of shares of our common stock applicable to one share of our common stock over the first 10 consecutive trading days after the effective date of the spin-off

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading days after the effective date of the spin-off

The adjustment to the conversion rate with respect to a spin-off will occur on the tenth trading day after the effective date of the spin-off.

(4)	If we pay or make any cash dividend or distribution during any of our quarterly fiscal periods to all or substantially all of the holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 X (SP0 / SP0 & C)

where,

CR0 = the conversion rate in effect immediately prior to the record date for such distribution

CR1 = the conversion rate in effect immediately after the record date for such distribution

SP0 = the average of the last reported sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the record date of such distribution

C = the amount in cash per share we distribute to holders of shares of our common stock

(5)	We will increase the conversion rate if we or any of our subsidiaries purchases shares of our common stock pursuant to a tender offer or exchange offer which involves an aggregate consideration per share that exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender offer or exchange offer. The conversion rate will be increased based on the following formula:

CR1 = CR0 x (AC + (SP1 x OS1)) / (OS0 x SP1)

where,

CR0 = the conversion rate in effect on the date such tender offer or exchange offer expires

CR1 = the conversion rate in effect on the day next succeeding the date such tender offer or exchange offer expires

AC = the aggregate value of all cash and other consideration (as determined by GTI’s Board of Directors) paid or payable for all shares of our common stock that we or one of our subsidiaries purchases in the tender offer or exchange offer

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender offer or exchange offer expires

OS1 = the number of shares of our common stock outstanding immediately after the date such tender offer or exchange offer expires

SP1 = the average of the last reported sale prices of our common stock for the 10 consecutive trading days commencing on the trading day next succeeding the date such tender offer or exchange offer expires

        Holders of Debentures will receive, upon conversion of Debentures, in addition to shares of our common stock, rights under our existing rights plan unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our common stock, evidences of indebtedness or other assets or property described in clause (3) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our rights agreement to provide that upon conversion of the Debentures the holders will receive, in addition to shares of our common stock issuable upon such conversion, the rights which would have attached to such shares of our common stock if the rights had not become separated from our common stock under our rights plan. To the extent that we adopt any future rights plan, upon conversion of the Debentures into shares of our common stock, you will receive, in addition to shares of our common stock, the rights under the future plan whether or not the rights have separated from shares of our common stock at the time of conversion and no adjustment to the conversion rate will be made in accordance with clause (3) above or otherwise.

        In addition to these adjustments, we may increase the conversion rate as GTI’s Board of Directors deems advisable to avoid or diminish any income tax to holders of shares of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if GTI’s Board of Directors has determined that such increase would be in our best interests. If GTI’s Board of Directors makes such a determination, it will be conclusive. We will give holders of Debentures at least 15 days’ notice of such an increase in the conversion rate. For a discussion of the United States federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations—U.S. Holders—Constructive Dividends.”

        No adjustment to the conversion rate or the ability of a holder of a Debenture to convert will be made if the holder will otherwise participate in the distribution without conversion solely as a holder of a Debenture. Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

        The applicable conversion rate will not be adjusted:

o	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

o	upon the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant incentive or benefit plan or program of or assumed by us or any of our subsidiaries;

o	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Debentures were first issued;

o	upon the repurchase by us of shares of common stock from our employee protection and deferred compensation trusts or members of our senior management upon their resignation or termination of employment;

o	for a change in the par value of our common stock; or

o	for accrued and unpaid interest (including liquidated damages, if any on the Debentures).

Repurchase of Debentures by Us at the Option of the Holder

        You will have the right to require us to repurchase all or a portion of your Debentures on January 15, 2011, January 15, 2014 and January 15, 2019 (each, a “repurchase date”).

        We will be required to repurchase any outstanding Debentures for which you deliver a written repurchase notice to the paying agent (which will initially be the trustee). This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day prior to the repurchase date. You may withdraw your repurchase notice at any time prior to the close of business on the business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions described below.

        The repurchase price payable will be equal to 100% of the principal amount of the Debentures to be repurchased, plus any accrued and unpaid interest (including liquidated damages, if any) to (but excluding) the repurchase date. We may choose to pay the repurchase price in cash or shares of our common stock or a combination of cash and shares of our common stock (provided, that in any event we will pay any accrued and unpaid interest (including liquidated damages, if any) in cash). Our right to pay all or any of the repurchase price in shares of our common stock is subject to additional conditions as described below.

        If we elect to pay the repurchase price in whole or in part in shares of our common stock, the number of shares of our common stock to be delivered by us will be equal to the portion of the repurchase price to be paid in shares of our common stock divided by 97.5% of the market price of our common stock. The market price of our common stock will be determined prior to the applicable repurchase date as described below. If we elect to pay the repurchase price in whole or in part in shares of our common stock, we will pay cash in lieu of fractional shares in an amount based upon the market price of our common stock.

        As used under this caption and under “—Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change” and under “ —Redemption by Us,” “market price” means, with respect to any repurchase date (including upon the occurrence of a fundamental change) or other date of determination, the average of the last reported sale price of our common stock for the 20 consecutive trading days ending on the third business day prior to the applicable repurchase date or date of determination, as the case may be (or, if such third business day is not a trading day, then ending on the last trading day prior to such third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first trading day of such 20 trading-day period and ending on the applicable repurchase date or date of determination, as the case may be, of any event requiring an adjustment of the conversion rate under the Debenture Indenture.

        Because the market price of our common stock is determined prior to the applicable repurchase date, you will bear the market risk with respect to the value of the shares of our common stock, if any, to be received from the date as of which the market price is determined to the date on which you receive such shares. In addition, the market price of our common stock is an average price rather than the price as of a single date.

        On or before the 25th business day prior to each repurchase date, we will provide to the trustee, the paying agent and all of the holders of Debentures at their addresses shown in the register maintained by the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

o	the repurchase price;

o	the last date on which a holder may exercise the repurchase right;

o	the repurchase date;

o	whether we will pay the repurchase price in cash, shares of our common stock or a combination thereof, specifying the percentage or amount of each;

o	if we elect to pay the repurchase price in whole or in part in shares of our common stock, the method of calculating the market price of our common stock;

o	the name and address of the paying agent and the conversion agent;

o	the applicable conversion rate and any adjustments to the applicable conversion rate;

o	that the Debentures with respect to which a repurchase election has been given by the holder may be converted only if the holder withdraws the repurchase election in accordance with the terms of the Debenture Indenture; and

o	the procedure that holders must follow to require us to repurchase their Debentures.

        To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, subject to extension to comply with applicable law, the Debentures to be repurchased, duly endorsed for transfer, together with a written repurchase election and the form entitled “Form of repurchase notice” on the reverse side of the Debentures, duly completed, to the paying agent. Your repurchase election must state:

o	if certificated Debentures have been issued, the certificate numbers of the Debentures to be repurchased;

o	the portion of the principal amount of Debentures to be repurchased, which must be $1,000 or an integral multiple thereof;

o	that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures and the Debenture Indenture; and

o	if we have elected to pay the repurchase price in shares of our common stock but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment in shares of our common stock is not satisfied prior to the close of business on the business day immediately preceding the repurchase date, whether you elect:

(i) to withdraw the repurchase election as to some or all of the Debentures to which it relates; or

(ii) to receive cash in respect of the entire repurchase price for all of the Debentures subject to the repurchase election.

        If you fail to indicate your choice with respect to this election, you will be deemed to have elected to receive cash in respect of the entire repurchase price for all of the Debentures subject to the repurchase election in these circumstances. For a discussion of the tax treatment of a holder receiving cash, shares of our common stock or any combination thereof, see “Material U.S. Federal Income Tax Considerations.”

        If your Debentures are not in certificated form, your repurchase notice must comply with applicable DTC procedures.

        No Debentures may be repurchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the repurchase price of the Debentures.

        You may withdraw any repurchase notice, in whole or in part, by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the repurchase date. The notice of withdrawal must state:

o	the principal amount of the withdrawn Debentures;

o	if certificated Debentures have been issued, the certificate numbers of the withdrawn Debentures; and

o	the principal amount of the Debentures, if any, which remains subject to the repurchase notice.

        If your Debentures are not in certificated form, your withdrawal notice must comply with applicable DTC procedures.

        To receive payment of the repurchase price, you must either effect book-entry transfer of your Debentures or deliver your Debentures, together with necessary endorsements, to the office of the paying agent after delivery of your repurchase notice. Payment of the repurchase price for a Debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Debenture.

        If the paying agent holds money or securities sufficient to pay the repurchase price of the Debentures to be repurchased on the business day following the repurchase date, then, on and after such date:

o	the Debentures to be repurchased will cease to be outstanding and interest thereon will cease to accrue (whether or not book-entry transfer of the Debentures has been made or the Debentures have been delivered to the paying agent); and

o	all other rights of the holders of the Debentures to be repurchased will terminate (other than the right to receive the repurchase price upon transfer or delivery of the Debentures).

        Our right to pay the repurchase price for Debentures, in whole or in part, in shares of our common stock is subject to various conditions, including:

o	our providing timely written notice, as described above, of our election to pay all or part of the repurchase price in shares of our common stock;

o	our common stock then being listed on a United States national or regional securities exchange or quoted on the Nasdaq National Market or other similar automated quotation system;

o	information necessary to calculate the market price of our common stock being published in a daily newspaper of national circulation or being otherwise readily publicly available;

o	registration of the shares of our common stock under the Securities Act and the Exchange Act, in each case if required; and

o	our obtaining any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

        If the required conditions are not satisfied with respect to a holder prior to the close of business on the business day immediately preceding the repurchase date, we will pay the repurchase price for such holder’s Debentures entirely in cash. We may not change our election with respect to the form in which we will pay the repurchase price once we have given the notice that we are required to give, except as described in the preceding sentence.

        We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase. If then so required, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures.

        We may, to the extent permitted by applicable law and the agreements governing our other debt, at any time purchase the Debentures in the open market or by tender at any price or by private agreement. Any Debenture so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancelation or held by us. Any Debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.

Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change

        If a fundamental change occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase any or all of your Debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on the fundamental change repurchase date, at a fundamental change repurchase price equal to 100% of the principal amount of the Debentures to be repurchased plus accrued and unpaid interest (including liquidated damages, if any) to (but excluding) the fundamental change repurchase date.

        We may choose to pay the fundamental change repurchase price in cash or shares of our common stock or a combination of cash and shares of our common stock (provided, that in any event we will pay any accrued and unpaid interest (including liquidated damages, if any) in cash).

        If we elect to pay the fundamental change repurchase price in whole or in part in shares of our common stock, the number of shares of our common stock to be delivered by us will be equal to the portion of the fundamental change repurchase price to be paid in shares of our common stock divided by 97.5% of the market price of our common stock. The market price of our common stock will be determined prior to the applicable fundamental change repurchase date, as described under “—Repurchase of Debentures by us at the option of the holder.” If we elect to pay the fundamental change repurchase price in whole or in part in shares of our common stock, we will pay cash in lieu of fractional shares in an amount based upon the market price of our common stock.

        Because the market price of our common stock is determined prior to the applicable fundamental change repurchase date, you will bear the market risk with respect to the value of the shares of our common stock, if any, to be received from the date as of which the market price is determined to the date on which you receive such shares. In addition, the market price of our common stock is an average price rather than the price as of a single date.

        A “fundamental change” will be deemed to have occurred at the time after the Debentures are originally issued that any of the following occurs:

(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that, for purposes of this clause (i), such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of voting stock of GTI (for the purposes of this clause (i), such other person shall be deemed to beneficially own any voting stock of a person (the “specified person”) held by any other person (the “parent entity”), if such other person is the beneficial owner (as defined above in this clause (i)), directly or indirectly, of more than 35% of the voting power of the voting stock of such parent entity);

(ii)	individuals who on January 22, 2004 constituted GTI’s Board of Directors (together with any new directors whose election by GTI’s Board of Directors or whose nomination for election by the stockholders of GTI was approved by a vote of 66 2/3% of the directors of GTI then still in office who were either directors on January 22, 2004 or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of GTI’s Board of Directors then in office;

(iii)	the adoption of a plan relating to the liquidation or dissolution of GTI;

(iv)	the merger or consolidation of GTI with or into another person, or the merger of another person with GTI, or the sale of all or substantially all the assets of GTI (in each case, determined on a consolidated basis) to another person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the voting stock of GTI immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) hold directly or indirectly at least a majority of the voting power of the voting stock of the surviving person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before such merger or consolidation transaction and (B) in the case of a sale of assets transaction, (i) the transferee person(s) become(s) a guarantor in respect of the Debentures and (ii) either (x) the transferee person(s) constitute(s) a subsidiary of the transferor(s) of such assets or (y) holders of securities that represented 100% of the voting stock of GTI immediately prior to such sale of assets transaction hold, directly or indirectly, at least a majority of the voting power of the voting stock of the transferee person(s) in such sale of assets transaction immediately after such sale of assets transaction and in substantially the same proportion as before such sale of assets transaction;

(v)	GTI ceases to own, directly or indirectly, all the voting power of the voting stock of GrafTech Global, UCAR Carbon or GrafTech Finance;

(vi)	our capital stock or other capital stock into which the Debentures are convertible is neither listed for trading on a United States national or regional securities exchange nor approved for listing on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices, and no American Depositary Shares or similar instruments for such capital stock are so listed or approved for listing in the United States.

        A fundamental change will not be deemed to have occurred in respect of the occurrence of an event described in clause (i), (ii), (iii), (iv) or (v) above, however, if either:

o	the last reported sale price of our common stock for any five trading day period within the ten consecutive trading day period ending immediately after the later of the fundamental change or the public announcement thereof, equals or exceeds 105% of the conversion price of the Debentures in effect immediately before the fundamental change or the public announcement thereof; or

o	at least 80% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a United States national or regional securities exchange or quoted on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices, or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being described as “publicly traded securities”) and as a result of the transaction or transactions the Debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares, such publicly traded securities to be valued as of the date on which the transaction or transactions constituting the fundamental change are publicly announced.

        For purposes of the preceding paragraph, the term “capital stock” of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents, however designated, of capital stock or other equity participations, including partnership interests, whether general or limited, of such person (collectively, an “equity interest”) and any and all rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person. For purposes of the preceding paragraph, the term “voting stock” of a person means all classes of capital stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        Not less than 25 business days before the fundamental change repurchase date, we will provide to all of the holders of the Debentures and the trustee and the paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

o	the events constituting the fundamental change;

o	the date of the fundamental change;

o	the fundamental change repurchase price;

o	the last date on which a holder may exercise the fundamental change repurchase right;

o	the fundamental change repurchase date;

o	whether we will pay the fundamental change repurchase price in cash, shares of our common stock or a combination thereof, specifying the percentage or amount of each;

o	if we elect to pay the fundamental change repurchase price in whole or in part in shares of our common stock, the method of calculating the market price of our common stock;

o	the name and address of the paying agent and the conversion agent;

o	the applicable conversion rate and any adjustments to the applicable conversion rate;

o	that the Debentures with respect to which a fundamental change repurchase election has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase election in accordance with the terms of the Debenture Indenture; and

o	the procedure that holders must follow to require us to repurchase their Debentures.

        To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the fundamental change repurchase date, subject to extension to comply with applicable law, the Debentures to be repurchased, duly endorsed for transfer, together with a written fundamental change repurchase election and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the Debentures, duly completed, to the paying agent. Your fundamental change repurchase election must state:

o	if certificated Debentures have been issued, the certificate numbers of the Debentures to be delivered for repurchase;

o	the portion of the principal amount of Debentures to be repurchased, which must be $1,000 or an integral multiple thereof;

o	that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures and the Debenture Indenture; and

o	if we have elected to pay the fundamental change repurchase price in shares of our common stock but the fundamental change repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment in shares of our common stock is not satisfied prior to the close of business on the business day immediately preceding the fundamental change repurchase date, whether you elect:

(i)	to withdraw the fundamental change repurchase election as to some or all of the Debentures subject to the fundamental change repurchase election; or

(ii)	to receive cash in respect of the entire fundamental change repurchase price for all of the Debentures subject to the fundamental change repurchase election.

        If you fail to indicate your choice with respect to this election, you will be deemed to have elected to receive cash in respect of the entire fundamental change repurchase price for all of the Debentures subject to the fundamental change repurchase election. For a discussion of the tax treatment of a holder receiving cash, shares of our common stock or a combination thereof, see “Material U.S. Federal Income Tax Considerations.”

        If the Debentures are not in certificated form, your notice must comply with applicable DTC procedures.

        No Debentures may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the Debentures.

        You may withdraw any fundamental change repurchase election, in whole or in part, by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal must state:

o	the principal amount of the withdrawn Debentures;

o	if certificated Debentures have been issued, the certificate numbers of the withdrawn Debentures; and

o	the principal amount of the Debentures, if any, which remains subject to the fundamental change repurchase notice.

        If the Debentures are not in certificated form, your notice must comply with applicable DTC procedures.

        To receive payment of the fundamental change repurchase price, you must either effect book-entry transfer of your Debentures or deliver your Debentures, together with necessary endorsements, to the office of the paying agent after delivery of your fundamental change repurchase notice. Payment of the fundamental change repurchase price for a Debenture will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Debenture.

        We will be required to repurchase the Debentures no later than 35 business days after the occurrence of the relevant fundamental change but in no event prior to the date on which such fundamental change occurs.

        If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the Debentures to be repurchased on the business day following the fundamental change repurchase date, then, on and after such date:

o	the Debentures to be repurchased will cease to be outstanding and interest thereon will cease to accrue (whether or not book-entry transfer of the Debentures has been made or the Debentures have been delivered to the paying agent); and

o	all other rights of the holders of the Debentures to be repurchased will terminate (other than the right to receive the fundamental change repurchase price upon transfer or delivery of the Debentures).

        Our right to pay the fundamental change repurchase price for Debentures, in whole or in part, in shares of our common stock is subject to the same conditions as those relating to payment of the repurchase price described under “—Repurchase of Debentures by Us at the Option of the Holder.” If the required conditions are not satisfied with respect to a holder prior to the close of business on the business day immediately preceding the fundamental change repurchase date, we will pay the fundamental change repurchase price for such holder’s Debentures entirely in cash. We may not change our election with respect to the form in which we will pay the fundamental change repurchase price once we have given the notice that we are required to give, except as described in the preceding sentence.

        We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase. If then so required, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures.

        The rights of the holders to require us to repurchase their Debentures upon a fundamental change could discourage a potential acquisition or takeover of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other offerings of debt securities similar to the Debentures that have been marketed by the initial purchasers. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and us.

        The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the Debentures upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Debentures to require us to repurchase its Debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

        If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. If we fail to repurchase the Debentures when required following a fundamental change, we will be in default under the Debenture Indenture. In addition, we have, and may in the future incur, other indebtedness (including indebtedness under the Senior Facilities and the Senior Note Indenture) with similar change in control provisions permitting our lenders thereunder or holders thereof to accelerate or to require us to repurchase our indebtedness from them upon the occurrence of similar events or on some specific dates.

        Our obligation to make a repurchase upon a fundamental change will be satisfied if a third party makes the fundamental change repurchase offer in the manner, at the times and otherwise in compliance in all material respects with the requirements applicable to a fundamental change repurchase offer required to be made by us, purchases all Debentures properly tendered and not withdrawn under the fundamental change repurchase offer and otherwise complies with the obligations in connection therewith.

Merger and Sale of Assets

        The Debenture Indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, directly or indirectly, all or substantially all of our assets to, any person, unless:

o	the resulting, surviving or transferee person (the “Successor Company”) shall be a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not GTI) expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of the obligations of GTI under the Debentures and the Debenture Indenture;

o	immediately after giving effect to such transaction, there is no event of default or event that, with notice or passage of time or both, would become an event of default;

o	GTI shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, conveyance or lease and such supplemental indenture (if any) comply with the Debenture Indenture; and

o	GTI shall have delivered to the trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such consolidation, merger, transfer, conveyance or lease had not occurred,

        The foregoing limitation shall not prohibit any pledge of assets of GTI under the Senior Facilities, the Senior Note Indenture, any refinancings of the Senior Facilities or the Senior Notes, or the Debenture Indenture.

        The Successor Company will be the successor to GTI and shall succeed to and be substituted for, and may exercise every right and power of, GTI under the Debenture Indenture, and GTI, except in the case of a lease, shall be released from its obligations under the Debentures and the Debenture Indenture.

        The Debenture Indenture also provides that GrafTech Global, UCAR Carbon and GrafTech Finance may not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of their respective assets to any person unless:

o	the Successor Company (if not GrafTech Global, UCAR Carbon or GrafTech Finance, as the case may be) shall be a person organized and existing under the laws of the United States of America, or any State thereof or the District of Columbia, and such person expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in a form reasonably satisfactory to the trustee, all of the obligations of GrafTech Global, UCAR Carbon or GrafTech Finance, as the case may be, if any, under the Debentures and the Debenture Indenture;

o	immediately after giving effect to such transaction, there is no event of default or event that, with notice or passage of time or both, would become an event of default;

o	GrafTech Global, UCAR Carbon or GrafTech Finance, as the case may be, deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the Debenture Indenture; and

o	GrafTech Global, UCAR Carbon or GrafTech Finance, as the case may be, shall have delivered to the trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such consolidation, merger, transfer, conveyance or lease had not occurred.

        The foregoing limitation shall not prohibit any pledge of assets of GrafTech Global, UCAR Carbon or GrafTech Finance, as the case may be, under the Senior Facilities, the Senior Note Indenture, any refinancings of the Senior Facilities or the Senior Notes, or the Debenture Indenture.

        The resulting, surviving or transferee person will be the successor to GrafTech Global, UCAR Carbon or GrafTech Finance, as the case may be, and shall succeed to and be substituted for, and may exercise every right and power of, GrafTech Global, UCAR Carbon or GrafTech Finance, as the case may be, under the Debentures and the Debenture Indenture, and GrafTech Global, UCAR Carbon or GrafTech Finance, as the case may be, except in the case of a lease, shall be released from their respective guarantee of GTI’s obligations under the Debentures and the Debenture Indenture.

Events of Default; Notice and Waiver

        The following are events of default under the Debenture Indenture:

o	we fail to pay principal of the Debentures when due at maturity, upon redemption, upon repurchase or otherwise;

o	we fail to pay any interest (including liquidated damages, if any) on the Debentures when due and such failure continues for a period of 30 days;

o	we fail to provide notice of the occurrence of a fundamental change within 25 days after the occurrence of such fundamental change;

o	we fail to comply with our obligations described under "--Merger and Sale of Assets" above;

o	we default in our obligation to deliver shares of our common stock, cash or other property upon conversion of the Debentures as required under the Debenture Indenture and that default continues for 10 days or more;

o	we default in our obligation to repurchase the Debentures at the option of a holder in connection with a fundamental change or on any other applicable repurchase date;

o	we default in our obligation to redeem the Debentures after we have exercised our option to redeem;

o	we fail to cause any subsidiary to become a subsidiary guarantor as described under “—Subsidiary Guarantees” for 30 days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debentures;

o	we fail to comply with or observe any of the other covenants or warranties in the Debenture Indenture for 60 days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debentures;

o	indebtedness of GTI, any subsidiary guarantor or any significant subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such indebtedness unpaid or accelerated exceeds $10.0 million, or its foreign currency equivalent at the time;

o	any judgment or decree for the payment of money in excess of $10.0 million, or its foreign currency equivalent at the time, above the coverage under applicable insurance policies and indemnities as to which the relevant insurer or indemnitee has not disclaimed responsibility is entered against GTI, any subsidiary guarantor or any significant subsidiary, remains outstanding for a period of 60 days following the entry of such judgment and is not discharged or waived or does not have the execution thereof effectively stayed (including by agreement) within 10 days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debentures;

o	certain events involving our bankruptcy, insolvency or reorganization; or

o	any subsidiary guarantee ceases to be in full force and effect (other than in accordance with the terms of such subsidiary guarantee) or any subsidiary guarantor denies or disaffirms its obligations under its subsidiary guarantee.

        As used in this “Description of Debentures,” “significant subsidiary” means any subsidiary of GTI that would be a “significant subsidiary” of GTI within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        Our obligations under the Debenture Indenture are not intended to provide creditors’ rights in bankruptcy for amounts in excess of the principal amount plus accrued and unpaid interest (including liquidated damages, if any). The trustee may withhold notice to the holders of the Debentures of any default, except defaults in payment of principal or interest (including liquidated damages, if any) on the Debentures. However, the trustee must consider it to be in the interest of the holders of the Debentures to withhold this notice.

        If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debentures may declare the principal and accrued and unpaid interest (including liquidated damages, if any) on the outstanding Debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal and accrued and unpaid interest (including liquidated damages, if any) on the Debentures will automatically become due and payable. However, if we cure all defaults, except the non-payment of principal or interest (including liquidated damages, if any) that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority in aggregate principal amount of outstanding Debentures may waive these past defaults. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding Debentures may rescind any such acceleration with respect to the Debentures and its consequences.

        The holders of a majority in aggregate principal amount of the outstanding Debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the Debenture Indenture.

        No holder of the Debentures may pursue any remedy under the Debenture Indenture, except in the case of a default in the payment of principal or interest (including liquidated damages, if any) on the Debentures, unless:

o	the holder has given the trustee written notice of an event of default;

o	the holders of at least 25% in aggregate principal amount of outstanding Debentures make a written request to the trustee to pursue the remedy;

o	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee;

o	the trustee fails to comply with the request within 60 days after receipt of the notice, request and offer of reasonable security or indemnity; and

o	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of the outstanding Debentures within 60 days of such notice.

        The Debenture Indenture requires us to deliver to the trustee an annual statement as to performance of our obligations under the Debenture Indenture and as to any defaults.

        A default in the payment of the Debentures, or a default with respect to the Debentures that causes them to be accelerated, may give rise to a cross-default under the Senior Facilities, the Senior Notes Indenture or other indebtedness.

Satisfaction and Discharge of the Indenture

        The Debenture Indenture will generally cease to be of any further effect with respect to the Debentures, if:

o	we have delivered to the trustee for cancellation all of the outstanding Debentures (with certain limited exceptions); or

o	all of the Debentures not previously delivered to the trustee for cancellation have become due and payable, whether at stated maturity, upon any redemption date or repurchase date (including upon the occurrence of a fundamental change), upon conversion or otherwise, and we have deposited with the trustee as trust funds the entire amount in cash, shares of our common stock or a combination thereof (as applicable under the terms of the Debenture Indenture) sufficient to pay all the outstanding Debentures, and if, in either case, we also pay or cause to be paid all other sums payable under the Debenture Indenture by us.

Amendment and Waiver

        Subject to certain exceptions, the Debenture Indenture may be amended with the consent of the holders of a majority in aggregate principal amount of outstanding Debentures (including consents obtained in connection with a tender offer or exchange for Debentures) and any past default or non-compliance with any provisions of the Debenture Indenture may be waived with the consent of the holders of a majority in aggregate principal amount of the outstanding Debentures. However, an amendment or waiver requires the consent of the holder of each outstanding Debenture affected thereby if it would:

o	reduce the amount of Debentures whose holders must consent to an amendment;

o	reduce the stated rate of or extend the stated time for payment of interest (including liquidated damages, if any) on any Debenture;

o	reduce the principal of or extend the stated maturity of any Debenture;

o	affect our obligation to redeem any Debenture on a redemption date in a manner adverse to such holder;

o	affect our obligation to repurchase any Debenture at the option of such holder in a manner adverse to such holder;

o	affect our obligation to repurchase any Debenture upon a fundamental change in a manner adverse to such holder;

o	reduce the amount payable upon the redemption or repurchase of any Debenture or change the time at which any Debenture may be redeemed or repurchased;

o	make any Debenture payable in money other than that stated in the Debenture;

o	impair the right of such holder to convert any Debenture or reduce the number of shares of our common stock or any other property receivable upon conversion;

o	impair the right of such holder to receive payment of principal of and interest (including liquidated damages, if any) on such holder’s Debentures on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Debentures; or

o	make any change in the amendment or waiver provisions of the Debenture Indenture that require such holder’s consent.

        We are permitted to amend certain provisions of the Debenture Indenture without the consent of the holders of the Debentures, including amendments to:

o	cure any ambiguity, omission, defect or inconsistency;

o	provide for the assumption by a successor corporation of our obligations under the Debenture Indenture;

o	provide for uncertificated Debentures in addition to or in place of certificated Debentures (provided, however, that the uncertificated Debentures are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended, in a manner such that the uncertificated Debentures are described in Section 163(f)(2)(b) of the Internal Revenue Code of 1986, as amended);

o	add guarantees with respect to the Debentures;

o	secure the Debentures;

o	add covenants for the benefit of the holders;

o	make any change that does not adversely affect the rights of any holder, subject to the provisions of the Debenture Indenture;

o	surrender any right or power conferred upon us or any subsidiary guarantor;

o	reduce the conversion price or increase the consideration payable to any holder, provided, that the reduction will not adversely affect the interests of the holders;

o	evidence and provide the acceptance of the appointment of a successor trustee under the Debenture Indenture; or

o	comply with any requirement of the SEC in connection with the qualification of the Debenture Indenture or any supplemental indenture under the Trust Indenture Act of 1939, as amended.

Calculations in Respect of Debentures

        Unless otherwise specified, we are responsible for making all calculations with respect to the Debentures. These calculations include determinations of the market prices of our common stock, the amount of accrued interest (including liquidated damages, if any) payable on the Debentures and the conversion price of the Debentures. We will make all of these calculations in good faith, and, absent manifest error, our calculations will be final and binding on all holders of Debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Debentures upon the request of that holder.

Information Concerning the Trustee

        We have appointed U.S. Bank National Association, the trustee under the Debenture Indenture, as the initial paying agent, conversion agent, registrar and custodian for the Debentures. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business. The Debenture Indenture contains certain limitations on the rights of the trustee, should it become a creditor of GTI, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, that if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

Governing Law

        The Debentures and the Debenture Indenture are governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer

         The Debentures are issued:

o	in fully registered form;

o	without interest coupons; and

o	in denominations of $1,000 principal amount and integral multiples of $1,000.

        Holders may present Debentures for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee in the City of New York.

Payment and Paying Agent

        We maintain an office in the Borough of Manhattan, the City of New York, where we pay the principal on the Debentures and you may present the Debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the Debenture register, provided, that if you are a holder with an aggregate principal amount in excess of $2 million, you will be paid, at your written election, by wire transfer in immediately available funds.

        However, payments to DTC are made by wire transfer of immediately available funds to the account of DTC or its nominee.

Authorization and Listing

        We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon the conversion of the Debentures, that number of shares of our common stock as shall from time to time be issuable upon conversion of all of the Debentures then outstanding. We will use our reasonable best efforts to have the shares of our common stock issuable upon conversion of the Debentures approved for listing on the NYSE prior to the date of issuance of the Debentures, subject to official notice of issuance of such shares.

        Our ability to elect to deliver shares of our common stock in lieu of cash in connection with the repurchase or redemption (including the payment of any “make whole” amount) of Debentures is subject to such shares having been authorized and having been approved for listing on each securities exchange on which our common stock is then listed, subject to official notice of issuance of such shares.

Notices

        Except as otherwise described herein, notice to holders of Debentures will be given by mail to their addresses as they appear in the Debenture register. Notices will be deemed to have been given on the date of such mailing.

Holders

        References in this prospectus to “holders” or “holders of Debentures” mean registered holders of Debentures.

Registration Rights

        Pursuant to the registration rights agreement, we have filed with the SEC the registration statement of which this prospectus is a part covering resales of the Debentures and shares of our common stock issuable upon conversion thereof (which Debentures and shares of our common stock are collectively called “registrable securities”).  In addition, we intend to file a shelf registration statement covering the shares of our common stock which we may issue upon the payment of a "make whole" amount in connection with a redemption of Debentures by us.

        Our obligation to use commercially reasonable efforts to keep effective the registration statement of which this prospectus is a part expires upon the earliest of:

(i)	January 22, 2006, the second anniversary of the last date of original issuance of the Debentures;

(ii)	the date when the holders of the registrable securities are able to sell the registrable securities immediately without restriction pursuant to volume limitation provisions of Rule 144 under the Securities Act; and

(iii)	such time as all of the registrable securities have been sold either pursuant to the registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.

        We may suspend the effectiveness of the registration statement or the use of this prospectus during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed an aggregate of:

o	30 days in any 90-day period; or

o	120 days for all periods in any 360-day period.

        However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 30 days to 45 days.

        We need not specify the nature of the event giving rise to a suspension in any notice to holders of the Debentures of the existence of such a suspension. Each holder, by its acceptance of the Debentures, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

        The occurrence or existence of any of the following events constitutes a “registration default”:

o	we do not name a holder as a selling security holder in this prospectus or file a post-effective amendment within the required time periods described below (other than due to a failure by such selling security holder to provide the required information on a timely basis); or

o	any post-effective amendment required to be filed as described below has not been declared effective prior to the 60th day following the date on which such post-effective amendment is required to be filed; or

o	at any time after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and:

(i)	we do not cure the registration statement within ten business days by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act,

(ii)	if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 30th day or 45th day, as the case may be; or

(iii)	a suspension period, when aggregated with other suspension periods during the prior 360-day period, continues, unterminated, for more than 120 days.

        If a registration default occurs, liquidated damages will accrue on the Debentures that are transfer restricted securities, from and including the day following the registration default to (but excluding) the earlier of:

o	the day on which the registration default has been cured; and

o	the date the registration statement is no longer required to be kept effective.

        Liquidated damages will be paid semiannually in arrears on each January 15 and July 15 and will accrue at, a rate per annum equal to:

o	in respect of each Debenture, at a rate equal to 0.25% per annum of the outstanding principal amount thereof for the first 90 days after the occurrence of the registration default and 0.50% per annum of the outstanding principal amount thereof after the first 90 days; and

o	in respect of each share of our common stock issued upon conversion of Debentures, at a rate equal to 0.25% per annum of the then-applicable conversion price for the first 90 days after the occurrence of the registration default and 0.50% per annum of the then-applicable conversion price after the first 90 days.

        In no event will liquidated damages exceed 0.50% per year. In addition, such holder will receive, on the settlement date for any Debentures surrendered for conversion during a registration default, accrued and unpaid liquidated damages to (but excluding) the conversion date relating to such settlement date.

        Each selling security holder offering Debentures pursuant to this prospectus is:

o	required to deliver a prospectus to purchasers;

o	subject to the civil liability provisions under the Securities Act in connection with any sales; and

o	subject to the provisions of the registration rights agreement, including indemnification provisions.

        Under the registration rights agreement, we will:

o	pay all expenses associated with the registration statement;

o	provide each registered holder with copies of this prospectus;

o	notify holders of the filing and effectiveness of the registration statement by issuing a press release; and

o	take other reasonable actions as are required to permit unrestricted resales of the Debentures and shares of our common stock issued upon conversion of the Debentures in accordance with the terms and conditions of the registration rights agreement.

BOOK-ENTRY SYSTEM

        We issued the Debentures in the form of one global Debenture. We deposited the global Debenture with DTC upon the closing of our private offering of the Debentures, and registered the global Debenture in the name of Cede & Co., as DTC’s nominee. Except as set forth below, the global Debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Beneficial interests in the global Debenture may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Debenture to such persons may be limited.

        Beneficial interests in the global Debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of the global Debenture, Cede & Co. for all purposes will be considered the sole holder of the global Debenture. Except as provided below, owners of beneficial interests in the global Debenture will:

o	not be entitled to have certificates registered in their names;

o	not receive physical delivery of certificates in definitive registered form; and

o	not be considered holders of the global Debenture.

        We will pay interest on the redemption price, the repurchase price and the fundamental change repurchase price of the global Debenture to Cede & Co., as the registered owner of the global Debenture, by wire transfer of immediately available funds on each interest payment date or the redemption date, repurchase date and fundamental change repurchase date, as the case may be. Neither we, the trustee nor the paying agent will be responsible or liable:

o	for the records relating to, or payments made on account of, beneficial ownership interests in the global Debenture; or

o	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        Neither we, the trustee, the registrar, the paying agent nor the conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Debentures, including the presentation of Debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global Debenture are credited and only in respect of the principal amount of the Debentures represented by the global Debenture as to which the participant or participants has or have given such direction.

The Depository Trust Company

        DTC has advised us that it is:

o	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

o	a "clearing corporation" within the meaning of the Uniform Commercial Code; and

o	a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global Debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue Debentures in certificated form in exchange for the global Debenture. In addition, we may at any time and in our sole discretion determine not to have Debentures represented by the global Debenture and in such event will issue certificates in definitive form in exchange for the global Debenture.

DESCRIPTION OF OUR CAPITAL STOCK

        The following description is only a summary of the material provisions of our Amended and Restated Certificate of Incorporation, the Certificate of Designations creating our series A junior participating preferred stock, the Rights Agreement dated August 7, 1998 (as amended, the “Rights Agreement”) between GTI and Computershare Investor Services, LLC, as rights agent, our Amended and Restated By-Laws and specified provisions of Delaware law, in each case to the extent that they relate to our common stock and preferred stock. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of each of these documents. These documents may be amended from time to time. Each of these documents (other than such provisions of Delaware law) has been filed as an exhibit to our filings with the SEC. You should read each of these documents because they, not this description, define your rights as stockholders. For more information as to how you can obtain a copy of each of these documents, see “Where You Can Find More Information.”

General

        Our authorized capital stock consists of 150,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, of which 1,000,000 shares have been designated as series A junior participating preferred stock. At March 31, 2004, 97,235,145 shares of our common stock were outstanding, excluding:

o	11,046,833 shares issuable upon exercise of options outstanding under our equity incentive plans, at a weighted average exercise price of $13.25; and

o	503,232 shares held in employee benefits protection and deferred compensation plan trusts, which are not considered outstanding for calculations of basic or diluted earnings per share; and

o	13,570,560 shares of common stock issuable upon conversion of the Debentures at the initial conversion rate.

        At March 31, 2004, 1,328,037 shares of our common stock were available for future awards under our equity incentive plans. Since March 31, 2004, we have not issued any options or any shares except upon exercise of previously outstanding options and in the ordinary course in connection with the trusts described above. No shares of preferred stock have been issued or are outstanding.

Common Stock

        The holders of shares of common stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Each stockholder may exercise such vote either in person or by proxy. Stockholders are not entitled to cumulate their votes for the election of directors, which means that, subject to such rights as may be granted to the holders of shares of preferred stock, the holders of more than 50% of the shares of common stock voting for the election of directors are able to elect all of the directors and the holders of the remaining shares of common stock will not be able to elect any director.

        Subject to preferences to which holders of shares of preferred stock may be entitled, the holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds (including cash, securities and other property) legally available therefor. Subject to the prior rights of creditors and to preferences to which holders of shares of preferred stock may be entitled, the holders of shares of common stock are entitled to receive ratably all of our assets (including cash, securities and other property) distributed upon our liquidation, dissolution or winding up.

        Each share of common stock is accompanied by a preferred stock purchase right as described under “—Preferred Share Purchase Rights.” The holders of shares of common stock do not have any preemptive, subscription, redemption or sinking fund rights (other than the preferred share purchase rights).

        The outstanding shares of common stock are, and any shares of the common stock issued upon conversion, redemption or repurchase of Debentures will be, duly authorized, validly issued, fully paid and nonassessable. This means that you will have paid the full purchase price for your shares and you will not be assessed any additional amount for your shares.

        The outstanding shares of common stock are, and any shares of the common stock issued upon conversion, redemption or repurchase of Debentures will be, upon official notice of issuance, listed on the NYSE under the symbol “GTI.” The transfer agent and registrar for the common stock is Computershare Investor Services, LLC.

Preferred Share Purchase Rights

        Each share of common stock from time to time outstanding (including each share issued upon conversion, redemption or repurchase of Debentures) is accompanied by one preferred share purchase right (a “right”). The rights are intended to protect us and our stockholders against coercive takeover tactics. The rights are also intended to encourage potential acquirors to negotiate with our Board of Directors before attempting a takeover and to increase the ability of our Board of Directors to negotiate terms of any proposed takeover for the benefit of our stockholders. The rights may, however, deter takeover proposals that may be desired by our stockholders.

        Separate Issuance of Rights. The rights will be traded (and be transferable) with (and only with) shares of common stock and will be evidenced by (and only by) the stock certificates evidencing shares of common stock until the earlier (the earlier of such dates being called the “Distribution Date”) to occur of:

o	10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the then outstanding shares of common stock; or

o	10 business days (or such later date as may be determined by our Board of Directors prior to the time that any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the then outstanding shares of common stock.

        As soon as practicable following the Distribution Date, separate certificates evidencing the rights will be mailed to holders of record of the shares of common stock outstanding as of the close of business on the Distribution Date. Thereafter, the rights certificates (and only the rights certificates) will evidence the rights.

        Exercisability of Rights. The rights are exercisable on and after (and only on and after) the Distribution Date.

        The rights will expire on August 7, 2008, unless that date is advanced or extended by us or unless the rights are earlier redeemed or exchanged by us.

        Until a right is exercised, the holder, as such, will not have any rights as a stockholder, including the right to vote or to receive dividends or distributions.

        If the rights become exercisable, each right entitles the registered holder to purchase from us one one-thousandth of a share of series A junior participating preferred stock of GTI at a price of $110 per one one-thousandth of a share, subject to adjustment as described below under “—Anti-dilution Provisions of Rights.” Because of the nature of the dividend, liquidation and voting rights of the series A junior participating preferred stock, the value of one one-thousandth of a share thereof should approximate the value of one share of common stock of GTI.

        Anti-dilution Provisions of Rights. The purchase price payable, and the number of shares of series A junior participating preferred stock (or other securities or property) issuable, upon exercise of the rights is subject to adjustment from time to time to prevent dilution:

o	in the event of a stock dividend on, or a subdivision, combination or reclassification of, our common stock;

o	upon the grant to holders of shares of series A junior participating preferred stock of certain options, rights or warrants to subscribe for or purchase additional shares of series A junior participating preferred stock at a price, or securities convertible into or exchangeable for shares of series A junior participating preferred stock with a conversion or exchange price, less than the then current market price of the shares of series A junior participating preferred stock; or

o	upon the distribution to holders of shares of series A junior participating preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in shares of series A junior participating preferred stock) or of subscription rights or warrants (other than those described above).

        The number of outstanding rights is subject to adjustment in the event of stock dividends on our common stock payable in our common stock or subdivisions, consolidations or combinations of our common stock occurring prior to the Distribution Date.

        With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of series A junior participating preferred stock or shares of common stock will be issued (other than fractions of a share of series A junior participating preferred stock which are integral multiples of one one-thousandth of a share, which may, at our election, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the then current market price of the series A junior participating preferred stock or the common stock, respectively.

        Series A Junior Participating Preferred Stock. Shares of series A junior participating preferred stock will rank junior to all other series of our preferred stock if our Board of Directors, in creating those other series, provides that they will rank senior to the series A junior participating preferred stock.

        The shares of series A junior participating preferred stock purchasable upon exercise of the rights will not be redeemable.

        Subject to preferences to which holders of shares of a senior series of preferred stock may be entitled, each share of series A junior participating preferred stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment equal to the greater of (a) $10.00 or (b) the Adjustment Number times the quarterly dividend declared per share of common stock. The “Adjustment Number” currently is 1,000. If at any time we:

o	declare and pay any dividend on shares of common stock payable in shares of common stock;

o	subdivide the outstanding shares of common stock into a greater number of shares; or

o	combine the outstanding shares of common stock into a smaller number of shares,

then the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock outstanding immediately prior to such event.

        Subject to preferences to which holders of shares of a senior series of preferred stock may be entitled, in the event of our liquidation, dissolution or winding up, holders of shares of series A junior participating preferred stock will be entitled to a minimum preferential payment equal to the greater of (i) $110,000 per share (plus any accrued but unpaid dividends) or (ii) the Adjustment Number times the per share amount of all cash, securities and other property to be distributed in respect of the common stock upon our liquidation, dissolution or winding up.

        Each share of series A junior participating preferred stock will have a number of votes equal to the Adjustment Number, voting together with the common stock.

        In the event of any merger, consolidation or other transaction in which outstanding shares of common stock are converted or exchanged, each share of series A junior participating preferred stock shall at the same time be similarly exchanged or converted into an amount per share equal to the Adjustment Number times the aggregate amount of cash, securities or other property into which or for which each share of common stock is converted or exchanged.

        Effect of a Person Becoming an Acquiring Person. If any person or group becomes an Acquiring Person, each holder of a right, other than rights beneficially owned by the Acquiring Person (which will have become void), will thereafter have the right to receive upon exercise of a right that number of shares of common stock having a market value equal to two times the purchase price of the right.

        If, after a person or group has become an Acquiring Person, we are acquired in a merger, consolidation or other transaction or 50% or more of our consolidated assets or earning power are sold, proper provisions will be made so that each holder of a right (other than rights beneficially owned by an Acquiring Person, which will have become void) will thereafter have the right to receive upon the exercise of a right that number of shares of common stock of the person with whom we have engaged in such merger, consolidation or transaction (or its parent) having a market value equal to two times the purchase price of the right.

        At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous two paragraphs or the acquisition by the Acquiring Person of 50% or more of the then outstanding shares of common stock, our Board of Directors may exchange the rights (other than rights owned by such Acquiring Person, which will have become void), in whole or in part, for shares of common stock or shares of series A junior participating preferred stock (or another series of our preferred stock having equivalent rights, preferences and privileges), at an average exchange ratio of one share of common stock, or a fractional share of series A junior participating preferred stock (or other series of preferred stock) equivalent in value thereto, per right.

        Redemption and Amendments of Rights. At any time prior to the time a person or group becomes an Acquiring Person, our Board of Directors may redeem the rights in whole, but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our Board of Directors in its sole discretion may establish. Immediately upon redemption, the right to exercise the rights will terminate and the only right of the holders thereof will be to receive the redemption price.

        For so long as the rights are redeemable, we may, except with respect to the redemption price, amend the Rights Agreement in any manner. After the rights are no longer redeemable, we may, except with respect to the redemption price, amend the Rights Agreement only in any manner that does not adversely affect the interests of the holders thereof.

Preferred Stock

        Our Board of Directors has the authority to issue shares of preferred stock in one or more series and to fix all rights, preferences, privileges and powers thereof, and all qualifications, limitations and restrictions thereon, without approval of stockholders, including:

o	the designation of each series;

o	the number of shares in each series;

o	the optional and mandatory repurchase and redemption rights of each series (including sinking fund and share retirement provisions), if any;

o	the liquidation preference of each series (including liquidation premiums and treatment of a merger, asset sale and other business combination as a liquidation), if any;

o	the mandatory and optional conversion and exchange rights of each series (including anti-dilution protection), if any;

o	the restrictions on authorization or issuance of shares in the same series or any other series;

o	the relative ranking (as to dividends, distributions, redemption, repurchase, liquidation preferences and other rights) of each series in respect of each other series and the common stock, if any;

o	the preemptive and subscription rights of each series, if any; and

o	the voting rights of each series (including class voting rights, director nomination and election rights, cumulative voting rights and disproportionate voting rights as relative to the common stock or each other series), if any.

        Such rights, privileges, preferences, powers, qualifications, limitations and restrictions will be set forth in a certificate of designations adopted by our Board of Directors and filed with the Secretary of State of the State of Delaware, whereupon it will become part of our Amended and Restated Certificate of Incorporation.

        To the extent that applicable law or the applicable certificate of designations provides that holders of shares of a series of preferred stock are entitled to voting rights, each holder shall be entitled to vote ratably (relative to each other such holder) on all matters submitted to a vote of such holders. Each holder may exercise such vote either in person or by proxy.

        Subject to preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of shares of a series of preferred stock shall be entitled to receive ratably (relative to each other such holder) such dividends, if any, as may be declared from time to time in respect of shares of such series by our Board of Directors out of funds (including cash, securities and other property) legally available therefor. Subject to the prior rights of creditors and to preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of shares of a series of preferred stock are entitled to receive ratably (relative to each other such holder) our assets (including cash, securities and other property) distributed upon our liquidation, dissolution or winding up.

Certain Effects of Authorized and Unissued Stock

        The unissued shares of authorized capital stock may be issued for a variety of proper corporate purposes, including acquisitions, compensation and incentive plans, and future public or private offerings to raise additional capital. One of the effects of the existence of such unissued shares may be to enable our Board of Directors to discourage or prevent a potential acquisition or takeover (by means of a tender or exchange offer, proxy contest or otherwise) and thereby to protect the continuity of our management. The issuance of shares of preferred stock, whether or not related to any acquisition or takeover attempt, may adversely affect the rights of the holders of shares of common stock.

Certain Charter and Statutory Provisions

        Certain provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated By-Laws and Delaware law may:

o	limit the ultimate liability of our directors and executive officers for breaches of certain of their duties to us and our stockholders; and

o	discourage or prevent a potential acquisition or takeover (by means of a proxy contest, tender or exchange offer, or otherwise) and consideration of stockholder proposals (such as proposals regarding reorganization, restructuring, liquidation or sale of all or a substantial part of our assets).

        Elimination of Director Liability. Under Delaware law, directors of a Delaware corporation can generally be held liable for certain acts and omissions in connection with the performance of their duties to the corporation and its stockholders. As permitted by Delaware law, however, our Amended and Restated Certificate of Incorporation contains a provision eliminating the liability of directors for monetary damages for breaches of their duties to us and our stockholders. This provision does not, however, eliminate liability for:

o	breaches of duty of loyalty to us and our stockholders;

o	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

o	transactions from which improper personal benefit is derived; and

o	unlawful declaration of dividends or repurchases or redemptions of shares of capital stock.

        This provision applies to officers only if they are directors and are acting in their capacity as directors. Although the issue has not been determined by any court, this provision may have no effect on claims arising under federal securities laws. This provision does not eliminate the duty of care, but only eliminates liability for monetary damages for breaches of such duty under various circumstances. Accordingly, this provision has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a breach of the duty of care. Equitable remedies may not, however, be wholly effective to remedy the injury caused by any such breach.

        Statutory Provisions Regarding Business Combinations. We are subject to Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits an “interested stockholder” from engaging in a “business combination” with a Delaware corporation for three years following the date such person became an interested stockholder, unless:

o	prior to the date such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

o	upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

o	on or subsequent to the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

        Section 203 defines a “business combination” to generally include:

o	any merger or consolidation involving the corporation and an interested stockholder;

o	any sale, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation;

o	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

o	any transaction involving the corporation which has the effect of increasing the proportionate share of any class or series of stock of the corporation beneficially owned by the interested stockholder; or

o	the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

        Section 203 generally defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

        Indemnification of Directors and Officers. Our Amended and Restated By-Laws provide that we shall:

o	indemnify each person who is or was involved in any legal proceeding because he is or was a director or officer (or is or was serving at our request as a director, officer, partner, member, manager, employee, agent or trustee of another entity) against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes, penalties and amounts paid in settlement) reasonably incurred or suffered by him or her in connection therewith; and

o	pay the expenses incurred in defending such proceeding in advance of its final disposition,

o	in each case, to the fullest extent authorized by Delaware law (as currently in effect or, to the extent that the provisions of Delaware law so authorizing are broadened, as it may be amended).

        Our Amended and Restated By-Laws further provide that:

o	persons entitled to indemnification may bring suit against us to recover indemnification or payments claimed to be due thereunder;

o	if the suit is successful, the expense of bringing the suit will be paid by us;

o	while it is a defense to the suit that the claimant has not met the standards of conduct making indemnification or payment permissible under Delaware law, the burden of proving the defense will be on us; and

o	that neither the failure of our Board of Directors to have made a determination that indemnification is proper nor its affirmative determination that indemnification is improper will be a defense to the suit or create a presumption that the claimant has not met such standards of conduct.

        In addition, our Amended and Restated By-Laws provide that:

o	the rights to indemnification and payment of expenses so provided are not exclusive of any other similar right that any person may have or acquire under any statute or otherwise;

o	we have the right to enter into indemnification contracts or otherwise arrange for indemnification of directors and officers that may be broader than the indemnification so provided; and

o	we may maintain, at our expense, insurance to protect us and our directors and officers against any expense, liability or loss, whether or not we would have the power to indemnify such directors and officers, against such expense, liability or loss under our Amended and Restated By-Laws or Delaware law.

        We currently maintain a policy providing up to $75 million of insurance to our directors and officers against certain losses and expenses arising out of certain claims, including claims arising in connection with this offering.

        Other Provisions. Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws provide that:

o	the number of members of our Board of Directors shall consist of that number (not less than three or more than fifteen) as may be fixed from time to time by our Board of Directors;

o	except as otherwise required by Delaware law, directors (other than those elected by the holders of shares of preferred stock, if any) can be removed only for cause and only by the affirmative vote of holders of at least 67% of the voting power of all then outstanding shares of our capital stock entitled to vote generally for the election of directors (the “Voting Stock”); and

o	except as otherwise required by Delaware law, a vacancy on our Board of Directors, including a vacancy created by an increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office (and not by the stockholders unless no directors are then in office).

        In addition, our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws provide that:

o	stockholders are not permitted to call a special meeting of stockholders or to require our Board of Directors or officers to call such a special meeting;

o	only our Board of Directors acting upon (but only upon) the affirmative vote of that number of directors who would constitute at least a majority of the members of our Board of Directors if there were no vacancies, certain committees of our Board of Directors or the President or the Chief Executive Officer are permitted to call such a special meeting; and

o	stockholder action may be taken only at an annual or special meeting of stockholders and may not be taken by written consent.

        These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of our Board of Directors, except at an annual meeting.

        Our Amended and Restated By-Laws provide that notice of nominations for the election of directors to be made at, and business to be brought before, an annual or special meeting of stockholders by a stockholder must be received by our Secretary not later than 105 or more than 135 days before the meeting (except that, if notice or public disclosure of the meeting is given or made less than 105 days before the meeting, the notice need only be received within 10 days following such notice or public disclosure). A notice regarding any nomination must contain detailed information regarding the stockholder making the nomination and each nominee. A notice regarding any business to be brought before the meeting must contain detailed information regarding the business to be so brought, the reasons for conducting such business at the meeting, the stockholder proposing such business and any material interest of such stockholder in such business. Although such provisions do not give our Board of Directors any power to approve or disapprove stockholder nominations or proposals, they have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the procedures established by our Amended and Restated By-Laws are not complied with and may have the effect of discouraging a stockholder from conducting a contest or making a proposal.

        Our Amended and Restated Certificate of Incorporation authorizes our Board of Directors, in connection with taking any action, to consider factors other than the economic benefit of such action to the stockholders. Such factors include the long-term and short-term interests of our employees, suppliers, creditors and customers and of the communities in which we engage in business.

    Amendments.   Our Amended and Restated Certificate of Incorporation provides that the affirmative vote of the holders of 67% of the Voting Stock will be required to amend, modify or repeal any provision of our Amended and Restated Certificate of Incorporation or our Amended and Restated By-Laws discussed above. Our Amended and Restated Certificate of Incorporation provides that our Board of Directors acting upon (but only upon) the affirmative vote of that number of directors who would constitute at least a majority of the members of our Board of Directors if there were no vacancies, will be able to amend, modify or repeal our Amended and Restated By-Laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the acquisition, ownership and disposition of the Debentures and, where noted, the shares of our common stock issued upon conversion, redemption or repurchase thereof.

        This summary is limited to U.S. federal income tax consequences to persons that are beneficial owners of the Debentures or the shares of our common stock issued upon conversion, redemption or repurchase thereof, hold the Debentures or the shares of our common stock issued upon conversion, redemption or repurchase thereof as capital assets (generally, investment property) and acquire the Debentures at their “issue price,” which, for this purpose, is the first price at which a substantial amount of the Debentures is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

        This summary provides general information only and does not consider all of the aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of the Debentures and the shares of our common stock issued upon conversion, redemption or repurchase thereof by a prospective investor in light of that investor’s particular circumstances. For example, this discussion does not address the U.S. federal income tax consequences to investors that are subject to special treatment under the U.S. federal income tax laws, such as:

o	dealers in securities or foreign currencies;

o	traders in securities;

o	U.S. Holders whose functional currency is not the dollar;

o	persons holding the Debentures or the shares of our common stock issued upon conversion, redemption or repurchase thereof as part of a hedge, straddle, conversion or other integrated transaction;

o	certain U.S. expatriates and former long-term residents of the United States;

o	banks, thrifts or other financial institutions;

o	insurance companies;

o	real estate investment trusts;

o	regulated investment companies;

o	grantor trusts;

o	partnerships and other pass-through entities (or persons holding interests in partnerships or pass-through entities);

o	entities that are tax-exempt for U.S. federal income tax purposes; and

o	persons that acquire the Debentures for a price other than their issue price.

        Moreover, this discussion does not describe any tax consequences arising out of the U.S. alternative minimum tax law or the tax laws of any state, local or foreign jurisdiction or any possible applicability of the U.S. federal gift or estate tax laws. This summary is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of the Debentures or the shares of our common stock issued upon conversion, redemption or repurchase thereof as set forth in this summary. Before acquiring, holding or disposing of the Debentures or the shares of our common stock issued upon conversion, redemption or repurchase thereof, an investor should consult its own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the Debentures that may apply.

U.S. Holders

        For purposes of the following discussion, a “U.S. Holder” is a beneficial owner of a Debenture or a share of our common stock issued upon conversion, redemption or repurchase thereof that is:

o	a citizen or resident of the U.S., including an alien resident who is a lawful permanent resident of the U.S. or meets the "substantial presence" test under Section 7701(b) of the Code;

o	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the law of the United States or any State thereof or the District of Columbia;

o	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

o	a trust, if (i) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust was in existence on August 1, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        Stated Interest on the Debentures. Interest on the Debentures (including payments made pursuant to a guarantee) will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

    Registration.   The failure by GTI and the subsidiary guarantors to fulfill their obligation concerning the registration of the Debentures and the shares of common stock issuable upon conversion, redemption or repurchase thereof will cause liquidated damages to accrue on the Debentures and the shares of common stock issued upon conversion, redemption or repurchase thereof in the manner described therein.

        According to the applicable Treasury Regulations, the possibility of a change in the interest rate on the Debentures will not affect the amount or timing of interest income recognized by a holder of a Debenture if the possibility of the change, as of the date the Debentures are issued, is remote. GTI and the subsidiary guarantors intend to take the position that the possibility of payment of liquidated damages is remote, and GTI and the subsidiary guarantors do not intend to treat that possibility as affecting the yield to maturity of the Debentures or as resulting in the Debentures being treated, for U.S. federal income tax purposes, as being issued with original issue discount. Accordingly, any liquidated damages to a U.S. Holder should be includible in gross income as interest income by the U.S. Holder at the time the payment is made or accrues in accordance with the U.S. Holder’s regular method of tax accounting.

        Our determination that the possibility of the payment of liquidated damages is remote is binding on the U.S. Holder, unless the U.S. Holder explicitly discloses to the IRS on its tax return for the year during which the U.S. Holder acquires a Debenture that it is taking a different position. The IRS, however, may take a contrary position from that described above which, if sustained, could affect the timing and character of the U.S. Holder’s income with respect to the payment of liquidated damages.

        Sale, Exchange, Redemption or Retirement of the Debentures. Upon a sale, exchange, redemption, repayment or other taxable disposition, a U.S. Holder may recognize capital gain or loss. The amount of capital gain or loss, if any, will be equal to the difference between the amount realized on the taxable disposition (excluding any amount attributable to accrued but unpaid interest, which will be treated as a payment of interest and will be taxable as ordinary income if the U.S. Holder had not previously included the accrued interest in income, but including any “make whole” payment) and such U.S. Holder’s adjusted tax basis in the Debenture. A U.S. Holder’s adjusted tax basis in a Debenture will generally be equal to the U.S. Holder’s purchase price for the Debenture. Such capital gain or loss will be long-term capital gain or loss if the holder has held the Debenture for more than one year at the time of disposition. Currently, long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, are generally subject to a maximum regular U.S. federal income tax rate of 15%.

        Conversion of Debentures Into Shares of Our Common Stock. A U.S. Holder’s conversion of a Debenture solely into shares of our common stock will not be a taxable event, except with respect to cash received in lieu of a fractional share of our common stock and to shares of our common stock attributable to accrued but unpaid interest. A U.S. Holder will recognize gain or loss upon the receipt of cash in lieu of a fractional share of our common stock, measured by the difference between the cash received and the U.S. Holder’s tax basis attributable to the fractional share. The fair market value of shares of our common stock received with respect to accrued and unpaid interest will be taxed as a payment of interest (as described above).

        A U.S. Holder’s tax basis in the shares of our common stock received upon a conversion of a Debenture will be the same as the U.S. Holder’s basis in the Debenture at the time of conversion, reduced by any basis allocated to a fractional share of our common stock and increased by the amount attributable to accrued but unpaid interest. The U.S. Holder’s holding period for the shares of our common stock received will include the U.S. Holder’s holding period for the Debenture converted, except that the holding period of any common stock received with respect to accrued and unpaid interest will commence on the day after the date of conversion.

        Repurchase of the Debentures at the Option of the Holder. If a U.S. Holder of a Debenture exercises its right to require us to repurchase a Debenture and we deliver shares of our common stock in full satisfaction of the repurchase price (other than the portion of the repurchase price, if any, attributable to a fractional share or to accrued but unpaid interest, which will be paid in cash), the exchange of the Debenture for shares of our common stock, although not entirely free from doubt, should be treated in the manner described above under “—U.S. Holders—Conversion of Debentures Into Shares of Our Common Stock.”

        If a U.S. Holder receives a combination of cash and shares of our common stock upon the exercise of a conversion right, the U.S. federal income tax consequences to the U.S. Holder are unclear. There are several possible tax treatments, the two most likely of which are:

o	a partial taxable sale of the Debenture resulting in gain or loss to the U.S. Holder and a partial tax-free conversion of the Debenture under which the U.S. Holder would apply the principles described above under both “—U.S. Holders—Sale, Exchange, Redemption or Retirement of the Debentures” and “—U.S. Holders—Conversion of Debentures Into Shares of Our Common Stock,” respectively, based upon a proration of the Debenture between the amount of cash and the fair market value of the shares of our common stock received; or

o	a recapitalization under which the U.S. Holder would recognize gain, but not loss, on the repurchase equal to the lesser of (i) the amount of cash received (other than in respect of a fractional share of our common stock or in respect of accrued but unpaid interest) and (ii) the amount of gain realized (equal to the excess, if any, of the amount of cash the U.S. Holder receives (other than in respect of a fractional share of our common stock or of accrued but unpaid interest) plus the fair market value of shares of our common stock common stock the U.S. Holder receives over that holder’s tax basis in the Debenture).

        Cash received in respect of a fractional share of our common stock should be treated in the same manner as described above under “—U.S. Holders—Conversion of Debentures Into Shares of Our Common Stock,” and cash received in respect of accrued but unpaid interest will be taxed as a payment of interest.

        Any U.S. Holders of Debentures that receive a combination of cash and shares of our common stock should consult their tax advisers as to the U.S. federal income tax consequences to them.

        If a U.S. Holder of a Debenture exercises that holder’s right to require us to repurchase a Debenture and we deliver cash in full satisfaction of the repurchase price, the repurchase will be treated in the same manner as a sale of the Debenture, as described above under “—U.S. Holders— Sale, Exchange, Redemption or Retirement of the Debentures.”

        Constructive Dividends. The conversion price of the Debentures will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. A decrease in the conversion price as a result of our distribution of cash to our common stockholders generally will result in a deemed distribution to U.S. Holders. If we were to make a distribution of property to stockholders (for example, distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for shares of our common stock) and the conversion price underlying the Debentures were decreased pursuant to the anti-dilution provisions of the indenture, such decrease would be deemed a distribution to U.S. Holders. In addition, other decreases in the conversion price of the Debentures may, depending on the circumstances, be deemed distributions to U.S. Holders. Any such deemed distribution will generally be taxed in the same manner as an actual dividend distribution. In certain circumstances, the reverse may be true—that is, the failure to make an adjustment of the conversion price under the indenture may result in a taxable distribution to our common stockholders.

        Taxation of Distributions on Shares of Our Common Stock. Distributions paid on our common stock, other than certain pro rata distributions of shares of our common stock, will be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by a U.S. Holder and taxable as ordinary income when received. Dividends paid to a U.S. Holder that is a corporation may qualify for the dividend received deduction. Under recently enacted legislation, dividends received by a non-corporate U.S. Holder may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. U.S. Holders should consult their own tax advisers regarding the implications of this new legislation in their particular circumstances. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of a U.S. Holder’s investment, up to and in reduction of the U.S. Holder’s tax basis in shares of our common stock issued upon conversion, redemption or repurchase thereof. Any remaining excess will be treated as capital gain.

        Sale or Other Disposition of Shares of Our Common Stock. Generally, gain or loss realized by a U.S. Holder on the sale or other taxable disposition of shares of our common stock will be recognized as capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. Holder held the shares of our common stock for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the shares of our common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, are generally subject to a maximum regular U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations.

        Backup Withholding and Information Reporting. A U.S. Holder of a Debenture or our common stock may be subject, under certain circumstances, to information reporting and backup withholding at the then-applicable rate (currently 28%) with respect to payments of interest and dividends on, and gross proceeds from a sale, exchange, redemption or other taxable disposition of, a Debenture or share of our common stock. These backup withholding rules apply if the U.S. Holder, among other things: (i) fails to furnish a Social Security number or other taxpayer identification number (“TIN”) certified under penalties of perjury; (ii) furnishes an incorrect TIN; (iii) fails to properly report interest; or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. A U.S. Holder of a Debenture or share of our common stock that does not provide that holder’s TIN may also be subject to penalties imposed by the IRS.

        Backup withholding is not an additional tax. Any amount paid as backup withholding may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided the requisite information is timely provided to the IRS. Certain persons are exempt from backup withholding, including corporations and tax-exempt entities, provided their exemption from backup withholding is properly established. U.S. Holders of Debentures and our common stock should consult their own tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

        We will report to the IRS and to certain holders of the Debentures and shares of our common stock the amount of any payments of interest on the Debentures, dividends on shares of our common stock and liquidated damages made by us, as well as any amounts withheld with respect to the Debentures or shares of our common stock, during the calendar year.

THE PRECEDING SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE DEBENTURES OR SHARES OF OUR COMMON STOCK ISSUED UPON CONVERSION, REDEMPTION OR REPURCHASE THEREOF PROVIDES GENERAL INFORMATION ONLY AND DOES NOT PROVIDE TAX ADVICE. ACCORDINGLY, EACH INVESTOR IS URGED TO CONSULT THAT INVESTOR’S OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF DEBENTURES AND, WHERE APPLICABLE, SHARES OF OUR COMMON STOCK ISSUED UPON CONVERSION, REDEMPTION OR REPURCHASE THEREOF, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE OR LOCAL TAX LAWS AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

        The selling security holders and their subsequent transferees, pledges, donees and successors may from time to time offer and sell the Debentures and shares of our common stock issued upon conversion thereof offered hereby directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders or the purchasers of securities for whom they may act as agent, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        Debentures and shares of our common stock issued upon conversion thereof offered hereby may be sold in one or more transactions at:

o	fixed prices;

o	prevailing market prices at the time of sale;

o	varying prices determined at the time of sale; or

o	negotiated prices.

        These sales may be effected in transactions, which may involve block transactions or crosses, in the following manner:

o	on any national securities exchange, including the NYSE with respect to our common stock, or quotation service on which the Debentures or our common stock may be listed or quoted at the time of sale;

o	in the over-the-counter-market;

o	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

o	through the writing and exercise of options, whether these options are listed on any options exchange or otherwise.

        In connection with sales of Debentures and shares of our common stock issued upon conversion thereof offered hereby, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of Debentures and shares of our common stock issued upon conversion thereof offered hereby in the course of hedging positions they assume. The selling security holders may sell Debentures and shares of our common stock issued upon conversion thereof offered hereby short and deliver Debentures and shares of our common stock issued upon conversion thereof offered hereby to close out short positions, or loan or pledge Debentures and shares of our common stock issued upon conversion thereof offered hereby to broker-dealers that in turn may sell these Debentures and shares of our common stock issued upon conversion thereof offered hereby.

        Our outstanding common stock is listed for trading on the NYSE under the symbol “GTI.” We do not intend to list the Debentures for trading on any national securities exchange or for quotation through any automated quotation system. We cannot assure you that an active trading market will develop or continue for the Debentures.

        In order to comply with the securities laws of some jurisdictions, if applicable, the holders of Debentures and shares of our common stock issued upon conversion thereof offered hereby may offer and sell those Debentures and shares of our common stock issued upon conversion thereof offered hereby in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances, in some jurisdictions the Debentures and shares of our common stock issued upon conversion thereof offered hereby may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.

        The selling security holders, and any underwriters, broker-dealers or agents that participate in the sale of Debentures and shares of our common stock issued upon conversion thereof offered hereby, may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of Debentures and shares of our common stock issued upon conversion thereof offered hereby may be underwriting compensation under the Securities Act. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

        If required, at the time of a particular offering of Debentures and shares of our common stock issued upon conversion thereof offered hereby by a selling security holder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers.

         The registration rights agreement pursuant to which we have filed with the SEC the registration statement of which this prospectus is a part provides for cross indemnification of the selling security holders and us and their and our respective directors, officers and controlling persons against specified liabilities in connection with the offer and sale of Debentures and shares of our common stock issued upon conversion thereof offered hereby, including liabilities under the Securities Act. In the event the selling security holders sell Debentures and shares of our common stock issued upon conversion thereof offered hereby through any underwriter, the registration rights agreement provides for indemnification by us of those underwriters and their respective directors, officers and controlling persons against specified liabilities in connection with the offer and sale of those Debentures and shares of our common stock issued upon conversion thereof offered hereby. Pursuant to the registration rights agreement, we will bear all fees and expenses incurred in connection with the registration of the Debentures and shares of our common stock issued upon conversion thereof offered hereby, except that selling security holders will pay all broker’s commissions and, in connection with any underwritten offering, underwriting discounts and commissions.

LEGAL MATTERS

        The legality of the Debentures and shares of our common stock issued or issuable upon conversion thereof and certain other legal matters will be passed upon for us by Kelley Drye & Warren LLP, New York, New York, and Stamford, Connecticut.

EXPERTS

        The Consolidated Financial Statements of GTI and its subsidiaries incorporated in this prospectus by reference from GTI’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 142, “Goodwill and other Intangible Assets,” effective January 1, 2002), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

        The following table sets forth the expenses to be incurred in connection with the sale and distribution of the securities being registered hereunder, other than fees, discounts, commissions and expenses to be paid or allowed to underwriters, dealers, brokers, agents or remarketers. All amounts set forth are estimated and subject to change, except for the SEC registration fee and NYSE listing fee. No portion of these expenses will be paid by the selling security holders. The expenses shall be paid by the registrants.

SEC registration fee	$31,857.13
Blue sky fees and expenses	5,000.00
NYSE listing fees	25,650.00
Transfer agent and registrar fees and expenses	10,000.00
Trustee fees and expenses	10,000.00
Legal fees and expenses	100,000.00
Accounting fees and expenses	30,000.00
Printing and engraving costs	30,000.00
Miscellaneous costs	7,492.87

Total	$250,000.00

Item 15.  Indemnification of Directors and Officers

        GTI maintains a director’s and officer’s liability insurance policy which indemnifies directors and officers for certain losses arising from claims by reason of a wrongful act, as defined therein, under certain circumstances. Directors and officers insured under the policy include directors and officers of subsidiaries of GTI.

        In addition, the following information is incorporated by reference: the information included in the description of GTI’s capital stock contained in GTI’s registration statement on Form 8-A dated July 28, 1995, as updated by any amendment or report filed for the purpose of updating such description; the information included in the description of GTI’s preferred stock purchase rights contained in GTI’s registration statement on Form 8-A dated September 10, 1998, as updated by any amendment or report filed for the purpose of updating such description; Articles Tenth and Eleventh of the Amended and Restated Certificate of Incorporation of GTI incorporated by reference as Exhibit 4.1 to the Registration Statement on Form S-3, as amended (File No. 333-63848) filed on June 26, 2001; and Article V of the Amended and Restated By-Laws of GTI incorporated by reference as Exhibit 4.2 to that Registration Statement. Article V of those By-Laws also cover directors and officers of subsidiaries of GTI, including the other registrants. The charters, by-laws and other organizational documents of the other registrants contain comparable provisions. The provisions of the documents included in the information incorporated by reference above refer to or are based upon Sections 145 and 102(b) of the General Corporation Law of the State of Delaware (the “Law”) or comparable provisions of the laws of other states.

        Section 145 of the Law provides as follows:

    (a)        A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

    (b)        A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    (c)        To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

    (d)        Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

    (e)        Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

    (f)        The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

    (g)        A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

    (h)        For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

    (i)        For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

    (j)        The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    (k)        The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

        Section 102(b) (7) of the Law provides as follows:

    “(b)        In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters: … (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under §174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with §141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.”

Item 16.  Exhibits and Financial Statement Schedules

    (a)        The exhibits listed in the following table have been filed as part of this registration statement.

Exhibit Number	Description of Exhibit
4.4.0(1)	Rights Agreement dated as of August 7, 1998 between GTI and The Bank of New York, as Rights Agent (including Form of Rights Certificate).
4.4.1(2)	Amendment No. 1 to such Rights Agreement dated as of November 1, 2000.
4.4.2(3)	Amendment No. 2 to such Rights Agreement dated as of May 21, 2002.
4.5(4)	Form of specimen certificate representing common stock, par value $.01 per share, of GTI.
4.6(5)	Indenture, dated as of January 22, 2004, among GTI, the Subsidiary Guarantors and U.S. Bank National Association, as Trustee.
4.7(5)	Form of Debenture (included in Exhibit 4.6).
4.8(5)	Registration Rights Agreement, dated January 22, 2004, among GTI, the Subsidiary Guarantors and the Initial Purchasers.
5.1*	Opinion of Kelley Drye & Warren LLP regarding the validity of the securities registered hereunder.
12.1*	Statement regarding computation of earnings to fixed charges.
23.1*	Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).
23.3*	Consent of Deloitte & Touche LLP.
24.1*	Powers of attorney (included in the signature pages hereto).
25.1*	Form T-1 Statement of Eligibility and Qualification of U.S. Bank National Association.

* Filed herewith

(1)     Incorporated by reference to GTI’s annual report on Form 10-K for the year ended December 31, 1998 (File No. 1-13888).

(2)     Incorporated by reference to GTI’s annual report on Form 10-K for the year ended December 31, 2001 (File No. 1-13888).

(3)     Incorporated by reference to GTI’s quarterly report on Form 10-Q for the quarter ended June 30, 2002 (File No. 1-13888).

(4)     Incorporated by reference to GTI’s registration statement on Form S-3 (Registration No. 333-108039).

(5)     Incorporated by reference to GTI’s annual report on Form 10-K for the year ended December 31, 2003 (File No. 1-13888).

         (b) Financial Statement Schedules

        All schedules are omitted as the required information is inapplicable or the information is presented in the Consolidated Financial Statements or Notes thereto.

Item 17.  Undertakings

        The undersigned registrants hereby undertake:

    (a)        to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)        to include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)        to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; however, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

    (iii)        to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in clauses (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by GTI pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

    (b)        that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (c)        to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of GTI’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrants hereby undertake that:

    (1)        for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

    (2)        for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on the 20th day of April, 2004.

GRAFTECH INTERNATIONAL LTD. By: /s/ Corrado F. De Gasperis —————————————— Corrado F. De Gasperis Title: Vice President, Chief Financial Officer & Chief Information Officer

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Craig S. Shular, Corrado F. De Gasperis and Karen G. Narwold, and each of them individually, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to this registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to this registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all such certificates, applications, registration statements, notices, reports, instruments, agreements and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in this registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offerings described therein and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, and hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Craig Shular Craig Shular	Chief Executive Officer & President and Director (Principal Executive Officer)	April 20, 2004
/s/ Corrado F. De Gasperis Corrado F. De Gasperis	Vice President, Chief Financial Officer & Chief Information Officer (Principal Accounting Officer)	April 20, 2004

Signatures	Title	Date
/s/ Gilbert E. Playford Gilbert E. Playford	Director	April 20, 2004
/s/ R. Eugene Cartledge R. Eugene Cartledge	Director	April 20, 2004
/s/ Mary B. Cranston Mary B. Cranston	Director	April 20, 2004
/s/ John R. Hall John R. Hall	Director	April 20, 2004
/s/ Harold E. Layman Harold E. Layman	Director	April 20, 2004
/s/ Ferrell P. McClean Ferrell P. McClean	Director	April 20, 2004
/s/ Michael C. Nahl Michael C. Nahl	Director	April 20, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on the 20th day of April, 2004.

GRAFTECH FINANCE INC.
GRAFTECH GLOBAL ENTERPRISES INC.
UCAR CARBON COMPANY INC.
UCAR INTERNATIONAL TRADING INC.

By:  /s/ Corrado F. De Gasperis
       ——————————————
       Corrado F. De Gasperis
       Title:  Vice President, Chief Financial Officer
& Chief Information Officer

UCAR CARBON TECHNOLOGY LLC By: UCAR CARBON COMPANY INC. its Sole Member

By: /s/ Corrado F. De Gasperis —————————————— Corrado F. De Gasperis Title: Vice President, Chief Financial Officer & Chief Information Officer

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Craig S. Shular, Corrado F. De Gasperis and Karen G. Narwold, and each of them individually, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to this registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to this registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all such certificates, applications, registration statements, notices, reports, instruments, agreements and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in this registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offerings described therein and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, and hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Craig Shular Craig Shular	President and Chief Executive Officer (Principal Executive Officer)	April 20, 2004
/s/ Corrado F. De Gasperis Corrado F. De Gasperis*	Vice President, Chief Financial Officer and Chief Information Officer (Principal Accounting Officer)	April 20, 2004
/s/ Erick R. Asmussen Erick R. Asmussen*	Director	April 20, 2004
/s/ Karen G. Narwold Karen G. Narwold*	Director	April 20, 2004

*	Corrado F. De Gasperis, Erick R. Asmussen and Karen G. Narwold constitute all of the directors of each of GrafTech Finance Inc., GrafTech Global Enterprises Inc., UCAR Carbon Company Inc. and UCAR International Trading Inc., and all of the managers of UCAR Carbon Technology LLC.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
5.1	Opinion of Kelley Drye & Warren LLP regarding the validity of the securities registered hereunder.
12.1	Statement regarding computation of earnings to fixed charges.
23.1	Consent of Kelley Drye & Warren (included in Exhibit 5.1).
23.3	Consent of Deloitte & Touche LLP.
24.1	Powers of Attorney (included on signature pages hereto).
25.1	Form T-1 Statement of Eligibility and Qualification of U.S. Bank National Association.